                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO.1

                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                                 THINKPATH INC.
           (Name of small business issuer as specified in its charter)

                                   -----------

          Ontario                            7371                     52-209027
(State or other jurisdiction of   (Primary Standard Industrial     (IRS Employer
incorporation or organization)    Classification Code Number)         I.D. No.)

                                   -----------

                         55 University Avenue, Suite 505
                        Toronto, Ontario, Canada M5J 2H7
                                 (416) 364-8800
              (Address and telephone number of principal executive
                    offices and principal place of business)

                                   -----------

     Jay M. Kaplowitz, Esq.                       Declan A. French, President
     Arthur S. Marcus, Esq.                              THINKPATH INC.
Gersten, Savage & Kaplowitz, LLP                     55 University Avenue
101 East 52nd Street, 9th Floor                Toronto, Ontario, Canada M5J 2H7
   New York, New York 10022                              (416) 364-8800
        (212) 752-9700                                 (416) 364-2424 (fax)
     (212) 980-5192 (fax)

           (Name, address and telephone number of agents for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                                Proposed
                                                Maximum
Title of Each Class                 Amount      Offering      Proposed
of Securities                       Being       Price Per     Maximum              Amount of
Being Registered                    Registered  Security(1)   Offering Price(1)    Registration Fee
---------------------------------------------------------------------------------------------------
Common Stock (2)                    3,072,715     $ .66       $ 2,027,991.90         $  506.00

Common Stock
Underlying Warrants (3)             863,484       $ .5445     $   470,167.03         $  117.54

Common Stock
Underlying Warrants (4)             275,492       $ .66       $   181,824.72         $   45.46

Common Stock
Underlying
Convertible
Preferred Stock (5)                 5,895,676     $ .66       $ 3,891,146.10         $  972.79

Common Stock
Underlying Options (6)              12,500        $3.25       $    40,625.00         $   10.16

Common Stock
Underlying Options (7)              2,500         $3.19       $     7,975.00         $    1.99

Common Stock
Underlying Options (8)              25,000        $ .70       $    17,500.00         $    4.38
Registration
Default

Sub total                           10,147,367                $ 6,637,229.70         $1,653.94

Amount Previously
Paid                                                                                 $1,460.08

Amount Due:                                                                          $  193.86



(1) Pursuant to Rule 457, estimated solely for the purpose of calculating the registration fee.


(2) Based upon the last reported sales price of the registrant's common stock of the same class as quoted on the Nasdaq SmallCap Market on June 12, 2001, $.66.


(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered additional shares of common stock as may be issuable upon the exercise of warrants described herein at an exercise price of $.5445 per share

(4) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such indeterminate number of additional shares of common stock as may be issuable upon the exercise of warrants described herein pursuant to the last reported sales price of the registrant's common stock as quoted on the Nasdaq SmallCap Market on June 4, 2001, $.59. The actual number of shares of the registrant's common stock issuable upon the exercise of the warrants and the exercise price thereof is pursuant to the provisions of the warrants.

(5) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such number of additional shares of common stock as may be issuable upon the conversion of the convertible preferred stock described herein pursuant to the last reported sales price of the registrant's common stock as quoted on the Nasdaq SmallCap Market on June 4, 2001, $.59. The actual number of shares of the registrant's common stock issuable upon the conversion of the convertible preferred stock is pursuant to the provisions of the convertible preferred stock regarding the determination of the applicable conversion price and dividend rate.

(6) Includes 12,500 shares of the registrant's common stock issuable upon the exercise of options at an exercise price of $3.25 per share.

(7) Includes 2,500 shares of the registrant's common stock issuable upon the exercise of options at an exercise price of $3.19 per share.

(8) Includes 25,000 shares of the registrant's common stock issuable upon the exercise of options at an exercise price of $.70 per share.

         Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         Unless otherwise indicated, all reference to "Thinkpath", "us", "our" and "we" refer to Thinkpath Inc. and: (a) its wholly-owned subsidiaries:
Systemsearch Consulting Services Inc., an Ontario corporation, International Career Specialists Ltd., an Ontario corporation, Cad Cam, Inc., an Ohio corporation, Object Arts Inc., an Ontario corporation, Micro Tech Professionals, Inc., a Massachusetts corporation; Njoyn Software Inc., an Ontario corporation; and TidalBeach Inc., an Ontario corporation. On June 6, 2001, we changed our name from Thinkpath.com Inc. to Thinkpath Inc.

                             PRELIMINARY PROSPECTUS


                    Subject to Completion, Dated June 14, 2001


                                 THINKPATH INC.


                        10,147,367 Shares of Common Stock


         This is an offering of an aggregate of 10,147,367 shares of common stock of Thinkpath Inc., 3,072,715 of which may immediately be sold, 5,895,676 of which may be sold upon the conversion of our Series C 7% Convertible Preferred Stock, 1,138,976 of which may be sold upon the exercise of warrants and 40,000 of which may be sold upon the exercise of options. All of the shares are being offered by the selling security holders named in this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling security holders or upon the conversion of the preferred stock, although we would receive approximately $699,907 if all of the warrants and options, the underlying shares of which are being registered in this offering, are exercised. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "THTH". On June 12, 2001, the last reported sales price of our common stock, as quoted on the Nasdaq SmallCap Market, was $.66.


         Please see "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                  The date of this Prospectus is June ___, 2001

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE SECURITIES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF ANY PROVINCE OR TERRITORY OF CANADA.

                       ENFORCEABILITY OF CIVIL LIABILITIES

         Thinkpath Inc.'s headquarters are located in, and a majority of its officers, directors and auditors are residents of, Canada and a substantial portion of Thinkpath Inc.'s assets are, or may be, located outside the United States. Accordingly, it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors, or to enforce against them judgments obtained in the United States courts predicated upon the civil liability provision of the Securities Act of 1933, as amended, or state securities laws. Thinkpath Inc. has been advised by its Canadian legal counsel that there is doubt as to the enforceability in Canada against Thinkpath Inc. or against any of its directors, controlling persons, officers or the experts named herein, who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws. Service of process may be effected, however, upon Thinkpath Inc.'s duly appointed agent for service of process, Gersten, Savage & Kaplowitz, LLP, New York, New York. If investors have questions with regard to these issues, they should seek the advice of their individual counsel. Thinkpath Inc. has also been informed by its Canadian legal counsel that, pursuant to the Currency Act (Canada), a judgment by a court in any Province of Canada may only be awarded in Canadian currency. Pursuant to the provision of the Courts of Justice Act (Ontario), however, a court in the Province of Ontario shall give effect to the manner of conversion to Canadian currency of an amount in a foreign currency, where such manner of conversion is provided for in an obligation enforceable in Ontario.

                               EXCHANGE RATE DATA

         Thinkpath Inc. maintains its books of account in Canadian dollars, but has provided the financial data in this prospectus in United States dollars and on the basis of generally accepted accounting principles as applied in the United States, and its audit has been conducted in accordance with generally accepted auditing standards in the United States. All references to dollar amounts in this prospectus, unless otherwise indicated, are to United States dollars.

         The following table sets forth, for the periods indicated, certain exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars. Such rates are the number of United States dollars per one Canadian dollar and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. The average exchange rate is based on the average of the exchange rates on the last day of each month during such periods. On May 31, 2001, the exchange rate was CDN$1.00 per US$0.64730.

                                                                Three Months Ended
                                   Year Ended December 31,            March 31,
                               ------------------------------   ------------------
                                1998        1999        2000          2001
                               -------    -------     -------       --------
Rate at end of period          $0.6533    $0.6928     $0.6729       $0.63460
Average rate during period      0.6747     0.6731     $0.6794       $0.65514
High                            0.7121     0.6917     $0.6619       $0.67100
Low                             0.6307     0.6463     $0.6967       $0.63290


                                TABLE OF CONTENTS



                                                                                                   Page
Prospectus Summary................................................................................   1

The Offering .....................................................................................   4

Summary Combined Financial Information ...........................................................   5

Risk Factors......................................................................................   6

Special Note Regarding Forward-Looking Statements ................................................  11

Use of Proceeds ..................................................................................  12

Certain Market Information .......................................................................  12

Dividend Policy ..................................................................................  12

Selected Financial Data ..........................................................................  13

Management's Discussion and Analysis of Financial Condition and Results of Operations ............  14

Business .........................................................................................  24

Board of Directors and Executive Officers ........................................................  32

Certain Relationships and Related Party Transactions .............................................  42

Principal Shareholders ...........................................................................  44

Description of Securities ........................................................................  46

Certain United States and Canadian Federal Income Tax Considerations .............................  48

Investment Canada Act ............................................................................  50

Shares Eligible For Future Sale ..................................................................  51

Selling Security Holders .........................................................................  52

Plan of Distribution .............................................................................  54

Legal Matters ....................................................................................  55

Experts ..........................................................................................  55

Where You Can Find Additional Information ........................................................  55

Financial Statements ............................................................................. F-1


         You should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes thereto. We have included a brief overview of the most significant aspects of the offering itself in the Prospectus Summary. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus may only be accurate on the date of this prospectus.

                               PROSPECTUS SUMMARY

         The following summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and our consolidated financial statements and the notes accompanying the consolidated financial statements appearing elsewhere in this prospectus.

Our Business

         We are a global provider of information technology and engineering project outsourcing, recruitment and staffing, technical training and consulting and ASP-based skills management technology. Our customers include financial services companies, software and other technology companies, Canadian and American governmental entities and large multinational companies, including Bank of Montreal, Bell Canada, Goldman Sachs, Chapters, Lucent Technologies, Cummins Engine, General Electric, General Motors, CIBC, Xerox Corporation, American Express and Universal Industrial Corp. (ESI).

Outsourcing

         Many companies do not have the staff necessary to complete a large project in-house and, due to time, cost and/or infrastructure restraints, are not interested in hiring new employees or training existing employees for such projects. In response to this trend, we offer specialized project outsourcing and management services in the areas of technical documentation, Web development, design engineering, and Computer Aided Design (CAD) services. Management anticipates that outsourcing will account for more than 60% of our total revenues by 2002.

Recruitment

         We offer full-service recruitment services, including permanent placement, contract placement, and executive search in the IT and engineering fields. We have particular expertise in recruiting for Web-based and e-commerce applications, Customer Relationship Management (CRM) technologies, technical documentation and technical training. We can and do find candidates from the entire spectrum of responsibility levels -- from newly graduated junior technicians to senior technical executives.

         Our careful evaluation process tests candidates on their technical proficiency, soft skills, fit with company culture, and attitude towards finding a new position. We guarantee that all potential hires are interviewed and reference checked and that no resume is ever forwarded to a client without the candidate's prior permission and knowledge.

Training

         Out training division offers an array of technical training and certification options, including classroom training with an instructor, one-on-one mentoring in the workplace, and Internet-based learning modules. We are a Microsoft Certified Technical Education Center and also offer a variety of Web certification programs including Java, Linux, and Microsoft end-user training.


     Instructor-Led Classroom Training

         In state-of-the-art facilities, we schedule over 80 public enrollment courses. We use vendor-certified curricula and vendor-certified trainers to ensure the highest quality learning experience.

     Private Group Classes

         For groups of IT professionals that require training on a particular topic, we can customize a course to fit a specific IT environment and hold the course at a site of the client's choosing. We have successfully completed private training in the United States, Canada, Hong Kong, the Philippines, the United Kingdom and other international locations for high-profile clients such as Goldman Sachs.

     Mentoring

         Our highly skilled instructors provide on-site, on-the-job technical advice and tutoring. Management believes that this "mentoring" program is an effective way to add expert skills on a short-term basis to enhance the performance of IT personnel and to implement computer technologies.

Technology

         Njoyn

         Based on our corporate experience in the recruitment industry, we have developed an Internet-based recruiting solution called Njoyn. Njoyn is a complete application that manages and streamlines every aspect of the hiring process yet is delivered over the Web on a subscription basis.

         Through a simple and easily accessible interface, companies utilizing Njoyn can broadcast job openings, sort and rank incoming candidates, manage agency relationships, communicate in real-time with all stakeholders in the hiring process, schedule and track interviews and generate statistical reports to monitor Return on Investment (ROI). Njoyn is delivered through an ASP (Application Service Provider) model. Development of the application is already completed, and Njoyn is currently being used by several of our clients.

         SecondWave

         SecondWave is Web marketing and site maintenance software that we acquired through our acquisition of TidalBeach. SecondWave allows companies to create, manage and automate their own dynamic, adaptive Web sites. The application is designed to build on-line communities and foster relationships by continuously learning from each visitor's behavior and targeting his or her interests with customized content and communications.

         The software allows people with very little programming knowledge to maintain multiple Web sites, in any language. It assists in automating e-mail mailings, the building and maintenance of news groups, the implementation of real-time messaging, the creation of polls and surveys, and the building of on-line communities.


Recent Events

      On January 26, 2001, we: (i) repriced a warrant to purchase up to 100,000 shares of our common stock, which warrant was issued to a certain investor in our April 2000 private placement offering of Series B 8% Preferred Stock, so that such warrant is exercisable at any time until April 16, 2005 at a new purchase price of $1.00 per share; (b) repriced warrants to purchase an aggregate of up to 230,693 shares of our common stock, which warrants were issued to the placement agent, certain financial advisors, and the placement agent's counsel in our August 2000 private placement offering of units, so that such warrants are exercisable at any time until August 22, 2005 at a new purchase price of $1.00 per share; and (c) issued a warrant to purchase up to 250,000 shares of our common stock exercisable at any time and in any amount until January 26, 2006 at a purchase price of $1.50 per share to KSH Investment Group, Inc. for investment banking services rendered. In February 2001, 150,000 of such warrants were exercised by KSH Investment Group, the placement agent in our August 2000 private placement offering. As partial consideration for the exercise of such warrants, we issued to certain affiliates of the placement agent, warrants to purchase an aggregate of 315,000 shares of our common stock at an exercise price of $1.50 per share. The exercise prices of the revised and newly issued warrants are equal to, or in excess of, the market price of our common stock on the date of such revision or issuance.

         In February 2001, we issued 30,632 shares of our common stock to Gersten, Savage Kaplowitz, LLP, our United States securities counsel, in consideration for legal services rendered.

       On March 14, 2001, we repriced 100,000 options belonging to Roger Walters to $1.00 per share in consideration for debt forgiveness of $75,000 and the restructuring of debt totaling $250,000 on the notes payable to Mr. Walters in connection with the purchase of Cad Cam, Inc. In addition, on March 14, 2001 Mr. Walters resigned as our Executive Vice President of US Operations and from the Board of Directors effective March 30, 2001.

         Pursuant to a share purchase agreement dated April 18, 2001, we issued 1,105 shares of Series C 7% Convertible Preferred Stock (Series C Preferred Stock). Each share of Series C Preferred Stock has a stated value of $1,000 per share. The shares of Series C Preferred Stock are convertible into shares of common stock at the option of the holders the Series C Preferred Stock, at any time after issuance until such shares of Series C Preferred Stock are compulsorily converted or redeemed by us, under certain conditions. We are registering 200% of the shares of common stock issuable upon the conversion of the 1,105 shares of Series C Preferred Stock and the 500 shares of Series C Preferred Stock to be issued upon the filing and effective date of this registration statement. Upon the effective date of this registration statement, we have the option to issue to the holders an aggregate of 500 shares of Series C Preferred Stock in consideration for $500,000, under certain conditions.

         The holders of the shares of Series C Preferred Stock are entitled to receive preferential dividends in cash, on a quarterly basis commencing on June 30, 2001, out of any of the Company's funds legally available at the time of declaration of dividends before any other dividend distribution will be paid or declared and set apart for payment on any shares of the Company's common stock, or other class of stock presently authorized, at the rate of 7% simple interest per annum on the stated value per share plus any accrued but unpaid dividends, when as and if declared. We have the option to pay such dividends in shares of the Company's common stock to be paid (based on an assumed value of $1,000 per share) in full shares only, with a cash payment equal to any fractional shares.

         The number of shares of the Company's common stock into which the Series C Preferred Stock shall be convertible into that number of shares of common stock equal to (i) the sum of (A) the stated value per share and (B) at the holder's election, accrued and unpaid dividends on such share, divided by
(ii) the "Conversion Price". The "Conversion Price" shall be the lesser of (x) 87.5% of the average of the 5 lowest daily volume weighted average prices of our Common stock during the period of 60 consecutive trading days immediately prior the date of the conversion notice; or (y) 90% of the average of the daily volume weighted average prices during the period of the 5 trading days prior to the applicable closing date ($.4798 with respect to the 1,105 shares of Series C Preferred Stock issued and outstanding). The Conversion Price is subject to certain floor and time limitations.

         At any time prior to October 24, 2001, we may, in its sole discretion, redeem in whole or in part, the then issued and outstanding shares of Series C Preferred Stock at a price equal to $1,150 per share, plus all accrued and unpaid dividends, and after October 24, 2001 at a price equal to $1,200 per share, plus all accrued and unpaid dividends.

         On June 6, 2001, we changed our corporate name from Thinkpath.com Inc. to Thinkpath Inc. in order to more accurately reflect our expanded suite of services.

         Our headquarters are located at 55 University Avenue, Suite 505, Toronto, Ontario, Canada M5J 2H7. We were incorporated under the laws of the Province of Ontario, Canada in February 1994. Our telephone number is (416) 364-8800.

                                  THE OFFERING


Common Stock Offered                    10,147,367 shares of common stock. See
                                        "Description of Securities."

Shares of Common Stock Outstanding      14,597,929 (as of June 12, 2001)

Use of Proceeds                         We will not receive any proceeds from the sale of the
                                        shares of common stock by the selling security holders or
                                        upon the conversion of preferred stock, although we
                                        will receive approximately $699,907 if all of the
                                        warrants and options, they underlying shares of which
                                        are being registered in this offering, are exercised. See
                                        "Use of Proceeds."

Common Stock Trading Symbol             Nasdaq SmallCap Market: "THTH"

Risk Factors                            An investment in our common stock involves a high degree
                                        of risk and should be made only after careful consideration of the significant risk factors that may affect us. Such
                                        risks include special risks concerning us and our business.
                                        See "Risk Factors."


                     SUMMARY COMBINED FINANCIAL INFORMATION

         The following selected statement of operations data is for the years ended December 31, 1999 and 2000 and the three months ended March 31, 2001. The selected balance sheet data is for the year ended December 31, 2000 and the three months ended March 31, 2001. The statement of operations and balance sheet data for the years ended December 31, 1999, and 2000 and the three months ended March 31, 2001 is derived from our financial statements and the related notes included elsewhere in this prospectus audited by Schwartz Levitsky Feldman, llp. All information should be read in conjunction with our consolidated financial statements and the notes contained elsewhere in this prospectus.


                                              Year Ended         Three Months Ended
                                             December 31,            March 31,
                                        --------------------       -------------
                                        1999*           2000          2001
                                        ----            ----          ----
                                          (in thousands except per share data)
                                        ----------------------------------------
Statement of Operations Data

Revenue                                 27,032,435     44,325,780     10,645,554

Income before Interest, Amortization
Other & Income Taxes                     1,158,549      2,868,928        970,034

Net income (loss)                         (143,323)   (11,139,214)      (625,680)

Net income (loss) per share                  (0.04)         (2.10)         (0.05)


* Restated



                                                Year Ended        Three Months Ended
                                                December 31,          March 31,
                                               ---------------    ------------------
                                                   2000                 2001
                                                   ----                 ----
                                               (in thousands except per share data)
                                               -----------------------------------
Balance Sheet Data

Working capital deficiency                       (3,100,000)         (2,680,000)

Total Assets                                     25,685,940          25,243,487

Long-term debt                                    5,031,444           4,952,604

Total liabilities                                14,135,146          14,083,649

Total stockholders' equity                       11,550,794          11,159,838

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. In addition to other information contained in this prospectus, you should carefully consider the following risk factors and other information in this prospectus before investing in our common stock.

Our growth will require substantial capital.

         In order to develop our business, we will require significant additional funds for the expansion of our sales force and recruiting staff, the introduction of new products and financing our continuing operations. At December 31, 2000 and March 31, 2001, we had working capital deficiency of approximately $3,100,00 and $2,680,000, respectively, and we estimate that capital requirements for the remainder of 2001 will be approximately $1,500,000, although it is possible that we may require significantly more than that amount. Our failure to generate or raise sufficient funds may require us to delay or abandon some or all of our future expansion plans or expenditures or reduce the scope of some or all of our present operations, which could materially adversely effect our financial condition, results of operations and cash flow. Other than our working capital, our only other source of available funds for our operations is our bank credit line. We cannot assure you that we will have the funds we require for our operations. We cannot predict whether any additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all. In any of these events, we may be unable to implement our current plans. In the event that any future financing should take the form of equity securities, the holders of our common stock will experience additional dilution.

Our failure to identify and engage qualified information technology, engineering and technical training professionals and consultants will adversely affect our business.

         Our business is dependent upon our identifying, hiring and retaining qualified information technology, engineering and technical training professionals and consultants. If we fail to identify a sufficient number of qualified professionals, our business will be materially and adversely affected. We may have difficulty in meeting our staffing requirements for a number of reasons, including the following:

       - information technology, engineering and technical training professionals and consultants are in high demand worldwide, the demand for such professionals is increasing and turnover in the industry is very high compared with other industries;
             in the industry is very high compared with other industries;

       - as we seek to expand we will require greater numbers of these professionals; and

       - the information technology services and training market is characterized by rapid technological change, evolving industry standards, changing client preferences and new product and service introductions, which may increase the difficulty in identifying, hiring and retaining qualified professionals.

         Because of the specialized nature of the placement market for information technology, engineering and technical training professionals and consultants, we are highly dependent upon our ability to identify and place professionals possessing the technical skills and experience required by employers. If we fail to do so, our business will be adversely affected.

Because our information technology, engineering and technical training professionals and consultants may terminate their employment with us at any time, we may not be able to meet our customers' requirements.

         Because our revenue is dependent upon the number of information technology, engineering and technical training professionals and consultants we place on assignment, our success depends on our ability to attract and retain qualified professionals with the technical skills and experience necessary to meet our customers' requirements. If we are not able to provide our customers with the technical personnel they require, our customers will seek to fill their requirements from other companies. There is intense competition for information technology and engineering professional, both from numerous staffing and consulting companies such as us and from companies seeking to meet their own requirements. As a result:

       - We must compete with other companies in seeking to employ information technology, engineering and technical training professionals and consultants, including other staffing and consulting companies who are engaged by the same customer as we are;

       - We often employ the professionals for a specific project on an at will basis, which permits the professional to terminate his or her employment with us on little or no notice; and

       - The professionals have in the past and may in the future accept assignments from other companies upon completion of their assignments with us.

Because of our relatively small size, we may not be able to compete effectively in our industry.

         The information technology, engineering and technical training staffing and consulting industry is highly competitive and fragmented and is characterized by low barriers to entry. We compete for potential customers with other providers of information technology, engineering and technical training services, consulting services, systems integrators, providers of outsourcing services, computer consultants, employment listing services, and temporary personnel agencies. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and human resources, greater name recognition, a larger base of information technology, engineering, and technical training and consulting professionals and customers and a greater ability to respond quickly to changing customer requirements, which may give such competitors a competitive advantage. We expect that competition will increase, which could result in price reductions and reduced margins, which could materially adversely affect our business, prospects, financial condition and results of operations.

Our expansion strategy may not result in success.

         Our expansion plans depend on our ability to enter new regional markets, expand our existing operations and add additional areas of expertise. This expansion is dependent on a number of factors, including our ability to attract, hire, integrate and retain qualified employees, develop, recruit and maintain a base of qualified professionals within each regional market and accurately assess the demand for our services in such markets; and initiate, develop and sustain corporate customer relationships. We cannot assure you that we will be able to add qualified employees or enter new regional markets or that our expansion strategy will be profitable to us. Furthermore, our failure to expand into new markets could hinder our ability to attract multinational and other large corporations which could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be liable for payroll taxes and penalties in Canada because we classify our information technology, engineering and technical training professionals and consultants providing contract services as independent contractors.

         We treat our information technology, engineering, and technical training professionals and consultants providing contract services in Canada as independent contractors rather than employees. Accordingly, we have not withheld payroll source deductions including, Canada Pension Plan, Employment Insurance and Employer's Health Tax and we have not paid the employer's portion of these taxes, and we have not recorded a reserve on our financial statements for such taxes and penalties. If the taxing authorities in Canada determine that they are employees we could be subject to significant taxes and penalties, which could have a material adverse effect upon our financial condition and the results of our operations. In addition, to the extent that we are required to pay these taxes in the future, our gross margin would be reduced to reflect the additional cost of revenue. In the United States, all of our contract service professionals are classified as employees and all relevant employee and employer payroll taxes are withheld.

Our operating results may vary from quarter to quarter, and, as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or decline.

         Our revenue and operating results have fluctuated significantly in the past, and we expect that they will continue to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include, among others:

       -     the demand for our services;

       - our ability to attract and retain information technology, engineering and technical training professionals and consultants and customers;

       - the timing and significance of new services and products introduced by us and our competitors;

       - the level of services provided and prices charged by us and by our competition;

       -     unexpected changes in operating expenses;

       - changes in the mix of services offered, including the relative contribution of e-business solutions services and information technology consulting to our revenue and gross profit; and

       -     general economic factors.

         Since our revenue is derived principally from the services of our professionals, the utilization of our professionals has a direct effect upon our operating results. A substantial portion of our operating expenses is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenues on a quarterly basis, and such expectations may not be met.

         Due to all of these factors and the other risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. Furthermore, if our results of operations fall below the expectations of public market analysts or investors, the market price of our common stock is likely to decline.

Our Web site may not be adequate to meet the growing needs of our business.

         We have developed a Web site for internal communications as well as marketing and recruiting. The satisfactory performance, reliability and availability of our Web site and network infrastructure are and will be critical to our reputation and our ability to attract and retain customers and technical personnel and to maintain adequate customer service levels. Any system interruptions or reduced performance of our Web site could materially adversely affect our ability to attract new customers and technical personnel.

Our Web site may be vulnerable to security breaches and similar threats that could result in our liability for damages and harm to our reputation.

         Despite the implementation of network security measures, our Web site is vulnerable to computer viruses, break-ins and similar disruptive problems caused by Internet users. These occurrences could result in our liability for damages, and our reputation could suffer. The circumvention of our security measures may result in the misappropriation of such proprietary information. Any such security breach could lead to interruptions and delays and the cessation of service to our customers and could result in a decline in revenue and income.

Our software product, Njoyn, may not work as intended, which could harm our business.

         We are substantially dependent on Njoyn software for the day-to-day operation of our business. We cannot assure you that this software will function as intended or that it will provide us with any competitive advantage. We may not be able to successfully market Njoyn. Furthermore, if a market develops, the Njoyn software may be used by our competitors and potential customers, which may have the effect of reducing our revenue.

We may be held liable for the actions of our information technology, engineering and technical training professionals and consultants when on assignment.

         Although our customer agreements disclaim responsibility for the conduct of information technology, engineering and technical training professionals and consultants provided by us, we may be exposed to liability with respect to actions taken by our professionals while on assignment, such as damages caused by errors of our professionals, misuse of customer proprietary information or theft of customer property. Although we maintain insurance coverage, due to the nature of our assignments, we cannot assure you that the insurance coverage will continue to be available on reasonable terms, if at all, or that it will be adequate to cover any liability as a result of our professionals being on assignment.

Because we have limited management, we depend upon our senior management, and their loss or unavailability could put us at a competitive disadvantage.

         Our future success will depend to a significant extent on the efforts of our key management personnel, particularly Declan A. French, our Chairman of the Board and Chief Executive Officer, Laurie Bradley, our President, and Kelly Hankinson, our Chief Financial Officer. The loss or unavailability of any of these key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. In addition, we believe that our future success will depend in large part upon our continued ability to attract and retain highly qualified recruiters, who often serve as the contact person for our customers. There can be no assurance that we will be able to attract and retain the qualified personnel necessary for our business.

Existing management will retain substantial influence over our operations upon the consummation of this offering.


         Upon the consummation of this offering, our directors and executive officers will beneficially own approximately 2,769,683, or 18.7% of our common stock. As a result, they will have substantial influence with respect to the election of our directors and the outcome of all matters on which shareholders are entitled to vote.


Currency fluctuations may adversely affect our operating results.

         Revenue denominated in Canadian dollars accounted for 38% of our revenue for the three months ended March 31, 2001, 35% for the year ended December 31, 2000, and 61% for the year ended December 31, 1999. Accordingly, the relationship of the Canadian dollar to the value of the United States dollar may materially affect our operating results. In the event that the Canadian dollar was materially devalued against the United States dollar, our operating results could be materially, adversely affected.

Your proportionate ownership interest in us may be diluted upon the conversion of the Series C 7% Convertible Preferred Stock and the exercise of the warrants.

         On April 24, 2001 we issued 1,105 shares of Series C 7% Convertible Preferred Stock and warrants to purchase 663,484 shares of our common stock at an exercise price of $.5445 per share in consideration of $1,000,000, which if converted and/or exercised will dilute your proportionate ownership interest in us. As of the date of this prospectus, there are 985 shares of Series C 7% Convertible Preferred Stock and 663,484 warrants outstanding.

         We are registering in this offering, 200% of the shares of common stock issuable upon (i) the conversion of the 1,105 shares of Series C 7% Preferred Stock issued, (ii) the conversion of the 500 shares of Series C 7% Convertible Preferred Stock to be issued, and (iii) the shares of common stock issuable upon the exercise of the warrants. Upon the effective date of this registration statement, we have the option, under certain conditions, to issue an aggregate of 500 shares of Series C 7% Preferred Stock and $150,000 of warrants in consideration for an additional $500,000. In the event we exercise such option, each conversion and/or exercise of such additional shares of Series C 7% Preferred stock and warrants will reduce the per share value of your shares of common stock and reduce your proportionate ownership interest in us.


Approximately 6,703,599 or approximately 45.9% of our total outstanding shares are restricted but may be publicly sold pursuant to Rule 144k of the Securities Act of 1933, as amended. This could cause the market price of our common stock to fluctuate significantly, even if our business is doing well.

         As of June 12, 2001 we have 14,597,929 outstanding shares of common stock, 7,894,330 of which may be resold in the public market immediately, subject to applicable contractual restrictions. Approximately 1,889,354 or approximately 12.9% of our outstanding shares are available for resale in the public market pursuant to Rule 144k of the Securities Act of 1933, as amended. As shares of our common stock are sold pursuant to Rule 144k, the market price of our common stock could fluctuate significantly.


We have not, and do not intend, to pay cash dividends in the foreseeable future.

         We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Pursuant to our agreement with the Business Development Bank and Bank One, we will not pay dividends so long as our loans remain outstanding. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any dividend payments that we may make would be subject to Canadian withholding tax requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and be dependent upon our financial condition, results of operations, capital and legal requirements and such other factors as our Board of Directors deems relevant.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Information in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. These factors include the risks described in "Risk Factors." Forward-looking statements, which involve assumptions and describe our future plans strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimates," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock owned by the selling security holders or upon the conversion of the shares of Series C 7% Convertible Preferred Stock or the registration of shares of common stock, although we would receive approximately $699,907 if all of the warrants and options, the underlying shares of which are being registered in this offering, are exercised. If the warrants and/or options are exercised, we will use the net proceeds for the funding of potential acquisitions, working capital and general corporate purposes. All proceeds from the sales of the shares of common stock owned by the selling security holders will be for their own accounts. See "Selling Security Holders."

                           CERTAIN MARKET INFORMATION


         Our common stock began trading on the Nasdaq SmallCap Market on June 8, 1999, when we completed our initial public offering. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "THTH". As of June 12, 2001, we had 14,597,929 shares of common stock outstanding. The following table sets forth the high and low sale prices for our common stock as reported on the Nasdaq SmallCap Market.



                                              Common Stock
                                              -------------
Fiscal 1999                             High                 Low
-----------                             ----                 ---
Third Quarter                           $5.25              $2.813
Fourth Quarter                         $4.969              $2.938


Fiscal 2000
-----------
First Quarter                          $4.438              $2.275
Second Quarter                         $4.750              $3.188
Third Quarter                          $3.563              $2.125
Fourth Quarter                         $2.625              $0.375



Fiscal 2001
-----------
First Quarter                          $1.688              $0.563
Second Quarter                         $1.016              $0.469
(through June 12, 2001)


         As of June 12, 2001, we had 108 holders of record and approximately 1,063 beneficial shareholders.

         On June 12, 2001, the last sale price of our common stock as reported on the Nasdaq SmallCap Market was $.66.


                                 DIVIDEND POLICY

         We have never paid or declared dividends on our common stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial condition and other relevant factors. We intend to retain future earnings for use in our business.

                             SELECTED FINANCIAL DATA

          The following selected statement of operations data is for the years ended December 31, 1999 and 2000 and for the three months ended March 31, 2001. The selected balance sheet data is for the year ended December 31, 2000. The statement of operations and balance sheet data for the years ended December 31, 1999 and 2000 and the three months ended March 31, 2001 is derived from our financial statements and the related notes included elsewhere in this prospectus audited by Schwartz Levitsky Feldman, llp. All information should be read in conjunction with our consolidated financial statements and the notes contained elsewhere in this prospectus.



                                              Year Ended         Three Months Ended
                                             December 31,            March 31,
                                        --------------------       -------------
                                        1999*           2000          2001
                                        ----            ----          ----
                                          (in thousands except per share data)
                                        ----------------------------------------

Statement of Operations Data

Revenue                                 27,032,435     44,325,780     10,645,554

Income before Interest, Amortization
Other & Income Taxes                     1,158,549      2,868,928        970,034

Net income (loss)                         (143,323)   (11,139,214)      (625,680)

Net income (loss) per share                  (0.04)         (2.10)         (0.05)

* Restated



                                                Year Ended        Three Months Ended
                                                December 31,          March 31,
                                               ---------------    ------------------
                                                   2000                 2001
                                                   ----                 ----
                                               (in thousands except per share data)
                                               -----------------------------------

Balance Sheet Data

Working capital deficiency                       (3,100,000)         (2,680,000)

Total Assets                                     25,685,940          25,243,487

Long-term debt                                    5,031,444           4,952,604

Total liabilities                                14,135,146          14,083,649

Total stockholders' equity                       11,550,794          11,159,838


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the selected historical financial data, financial statements and notes thereto and the other historical financial information of Thinkpath contained elsewhere in this prospectus. The statements contained in this prospectus that are not historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including statements regarding our expectations, intentions, beliefs or strategies regarding the future. Forward-looking statements include our statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statement. It is important to note that our actual results could differ materially from those in such forward-looking statements.

Overview

         We are a global provider of information technology and engineering, project outsourcing, recruitment, technical training and consulting and ASP-based skills management technology. Our customers include financial service companies, software and other technology companies, Canadian and American governmental entities and large multinational companies, including Bank of Montreal, General Electric, Bell Canada, Goldman Sachs, Chapters, Lucent Technologies, Cummins Engine, General Motors, CIBC, Xerox Corporation,
American Express and Universal Industrial Corp.

         The books and records of our Canadian operations are recorded in Canadian dollars. For purposes of financial statement presentation, we convert balance sheet data to United States dollars using the exchange rate in effect at the balance sheet date. Income and expense accounts are translated using an average exchange rate prevailing during the relevant reporting period. There can be no assurance that we would have been able to exchange currency on the rates used in these calculations. We do not engage in exchange rate hedging transactions. A material change in exchange rates between United States and Canadian dollars could have a material effect on our reported results.

The Three Months Ended March 31, 2001


         For the three months ended March 31, 2001, we derived 64% of our revenue in the United States compared to 62% in the three months ended March 31, 2000.


         For the three months ended March 31, 2001, our primary source of revenue was outsourcing and managed services, representing 55% of total revenue compared to 47% for the three months ended March 31, 2000. Outsourcing and managed services include the complete planning, staffing, development, implementation and testing of a project. Outsourcing can also involve enterprise-level planning and project anticipation. Our specialized outsourcing services include: IT documentation, engineering documentation, Web development and engineering services. Fees are charged on a time-and-materials or fixed-price basis. If we charge a fixed-price for a project, we will be required to estimate the total costs involved in the project and formulate a bid that contains an adequate profit margin. If we are unable to accurately predict the costs of such a project, or the costs of the project change due to unanticipated circumstances, many of which may be beyond our control, we may earn lower profit margins or suffer a loss on a given project. Clients we provide outsourcing to include General Electric, FedEx, Boeing, Caterpillar, Cummins Engines and Intel.

         For the three months ended March 31, 2001, 33% of our revenue came from recruitment services compared to 40% for the three months ended March 31, 2000. We perform permanent, contract and executive searches for IT and engineering professionals. Most searches are performed on a contingency basis with fees due upon candidate acceptance of permanent employment or on a time-and-materials basis for contracts. Retained searches are also offered, and are paid by a non-refundable portion of one fee prior to performing any services, with the balance due upon candidates' acceptance. Selected recruitment clients include DMR, Bank of Montreal, Goldman Sachs, and Sprint Canada. In the case of contract services, we provide our customers with independent contractors or "contract workers" who usually work under the supervision of the client's management. Generally, we enter into a time-and-materials contract with our customer whereby the client pays us an agreed upon hourly rate for the contract worker. We pay the contract worker pursuant to a separate consulting agreement. The contract worker generally receives between 75% and 80% of the amount paid to us by the customer; however, such payment is usually not based on any formula and may vary for different engagements. We seek to gain "preferred supplier status" with our larger clients to secure a larger percentage of those clients' businesses. While such status is likely to result in increased revenue and gross profit, it is likely to reduce gross margin percentage because we are likely to accept a lower hourly rate from our customers and there can be no assurance that we will be able to reduce the hourly rate paid to our consultants. In the case of permanent placement services, we identify and provide candidates to fill permanent positions for our clients.

         For the three months ended March 31, 2001, technical training represented approximately 10% of our revenue compared to 13% for the three months ended March 31, 2000. We offer advanced training and certification in Microsoft, Java and Linux technologies, as well as Microsoft applications such as Outlook and Access. Training services include training requirement analysis, skill assessment, instructor-led classroom training for small groups (10 - 16 students), mentoring, e-learning, and self-paced learning materials. We offer both public and private classes. Selected training clients include Microsoft, Chase Manhattan Bank, Goldman Sachs, City of New York and Consumers Gas. Revenue is recognized on delivery of services.

         For the three months ended March 31, 2001, technology sales represented 2% of total revenue compared to 0% for the three months ended March 31, 2000. We have developed proprietary software applications in two areas: recruitment management and Web development. Njoyn is our hiring management application. Njoyn Software Inc. is a wholly-owned, independently-operated Thinkpath subsidiary. Njoyn is a Web-based application that automates and manages the entire hiring process. SecondWave is our Web development software. SecondWave allows companies to create, manage and automate their own dynamic, adaptive Web sites. The software learns from each visitor's behavior and targets his or her needs and interests with customized content and communications. Selected technology clients include Microsoft, CIBC, Investors Group, and Digital Cement. Revenue from technology is recognized in two methods: on deliverable milestones and on an ASP per month per user basis.

         Gross profit is calculated by subtracting all direct costs from net revenue. The direct costs of outsourcing include wages, benefits, software training and project expenses. The average gross profit for outsourcing is 34%. The direct costs of contract recruitment include contractor fees and benefits, resulting in an average gross profit of 30%. We do not attribute any direct costs to permanent placement services, therefore the gross profit on such services is 100% of revenue. The direct costs of training include trainer salaries, benefits and travel as well as courseware. The average gross profit on training is 40%. The direct costs of our technology services are minimal and include hosting fees and software expenses. The average gross profit on technology is 90%.

The Year Ended December 31, 2000

         For the year ended December 31, 2000, we derived 65% of our revenue in the United States as compared to 39% in the year ended December 31, 1999, when nearly all of our revenue was derived in Canada.

         For fiscal 2000, our primary source of revenue was outsourcing and managed services, representing 50% of total revenue. Outsourcing and managed services include the complete planning, staffing, development, implementation and testing of a project. Outsourcing can also involve enterprise-level planning and project anticipation. Our specialized outsourcing services include: IT documentation, engineering documentation, Web development and engineering services. Fees are charged on a time-and-materials or fixed-price basis. If we charge a fixed-price for a project, we will be required to estimate the total costs involved in the project and formulate a bid that contains an adequate profit margin. If we are unable to accurately predict the costs of such a project, or the costs of the project change due to unanticipated circumstances, many of which may be beyond our control, and therefore, we may earn lower profit margins or suffer a loss on a given project. Clients we provide outsourcing to include General Electric, FedEx, Boeing, Caterpillar, Cummins Engines and Intel.

         For fiscal 2000, 30% of our revenue came from recruitment services. We perform permanent, contract and executive searches for IT and engineering professionals. Most searches are performed on a contingency basis with fees due upon a candidate's acceptance of permanent employment or on a time-and-materials basis for contracts. Retained searches are also offered, and are paid by a non-refundable portion of one fee prior to performing any services, with the balance due upon a candidate's acceptance selected recruitment clients include DMR, Bank of Montreal, Goldman Sachs, and Sprint Canada. In the case of contract services, we provide our customers with independent contractors or "contract workers" who usually work under the supervision of the client's management. Generally, we enter into a time-and-materials contract with our customer whereby the client pays us an agreed upon hourly rate for the contract worker. We pay the contract worker pursuant to a separate consulting agreement. The contract worker generally receives between 75% and 80% of the amount paid to us by the customer; however, such payment is usually not based on any formula and may vary for different engagements. We seek to gain "preferred supplier status" with our larger clients to secure a larger percentage of those clients' businesses. While such status is likely to result in increased revenue and gross profit, it is likely to reduce gross margin percentage because we are likely to accept a lower hourly rate from our customers and there can be no assurance that we will be able to reduce the hourly rate paid to our consultants. In the case of permanent placement services, we identify and provide candidates to fill permanent positions for our clients.

         For fiscal 2000, technical training represented approximately 17% of our revenue. We offer advanced training and certification in Microsoft, Java and Linux technologies, as well as Microsoft applications such as Outlook and Access. Training services include training requirements analysis, skills assessment, instructor-led classroom training for small groups (10 - 16 students), mentoring, e-learning, and self-paced learning materials. We offer both public and private classes. Selected training clients include Microsoft, Chase Manhattan Bank, Goldman Sachs, City of New York and Consumers Gas. Revenue is recognized on delivery of services.

         For fiscal 2000, technology sales represented 3% of total revenue. We have developed proprietary software applications in two areas: recruitment management and Web development. Njoyn is our hiring management application. Njoyn Software Inc. is a wholly-owned, independently-operated Thinkpath subsidiary. Njoyn is a Web-based application that automates and manages the entire hiring process. SecondWave is our Web development software. SecondWave allows companies to create, manage and automate their own dynamic, adaptive Web sites. The software learns from each visitor's behavior and targets his or her needs and interests with customized content and communications. Selected technology clients include Microsoft, CIBC, Investors Group, and Digital Cement. Revenue from technology is recognized in two methods: on deliverable milestones and on an ASP per month per user basis.

           Gross profit is calculated by subtracting all direct costs from net revenue. The direct costs of outsourcing include wages, benefits, software training and project expenses. The average gross profit for outsourcing is 33%. The direct costs of contract recruitment include contractor fees and benefits, resulting in an average gross profit of 36%. We do not attribute any direct costs to permanent placement services, therefore the gross profit on such services is 100% of revenue. The direct costs of training include trainer salaries, benefits and travel as well as courseware. The average gross profit on training is 40%. The direct costs of our technology services are minimal and include hosting fees and software expenses. The average gross profit on technology is 80%.

Acquisitions


         In April 1998, we acquired all the issued and outstanding capital stock of Systemsearch Services Inc. and Systems PS Inc. from John R. Wilson for aggregate consideration $98,000 and 174,551 shares of our common stock. Systems PS Inc. is inactive but holds certain assets utilized by Systemsearch Consulting Services Inc. in its operations. The acquisition was effective as of January 2, 1997. Declan A. French, our President and Chairman of the Board, participated in the management of Systemsearch Consulting Services Inc. We shared data and operating information systems with Systemsearch Consulting Services Inc. during the year ended December 31, 1997. Accordingly, our Consolidated Financial Statements incorporate the operations of Systemsearch Consulting Services Inc. since January 1, 1997.

         On May 19, 1998, we completed the acquisition of all the issued and outstanding shares of capital stock of International Career Specialists Ltd. for $326,000 in cash and 130,914 shares of our common stock to John A. Irwin, who was not affiliated with us prior to this acquisition. In connection with the acquisition, International Career Specialists Ltd. made a distribution to Mr. Irwin of certain of its assets that were not necessary for the operation of the business. The transaction was effective as of January 1, 1998. Declan A. French and some of our other officers participated in the management of International Career Specialists Ltd. during the year ended December 31, 1998. Accordingly, our Consolidated Financial Statements incorporate the operation of International Career Specialists Ltd. since January 1, 1998.


         In November 1998, we completed the acquisition of certain assets of Southport Consulting, Inc. from Michael Carrazza, one of our former directors, for an aggregate of $250,000 in cash and shares of our common stock. In February 2001, Mr. Carrazza instituted an action against us in the Supreme Court of the State of New York alleging breach of contract and unjust enrichment. Mr. Carrazza is seeking $250,000 in damages specifically claiming that we failed to deliver cash and/or stock under the asset purchase agreement. The action is currently in the discovery phase.


         On September 16, 1999, we completed the acquisition of all the issued and outstanding capital stock of Cad Cam, Inc., an Ohio corporation, for an aggregate of $2,000,000 in cash, $2,500,000 pursuant to a promissory note and $1,500,000 of our common stock to Roger W. Walters, Cad Cam, Inc.'s former president. As part of the transaction, Mr. Walters was elected to serve as one of our directors. The share purchase agreement was executed on January 1, 1999 and the transaction was effective as of September 16, 1999. Mr. Walters was not affiliated with us prior to the acquisition. On March 14, 2001, Mr. Walter resigned from the Board of Directors effective March 30, 2001.

        On January 1, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Object Arts Inc., an Ontario corporation, in consideration of: (i) the issuance of $900,000 of our common stock to Working Ventures Custodian Fund in exchange for the retirement of outstanding subordinated debt; (ii) the issuance to Working Ventures Custodian Fund of an amount of our common stock equal to the legal fees and professional fees incurred and paid by Working Ventures Custodian Fund in connection with our acquisition of Object Arts Inc.; and (iii) the issuance of $1,100,000 of our common stock to the existing shareholders of Object Arts Inc. As part of the transaction, we entered into employment agreements with Marilyn Sinclair and Lars Laakes, former officers of Object Arts, Inc. Such employment agreements were for a terms of three years commencing on January 1, 2000, the effective date of the acquisition, with annual salaries of $82,000 and $75,000 per year, respectively. Neither Ms Sinclair nor Mr. Laakes were affiliated with us prior to the acquisition. On March 9, 2001, Ms. Sinclair resigned as an officer of Thinkpath. On April 9, 2001 Ms. Sinclair resigned from out Board of Directors

        On March 6, 2000, we completed the acquisition of E-Wink, Inc., a Delaware corporation, in consideration of: (i) 300,000 shares of our common stock; and (ii) warrants to purchase an aggregate of 500,000 shares of our common stock at a price of $3.25 per share for a period of five years. The E-Wink division, which was developing a Web site to match providers of venture capital, bridge loans and private placement with members of the brokerage community, was discontinued in January 2001 due to market turmoil and the resulting difficulty in raising funds for Internet ventures. The investment of approximately $1,350,000 was written off at December 31, 2001.

         On April 25, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Micro Tech Professionals, Inc., a Massachusetts corporation, in consideration for up to an aggregate of $4,500,000 in a combination of cash, notes payable and shares of our common stock, subject to the achievement of specific performance criteria. On April 25, 2000, we paid to Denise Dunne-Fushi, the sole shareholder of Micro Tech Professionals, Inc., $2,500,000, which was paid in accordance with the following schedule: (i) $1,250,000 in cash; (ii) the issuance of a $750,000 principal amount unsecured promissory note; and (iii) the issuance of 133,333 shares of our common stock. As part of the transaction, we entered into an employment agreement with Mrs.

Dunne-Fushi, the former President of Micro Tech Professionals, Inc. Such employment agreement was for a term of one year commencing on April 25, 2000, the effective date of the acquisition, with an annual salary of $125,000 and a bonus of $25,000. Mrs. Dunne-Fushi was not affiliated with us prior to the acquisition. Thinkpath and Mrs. Dunne-Fushi are currently in the process of negotiating the terms of the renewal of her employment agreement. Mrs. Dunne-Fushi continues to serve as our Vice President and as the President of Micro Tech Professionals, Inc. on a month-to-moth basis under the same terms described above.

         On October 31, 2000, we consummated a business combination with TidalBeach Inc., a Web development company incorporated in the Province of Ontario. In consideration for the business combination, we issued 250,000 shares of our common stock to its two shareholders. As part of the transaction, we entered into an employment agreement with Michael Reid, the former President of TidalBeach Inc. Such employment agreement is for a term of 2 years commencing on November 1, 2000 with an annual salary of $123,000.

         The acquisitions of Systemsearch Consulting Services Inc., International Career Specialists, Cad Cam, Inc., and Micro Tech Professionals, Inc. were accounted for using the purchase method of accounting, which requires that the purchase price be allocated to the assets of the acquired entity based on fair market value. In connection with the acquisitions of Systemsearch Consulting Services Inc., International Career Specialists Ltd. and all of the issued and outstanding stock of Cad Cam, Inc., and Micro Tech Professionals, Inc., we recorded $449,000, $851,000, $5,520,000, and $2,850,000 respectively, in goodwill, which is being amortized over 30 years in accordance with generally accepted accounting principles as applied in the United States.

         The combinations of Object Arts Inc. and TidalBeach Inc. were accounted for using the pooling of interests method of accounting. In connection with the combination of Object Arts Inc., we issued 527,260 shares of our common stock for all of the outstanding common stock of the combined company. In connection with the combination of TidalBeach Inc., we issued 250,000 shares of our common stock for all of the outstanding common stock of the combined company. Accordingly, the consolidated financial statements for the period ending December 31, 1999 have been retroactively restated to reflect the combinations.


Results of Operations

The Three Months Ended March 31, 2001 Compared to the Three Months Ended March 31, 2000

         The following table presents certain of our financial data as a percentage of our revenue based on information derived from our revised financial statements:


                                        Three Months Ended March 31,

                                           2001        2000
                                           ----        ----
Sales..............................        100%        100%
Cost of Sales   ...................         64%         68%
Gross profit.......................         36%         32%
Operating expense..................         27%         25%
Operating income before interest,
amortization & other expenses......          9%          7%
Net income (loss)..................         -6%          1%


         Revenue. Revenue for the three months ended March 31, 2001 increased by $490,000 or 5%, to $10,645,000, as compared to $10,155,000 for the three months ended March 31, 2000. The increase is primarily attributable to the acquisition of Micro Tech Professionals, Inc. effective April 1, 2000, which had sales of $1,300,000 for the three months ended March 31, 2001.

         Cost of Sales. The cost of sales for the three months ended March 31, 2001 decreased by $14,000, or 1%, to $6,855,000, as compared to $6,870,000 for the three months ended March 31, 2000. This decrease was due to the increased volume of outsourcing with higher margins. As a percentage of revenue, the cost of sales was 64% compared to 68% for the three months ended March 31, 2000.

         Gross Profit. Gross profit for the three months ended March 31, 2001 increased by $505,000, or 15%, to $3,790,000, as compared to $3,285,000 for the three months ended March 31, 2000. This increase was attributable to the aforementioned increase in revenue during the three months ended March 31, 2001. As a percentage of revenue, gross profit increased to 36% from 32% for the three months ended March 31, 2000.

         Operating Income Before Interest, Amortization and Other Expenses. Operating income before interest, amortization and other expenses for the three months ended March 31, 2001 increased by $260,000, or 36%, to $970,000, as compared to $710,000 for the three months ended March 31, 2000. This increase was attributable to the aforementioned increase in gross profit. As a percentage of revenue, operating income before interest, amortization and other expenses increased from 7% for the three months ended March 31, 2000 to 9% for the three months ended March 31, 2001.

         Income after Interest, Amortization and Before Other Expenses. Income after interest, amortization, but before other expenses increased $130,000 or 130% to $230,000 for the three months ended March 31, 2001 from $100,000 for the three months ended March 31, 2000. After other expenses mentioned below, we sustained a loss of $625,000 compared to a profit of $100,000 for the three months ended March 31, 2000. As a percentage of revenue, income after interest and amortization, but before other expenses, increased from 1% for the three months ended March 31, 2000 to 2% for the three months ended March 31, 2001.

         Net Income (Loss) Before Income Tax. Net income before income tax for the three months ended March 31, 2001 decreased by $720,000, to a net loss of $620,000 as compared to net income before income tax of $100,000 for the three months ended March 31, 2000. The net loss was due to costs of approximately $850,000 which include restructuring costs resulting from the closure of branch offices, and non-cash expenses associated with financing activities such as the repricing of warrants and options. As a percentage of revenue, net income before income tax recovery decreased from 1% for the three months ended March 31, 2000 to -6% for the three months ended March 31, 2001. For the three months ended March 31, 2001, amortization expense increased 30% to $560,000 from $430,000 for the three months ended March 31, 2000. This increase is primarily attributable to the increase in capital assets, the increase in the acquisition of other assets, and the increase of goodwill. For the three months ended March 31, 2001, interest expense decreased by 0.1% from $182,000 to $180,000.

         Accounts Receivable. We had accounts receivable of $7,900,000 as at March 31, 2001 as compared to $7,860,000 as at December 31, 2000.

The Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

         The following table presents certain of our financial data as a percentage of our revenue based on information derived from our revised financial statements for the years ended December 31, 1999 and 2000.


                                        Year ended December 31,

                                           2000        1999*
                                           ----        ----
Sales..............................        100%        100%
Cost of Sales   ...................         60%         60%
Gross profit.......................         40%         40%
Operating expenses.......                   35%         36%
Operating income before interest,
amortization & other expenses......          6%          4%
Net income.........................        -19%          0%

* Restated


         Revenue. Revenue for the year ended December 31, 2000 increased by $17,300,000 or 64%, to $44,300,000, as compared to $27,000,000 for the year ended December 31, 1999. The increase is primarily attributable to the acquisition of Cad Cam Inc., effective September 16, 1999, which had sales of $18,800,000, Object Arts Inc., effective January 1, 2000, which had sales of $6,500,000 and Micro Tech Professionals Inc., which had sales of $6,200,000.

      Cost of Sales. The costs of sales for the year ended December 31, 2000 increased by $9,900,000, or 61%, to $26,200,000, as compared to $16,300,000 for the year ended December 31, 1999. This increase was due to the increased volume of outsourcing. As a percentage of revenue, the cost of sales was 60% which was consistent with the year ended December 31, 1999.

      Gross Profit. Gross profit for the year ended December 31, 2000 increased by $7,400,000, or 69%, to $18,100,000, as compared to $10,700,000 for the year ended December 31, 1999. This increase was attributable to the aforementioned increase in revenue during the year ended December 31, 2000. As a percentage of revenue, gross profit remained consistent with the year ended December 31, 1999, at 40%.

      Operating Income Before Interest, Amortization and Other. Operating income before interest, amortization and other expenses for the year ended December 31, 2000 increased by $1,700,000, or 147%, to $2,900,000, as compared to $1,200,000 for the year ended December 31, 1999. This increase was primarily attributable to the increase in administrative expenses at the corporate level to support the increasing number of locations and volume of transactions. As a percentage of revenue, operating income before interest, amortization and other expenses increased from 4% for the year ended December 31, 1999 to 6% for the year ended December 31, 2000.

       Income After Interest, Amortization and Before Other. Income after interest, amortization, but before other expenses increased $250,000 or 302% to $330,000 for the year ended December 31, 2000 from $80,000 for the year ended December 31, 1999. After other expenses mentioned below, we sustained a loss of $9,500,000 as opposed to a profit of $80,000 in 1999. As a percentage of revenue, income after interest and amortization, but before other increased from 0.30% in 1999 to 0.74% in 2000.

       Net Income (Loss) Before Income Tax. Net income before income tax recovery for the year ended December 31, 2000 decreased by $9,600,000, to a net loss of $9,500,000 as compared to net income before income tax of $82,000 for the year ended December 31, 1999. The net loss was due to costs of approximately $9,800,000 which include the write-off of all acquisition costs incurred throughout the year, the investment in E-wink Inc., goodwill written off, restructuring costs resulting from the closure of branch offices, and research and development expenses incurred to finalize the development of the Njoyn software. As a percentage of revenue, net income before income tax recovery decreased from 0% in 1999 to -22% in 2000. In fiscal 2000, amortization expense increased 157% to $1,800,000 from $700,000 in fiscal 1999. This increase is primarily attributable to the increase in capital assets, the increase in the acquisition of other assets, and the increase of goodwill. In fiscal 2000, interest expense increased 166% to $800,000 from $300,000 in fiscal 1999. This increase is a result of our increased bank debt, capital leases and notes payable.

       Accounts Receivable. We had accounts receivable of $7,900,000 for the year ended December 31, 2000 as compared to $6,000,000 for the year ended December 31, 1999. Accounts receivable represented 17% of revenues for the year ended December 31, 2000 as compared to 22% for the year ended December 31, 1999.

Liquidity and Capital Resources

The Three Months Ended March 31, 2001 Compared To The Three Months Ended March 31, 2000

         Our primary sources of cash are a credit facility of $7,000,000 with Bank One and proceeds from the sale of equity securities.

         At March 31, 2001, we had negative cash or cash equivalents and a working capital deficiency of $2,680,000. At March 31, 2001, we had a cash flow deficiency from operations of $136,000. At March 31, 2000, we had cash and cash equivalents of $112,000 and a working capital deficiency of $3,100,000. At March 31, 2000, we had a cash flow deficiency from operations of $800,000, due primarily to expenditures on research and development of our technology.

         At March 31, 2001, we had cash flow from financing activities of $686,000, attributable primarily to an increase of bank indebtedness of $350,000 and proceeds from the issuance of common stock of $400,000. At March 31, 2000, we had cash flow from financing activities of $130,000, attributable primarily to an increase in bank indebtedness.

         On January 26, 2001, we: (a) repriced a warrant to purchase up to 100,000 shares of our common stock, which warrant was issued to a certain investor in our April 2000 private placement offering of Series B 8% Cumulative Preferred Stock, so that such warrant is exercisable at any time until April 16, 2005 at a new purchase price of $1.00 per share; (b) repriced warrants to purchase an aggregate of up to 230,693 shares of our common stock, which warrants were issued to the placement agent, certain financial advisors, and the placement agent's counsel in our August 2000 private placement offering of units, so that such warrants are exercisable at any time until August 22, 2005 at a new purchase price of $1.00 per share; and (c) issued a warrant to purchase up to 250,000 shares of our common stock exercisable at any time and in any amount until January 26, 2006 at a purchase price of $1.50 per share to KSH Investment Group, Inc. for investment banking services rendered. In February 2001, 150,000 of such warrants were exercised by KSH Investment Group, Inc., the placement agent in our August 2000 private placement offering. As partial consideration for the exercise of such warrants, we issued to certain affiliates of the placement agent, warrants to purchase an aggregate of 315,000 shares of our common stock at an exercise price of $1.50 per share. The exercise prices of the revised and newly issued warrants are equal to, or in excess of, the market price of our common stock on the date of such revision or issuance.

         On March 14, 2001, we repriced 100,000 options belonging to Roger W. Walters, to $1.00 per share in consideration of debt forgiveness of $75,000 and the restructuring of debt totaling $250,000 on the notes payable to Mr. Walters in connection with our purchase of Cad Cam, Inc. On March 14, 2001 Mr. Walters resigned as our Executive Vice President of U.S. Operations and as a director effective March 30, 2001.

         At March 31, 2001, we had a cash flow deficit from investing activities of $200,000 attributable primarily to the increase in long-term receivable. At March 31, 2000, we had a cash flow deficit from investing activities of $1,100,000 attributable primarily to the purchase of capital and other assets.

The Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

         At December 31, 2000, we had negative cash or cash equivalents and a working capital deficiency of $3,100,000. During the year ended December 31, 2000, we had a cash flow deficiency from operations of $3,700,000, due primarily to expenditures on research and development of Njoyn, and restructuring costs associated with the closure of branch offices.

         At December 31, 1999, we had cash and cash equivalents of $1,900,000 and a working capital deficiency of $1,400,000. During the year ended December 31, 1999, we had a cash flow deficiency from operations of $1,500,000, due primarily to an increase in accounts receivable of $2,800,000, which was partially offset by an increase in accounts payable of $1,000,000.

         For the year ended December 31, 2000, we had cash flow from financing activities of $6,000,000, attributable primarily to share capital issue of $5,500,000 and an increase in long-term debt of $1,100,000 and an increase in bank indebtedness of $600,000. For the year ended December 31, 1999, we had cash flow from financing activities of $7,400,000, attributable primarily to proceeds of $4,200,000 from the sale of shares of our common stock and an increase in bank indebtedness of $2,300,000.

         On September 13, 2000, we entered into an engagement agreement with Burlington Capital Markets Inc., which is conditioned on the successful integration of our first acquisition through Burlington. We agreed to sell Burlington Capital Markets an aggregate of 250,000 shares of our common stock at a cash purchase price of $.01 per share. We further agreed to issue warrants to purchase an aggregate of 400,000 shares of our common stock according to the following schedule: (i) 100,000 shares at an exercise price of $5.00 per share, exercisable at any time after October 13, 2000; (ii) 100,000 shares at an exercise price of $7.00 per share, exercisable at any time after November 13, 2000; (iii) 100,000 shares at an exercise price of $9.00 per share, exercisable at any time after December 13, 2000, and (iv) 100,000 shares at an exercise price of $11.00 per share, exercisable at any time after February 13, 2001. Such warrants were exercisable in whole or in part 5 years from the respective vesting date and contained a cashless exercise provision and registration rights. Compensation was to be paid to Burlington at a monthly fee of $10,000 for a minimum of six months. The agreement with Burlington was subsequently terminated and no warrants were issued. In the aggregate, Burlington received 450,000 shares of our common stock and $10,000 pursuant to the agreement.

         On April 16, 2000, we issued: (i) 1,500 shares of Series B 8% Percent Cumulative Convertible Preferred Stock, no par value per share; and (ii) warrants to purchase up to an aggregate of 300,000 shares of our common stock, in consideration $1,500,000 pursuant to a private placement offering. Each share of Series B 8% Cumulative Convertible Preferred Stock has a stated value of $1,000 per share.

         The shares of Series B 8% Percent Cumulative Convertible Preferred Stock are convertible into shares of our common stock at the option of the holders at any time after issuance unless redeemed prior to such conversion. The 300,000 warrants issued in the offering are exercisable at any time and in any amount until April 16, 2005 at the exercise price of $3.71 per share. As of the date hereof, all of the shares of Series B 8% Cumulative Convertible Preferred Stock have been converted into shares of our common stock.

         In addition, on April 16, 2000 we issued (i) 2,500 shares of Series A 8% Cumulative Convertible Preferred Stock and (ii) 50,000 warrants to purchase common stock in a private placement offering. The 50,000 warrants issued in the offering are exercisable at any time and in any amount until April 16, 2005 at a purchase price of $3.71 per share.

         On July 7, 2000, upon the exercise of a put option granted to us in the December 1999 private placement offering of our Series A 8% Cumulative Convertible Preferred Stock, we issued an aggregate of; (a) 5,000 additional shares of our Series A 8% Cumulative Convertible Preferred Stock, and (b) warrants to purchase an aggregate of up to 225,000 shares of our common stock in consideration for $500,000. The 225,000 warrants issued upon our exercise of the option are exercisable at any time and in any amount until December 30, 2004 at a purchase price of $3.575 per share. As of the date hereof, substantially all of such shares of Series A 8% Cumulative Convertible Preferred Stock have been converted into shares of our common stock.

         On July 27, 2000, we entered into an agreement with Bank One for an operating line of $7,000,000 payable on demand and secured by our assets. Effective July 27, 2000, we canceled our operating lines with Toronto Dominion Bank and Provident Bank. At December 31, 2000, there was $5,000,000 outstanding on this line. At December 31, 2000, we had a total of $540,000 due to the Business Development Bank of Canada pursuant to seven separate loans

         On August 22, 2000, we completed a private placement offering of units, each unit consisting of 1 share of our common stock and a callable warrant to purchase 1/2 of 1 share of our common stock. A total of 1,063,851 shares of our common stock was issued together with 532,534 warrants to purchase shares of our common stock exercisable until August 22, 2005, in consideration for $2,681,600. The purchase price per unit ranged from $1.9692 to $2.8125. In addition, we issued warrants to purchase up to 280,693 shares of our common stock to the placement agent, certain financial advisors and the placement agent's counsel in connection with the private placement offering. These warrants are exercisable until August 22, 2005 at an exercise price of $2.4614 per share.

         During the year ended December 31, 2000, we had a cash flow deficit from investing activities of $3,700,000, attributable primarily to the acquisition of Micro Tech Professionals, Inc. During the year ended December 31, 1999, we had a cash flow deficit from investing activities of $4,100,000, attributable primarily to the aforementioned acquisition of Cad Cam Inc.

Year 2000 Compliance

        We have developed and implemented a Year 2000 compliance program to address internal systems, suppliers, processes and procedures, as well as the internally developed Njoyn solution. All phases and actions of this program were successfully completed as planned. Remediation measures, where required, were successfully implemented and tested. The total cost of the compliance program was not material. Although we believe that we have taken the appropriate steps to assess, implement and test Year 2000 compliance, it is not possible to ascertain whether the efforts of customers, suppliers or other third parties, will have a material adverse effect on our business, results of operations and financial condition.

Fluctuations in Quarterly Results

         Our quarterly operating results have in the past and, may in the future, fluctuate significantly, depending on factors such as the demand for our services; our ability to attract and retain employees, information technology and engineering professionals, and customers; the timing and significance of new services and products introduced by us and our competitors; the level of services provided and prices charged by us and our competitors; unexpected changes in operating expenses; and general economic factors. Our operating expenses are based on anticipated revenue levels in the short term, are relatively fixed, and are incurred throughout the quarter. Accordingly, there may be significant variations in our quarterly operating results.

Management of Growth

         Our business has grown rapidly in the last five years. The growth of our business and expansion of our customer base and service offerings has placed a significant strain on management and operations. Our recent expansion by acquisitions has resulted in substantial growth in the number of our employees, the scope of our operating and financial systems and the geographic area of our operations, resulting in increased responsibility for both existing and new management personnel. Our future operating results will depend on the ability of management to continue to implement and improve our operational and financial control systems, and to expand, train and manage our employee base. In addition, our failure to generate or raise sufficient capital to fund continued growth may result in the delay or abandonment of some or all future expansion plans or expenditures or a reduction in the scope of some or all of our present operations, which could materially adversely effect our business, results of operations and financial condition.

                                    BUSINESS

Overview

         We are a global provider of information technology and engineering project outsourcing, recruitment and staffing, technical training and consulting and ASP-based skills management technology. Our customers include financial services companies, software and other technology companies, Canadian and American governmental entities and large multinational companies, including Bank of Montreal, Bell Canada, Goldman Sachs, Chapters, Lucent Technologies, Cummins Engine, General Electric, General Motors, CIBC, Xerox Corporation, EDS, America Express and Universal Industrial Corp. (ESI).

         We were incorporated under the laws of the Province of Ontario, Canada in 1994.

Outsourcing

         Many companies do not have the staff necessary to complete a large project in-house and, due to time, cost and/or infrastructure restraints, are not interested in hiring new employees or training existing employees for such projects. In response to this trend, we offer specialized project outsourcing and management services in the areas of technical documentation, Web development, design engineering, and Computer Aided Design (CAD) services. Management anticipates that outsourcing will account for more than 60% of our total revenues by 2002.

Recruitment

         We offer full-service recruitment services, including permanent placement, contract placement, and executive search in the IT and engineering fields. We have particular expertise in recruiting for Web-based and e-commerce applications, Customer Relationship Management (CRM) technologies, technical documentation and technical training. We can and do find candidates from the entire spectrum of responsibility levels -- from newly graduated junior technicians to senior technical executives.

         Our careful evaluation process tests candidates on their technical proficiency, soft skills, fit with company culture, and attitude towards finding a new position. We guarantee that all potential hires are interviewed and reference checked and that no resume is ever forwarded to a client without the candidate's prior permission and knowledge.

Training

         Out training division offers an array of technical training and certification options, including classroom training with an instructor, one-on-one mentoring in the workplace, and Internet-based learning modules. We are a Microsoft Certified Technical Education Center and also offer a variety of Web certification programs including Java, Linux, and Microsoft end-user training.


     Instructor-Led Classroom Training

         In state-of-the-art facilities, we schedule over 80 public enrollment courses. We use vendor-certified curricula and vendor-certified trainers to ensure the highest quality learning experience.

     Private Group Classes

         For groups of IT professionals that require training on a particular topic, we can customize a course to fit a specific IT environment and hold the course at a site of the client's choosing. We have successfully completed private training in the United States, Canada, Hong Kong, the Philippines, the United Kingdom and other international locations for high-profile clients such as Goldman Sachs.

     Mentoring

         Our highly skilled instructors provide on-site, on-the-job technical advice and tutoring. Management believes that this "mentoring" program is an effective way to add expert skills on a short-term basis to enhance the performance of IT personnel and to implement computer technologies.

Technology

         Njoyn

         Based on our corporate experience in the recruitment industry, we have developed an Internet-based recruiting solution called Njoyn. Njoyn is a complete application that manages and streamlines every aspect of the hiring process yet is delivered over the Web on a subscription basis.

         Through a simple and easily accessible interface, companies utilizing Njoyn can broadcast job openings, sort and rank incoming candidates, manage agency relationships, communicate in real-time with all stakeholders in the hiring process, schedule and track interviews and generate statistical reports to monitor Return on Investment (ROI). Njoyn is delivered through an ASP (Application Service Provider) model. Development of the application is already completed, and Njoyn is currently being used by several of our clients.

         SecondWave

         SecondWave is Web marketing and site maintenance software that we acquired through our acquisition of TidalBeach. SecondWave allows companies to create, manage and automate their own dynamic, adaptive Web sites. The application is designed to build on-line communities and foster relationships by continuously learning from each visitor's behavior and targeting his or her interests with customized content and communications.

         The software allows people with very little programming knowledge to maintain multiple Web sites, in any language. It assists in automating e-mail mailings, the building and maintenance of news groups, the implementation of real-time messaging, the creation of polls and surveys, and the building of on-line communities.

Industry Background

         In the last few years, access to talent has become a mission critical issue for nearly every company.

         The size of the United States' economy has doubled in the past 30 years. Technology has played a key role in this growth as economies around the world are making the transition to becoming knowledge and service-based economies. Through this transition, McKinsey & Company predicts that the need for talent will increase faster than GDP growth.

         Technology's continued rise in importance and an increasingly competitive and global marketplace have put considerable pressure on companies to quickly acquire skilled talent, improve the productivity of existing staff, and ensure staff retention. CIBC World Markets estimates that United States companies alone spend $160 billion every year to hire, train, manage and retain employees.

         Acquiring skilled talent can be extremely difficult, however. Despite recent layoffs and downsizing, unemployment is still at a low of about 4%. Specifically, there is a critical shortage of information technology and engineering professionals. IDC estimates that in 1999 there was a shortage of 700,000 IT professionals in the United States. Currently half of all IT jobs in the United States remain unfilled.

         In the area of engineering, at least 20 million technical jobs will be added to the United States work force by 2008 yet 40% of United States high school students lack the fundamental mathematics skills required to complete college engineering degrees, according to a report by MathSoft Education and the American Society for Engineering Education. This points to a serious shortage of engineering professionals in coming years.

         Accordingly, United States staffing industry revenues are expected to reach nearly $160 billion in 2001, says Staffing Industry Analysts.

         Compounding the skills shortage problem is the high level of turnover in the IT industries. On average, IT professionals change jobs once every two years. Such turnover will cost United States employers about $7.6 billion in 2002, according to IDC. As a result, retention of staff has come to rival recruitment in importance.

         Training and its subsequent promise of professional growth and development is one of the tools that employers use to keep their employees. Research by retention experts Beverly Kaye and Sharon Jordan-Evans shows that career growth, learning and development top the list of reasons why employees stay with a company.

         IDC estimates the value of the corporate training market at $62.5 billion and predicts a compound annual growth rate (CAGR) of 7% between 1999 and 2003. The e-learning market is expected to grow from $1.0 million in 1999 to $11.4 billion in 2003, a CAGR of 83%.

         Furthermore, as competition increases and companies are compelled to focus on core competencies, outsourcing is a popular option for reducing research, infrastructure, and support costs. The Gartner Group estimates that 60% of all companies will outsource some or all of their IT infrastructure by 2001. Worldwide spending on outsourcing is expected to top $151 billion in 2003, with information technology comprising the fastest-growing segment of this market.

Business Strategy

         We work to improve the technical resource performance of large and high-growth corporations by offering a complete array of IT and engineering solutions including outsourcing, recruiting, training and technology services.

         Our business objective is to become a $100 million company by 2002. We aim to increase market share in each of our service markets by effectively cross-selling our services and emphasizing to clients the advantages of a flexible, one-stop service provider.

         The primary components of our strategy to achieve this objective are as follows:

Further penetrate existing client base, especially Fortune 500

         We work with many large corporations, many of them Fortune 500 companies. With each new acquisition we have made over the last two years, we have acquired further access to blue chip clients. Many of these clients currently use only one of our service lines. We have therefore identified tremendous opportunities to further penetrate our existing client base by cross-selling other services to these clients, and by increasing or improving our delivery of the services they currently use.

Pursue more national and international accounts

         In 2000, we created a national sales team, focused on large national and international clients. Building on previous successes, we are aggressively targeting multi-year, multi-million dollar contracts, most of which focus on our outsourcing division.

Emphasize cross-selling amongst service lines

         Management believes that we occupy a unique position in the marketplace in that we are able to offer a complete range of services to address IT and engineering resource requirements. For example, a client could come to us with a requirement for an intranet. Working collaboratively, our various divisions could tailor a solution that develops a custom software application (technology division), builds the intranet for the client (outsourcing division), hires a new project manager to manage the intranet in the client environment after the implementation (recruitment division), and trains the client's staff on maintenance and support issues (training division).

         Management believes that there are significant benefits to be had from emphasizing cross-selling amongst our various divisions, and that such a strategy will help us increase revenue. In 2000, we created a management committee comprised of executive officers and key employees from each of the service areas, with a mandate to encourage collaboration throughout Thinkpath and to help each service area build on one another's strengths.

Outmaneuver the competition with technology

         We have established an extensive technology strategy and infrastructure that we believe provide us with a competitive advantage over less technologically advanced competitors. The primary components of this strategy and infrastructure are described below.

         Back office infrastructure

         We have invested heavily in the creation and support of an integrated technological infrastructure that links all offices and employees and promotes uniformity in certain functions. From an accounting program that provides for real-time financial reporting across dispersed branch offices to our intranet to Njoyn, each of our employees has access to the tools and information that help them to be productive. This infrastructure helps us integrate our acquisitions more easily and cost-effectively than would otherwise be possible.

         Njoyn Software

         To date, we have spent approximately $2 million on research and development related to Njoyn. Njoyn is currently being used by several companies including Amicus (a retail division of CIBC), GT Group Telecom, and Microsoft Canada. Njoyn is also used internally at all of our offices to manage the recruitment portion of our business.

         In March 2001, we entered into a partnership with Ryerson Polytechnic University. Under the terms of the partnership, Njoyn will be used to manage student placements for the internship program at Ryerson's School of Business Management, the largest undergraduate business school in the Province of Ontario. Ryerson offers internship opportunities with such companies as CIBC, Bank of Montreal, Deloitte & Touche, KPMG, PricewaterhouseCoopers, Ernst & Young, Imperial Oil, and Compaq.

         Our strategy with the Ryerson implementation is to gain exposure to the school's corporate internship partners, who must use Njoyn to submit their internship opportunities and evaluate students. It is our belief that such exposure will create more market awareness of Njoyn and that the positive experience these companies will have with the software will result in sales opportunities.

           Furthermore, Njoyn will also be used by the students who represent future candidates for our recruiting division. We are thus developing early corporate awareness amongst this key group.

         We plan to pursue similar partnerships with other educational institutions, although there is no assurance that such partnerships can or will be secured.

     The Njoyn hiring cycle

         The following is a description of a typical hiring cycle with respect to the use of Njoyn:

- -      A recruiter accesses Njoyn on his Web browser and enters a job description, specifying the skills and qualities he is looking for in a candidate. He then selects from a number of broadcast options including job boards such as Monster, our Web site, intranet or internal referral programs, and any recruitment agencies he works with. One click posts the job to all selected sources.

- -      The skills profiles of prospective candidates are mapped against the job requirements the recruiter specified and assigned a percentage match, allowing the recruiter to quickly identify top applicants. Declined candidates are automatically e-mailed and their files are stored for future reference.

- -      Once the top candidates have been identified, the interviewing process begins. All interview scheduling, interview notes, and candidate and internal communications are managed by Njoyn's workflow system.

- -      Throughout the process, Njoyn frees recruiters from the least productive aspects of their role, letting them focus on people, not paperwork. The result is increased recruiting speed and a lower cost to hire.

     Njoyn2

         In July 2001 we intend to release Njoyn2, a revised and updated version of the Njoyn software containing significant technological advancements. For competitive reasons, the exact scope and nature of these advancements cannot be discussed here, however, it can be made known that we intend to file for several technology patents with respect to such technological advancements. We believe that Njoyn2 will launch the product to the forefront of the industry and provide us with an increased competitive advantage in the marketplace.

Marketing and Promotion

         Our marketing and brand strategy is to position ourselves as a leading provider of IT and engineering services, emphasizing our flexible service options, the depth of our expertise, and the global delivery capabilities of our North American offices.

     This positioning will be achieved through a variety of means, including:

     - Strong and easy-to-access sales and marketing support at the branch level;
     - Investment in awareness and branding campaigns;
     - Exploration and establishment of various business partnerships and alliances; and
     - Ongoing development of sales support tools and collateral.

Target Markets

         Our target clients are large and high-growth corporations throughout North America and Europe. Some of our current clients include Lucent, General Motors, Bank of Montreal, CIBC, General Electric, FedEx, EDS Canada, Microsoft and more. This existing client base can be penetrated much further. We will therefore focus on maximizing the value from our current client relationships, while also looking at capturing new opportunities.

Collateral and Sales Support

         As we acquire new companies, new collateral such as company forms, stationery, promotional materials, and marketing kits, must necessarily be produced to more accurately reflect our expanded service offerings. In 2001, we intend to commence a complete evaluation and refinement of our collateral program.

         We also contemplate exploring initiatives to promote and support sales at the branch level through, among other things, direct client contact, local advertising campaigns, and participation in live events (career fairs, trade shows).

Internet Marketing

         A key component of our promotion strategy is to focus on our Internet presence. In January 2001, we launched a Web portal that offers participants a full range of information and interactive services. Our goal is to further develop this presence into an on-line community of clients, career candidates, and investors who will interact amongst themselves and be supported by our employees.

         Other components of our Internet strategy include:

    -  A comprehensive assault on listings in Internet search engines;
    -  The use of selected Internet search engines as an advertising tool
    -  The selective use of banner advertising and newsletter sponsorships;
    -  Customer and competitive intelligence;
    -  Web-based customer services, support and communication;
    - The use of opt-in broadcast email as part of various direct mail campaigns;
    -  The creation of moderated email forums and chat rooms;
    - The continuation of existing email newsletters and development of further newsletters; and
    -  Live and archived Web casts.

Loyalty Programs

         Based on our detailed market and client research, we intend to segment our client-base and develop carefully targeted loyalty programs to encourage strong relationships. We contemplate developing programs for both corporate clients and career candidates. These programs will largely be administered and offered through our Web portal.

Customers

         Our clients are large and high-growth corporations from a wide variety of industries across North America and Europe. These customers include Fortune 500 companies and other high-profile companies. We believe that our high profile customer base provides us credibility when pursuing other customers.

The following is a partial listing of our clients:

     Bank of Montreal
     Bell Canada
     Boeing
     Chase Manhattan Bank
     CIBC
     City of New York
     Cummins
     DMR Group
     ESI Fiscal
     Federal Express
     Ford Motor Co.
     General Electric
     General Motors
     Goldman Sachs
     Hewlett-Packard
     Lucent
     Polaroid
     Merrill Lynch
     Microsoft
     Toronto Stock Exchange

Competition

         The information technology and engineering staffing industry is highly competitive and fragmented and is characterized by low barriers to entry. We compete for potential clients with other providers of information technology staffing services, systems integrators, providers of outsourcing services, computer consultants, employment listing services and temporary personnel agencies. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and human resources, greater name recognition and a larger base of information technology professionals and clients than we do, all of which factors may provide these competitors with a competitive advantage. In addition, many of these competitors, including numerous smaller privately held companies, may be able to respond more quickly to customer requirements and to devote greater resources to the marketing of services than we can. Because there are relatively low barriers to entry, we expect that competition will increase in the future. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business, prospects, financial condition and results of operations. Further, we cannot assure you that we will be able to compete successfully against current and future competitors or that the competitive pressures we face will not have a material, adverse effect on our business, prospects, financial condition and results of operations. We believe that the principal factors relevant to competition in the information technology, staffing and engineering services industry are the recruitment and retention of highly qualified information technology and engineering professionals, rapid and accurate response to client requirements and, to a lesser extent, price. We believe that we compete favorably with respect to these factors.

         We believe that our competitive advantage lies not only in our use of technology, but also in the accessibility of this technology to all of our employees. The building and maintenance of our database of over 50,000 has been a combined effort of all our employees. We also have Internet access and membership to 12 local, national and international databases for information technology professionals.

Employees and Consultants

Employees

         Our staff as of the date of this prospectus, consists of 136 full-time employees, including 69 recruiters, 30 account managers/salespeople and 37 administrative employees. Our staff at December 31, 2000 consisted of 180 full-time employees, including 80 recruiters, 50 account managers/salespeople and 50 administrative employees. Our staff at March 31, 2001 consisted of 160 full-time employees, including 80 recruiters, 48 account managers/salespeople and 32 administrative employees. We are not party to any collective bargaining agreements covering any of our employees, have never experienced any material labor disruption and are unaware of any current efforts or plans to organize our employees.

Consultants

         We enter into consulting agreements with the information technology and engineering professionals at hourly rates negotiated with each information technology professional based on each such individual's technical and other skills. The agreements provide that the information technology and engineering professional is responsible for taxes and all other expenses and that the information technology professional is not our employee for tax or other legal purposes. As of the date of this prospectus, approximately 413 contract workers were placed by us who are performing services for our customers. At December 31, 2000 and March 30, 2001, there were approximately 390 and 420 contract workers, respectively, placed by us who were performing services for our customers.

Property

         We maintain our headquarters in a 12,924 square foot office located at 55 University Avenue in Toronto, Ontario, Canada. We have leased such facility for a term of ten years terminating in December, 2007. We pay annual base rent of $195,908. We lease additional offices at the following locations:

  Location                           Square Feet  Lease Expiration   Current Rent Per Annum
  --------                           -----------  ----------------   ----------------------
  Etobicoke, Ontario                    1,610          4/13/03               $22,300
  New York, New York                    1,214         10/31/01               $47,353
  Dayton, Ohio                          8,426         08/31/01               $83,000
  Indianapolis, Indiana                 2,025         12/31/01               $30,881
  Columbus, Ohio                        1,000         01/31/02               $19,200
  Cincinnati, Ohio                      2,256         09/30/01               $22,560
  Tampa, Florida                          930         03/31/02               $12,741
  Detroit, Michigan                    15,328         08/13/02              $149,316
  Louisville, Kentucky                   2091         07/01/02               $24,047
  Charleston, South Carolina              900         12/31/01               $15,120
  Atlanta, Georgia                      5,824         06/30/02               $78,360
  Boston, Massachusetts                 1,240         10/31/01               $22,940
  New York, New York                   12,265         08/31/06              $220,000
  London, Ontario                       5,877         12/31/01               $49,315
  Toronto, Ontario                     12,924         12/31/07              $195,908
  Mississauga, Ontario                  2,000         12/31/02               $35,264


Legal Proceedings

         We are a party to the following pending legal proceeding:

         Michael Carrazza, as assignee of Southport Consulting Co., instituted an action against us in the Supreme Court of the State of New York, County of New York, Index No. 600553/01, alleging breach of contract and unjust enrichment. Mr. Carrazza is seeking $250,000.00 in damages. Specifically, Mr. Carrazza claims that we failed to deliver cash or stock to Mr. Carrazza under the asset purchase agreement pursuant to which we acquired the assets of Southport Consulting Co. We have filed a counterclaim against Mr. Carrazza, seeking $162,000.00 in damages, plus punitive damages and attorneys' fees, on the ground that Mr. Carrazza, as then president and sole shareholder of Southport Consulting Co., fraudulently induced us into executing the asset purchase agreement by misrepresenting the value of the assets being purchased. As of the date hereof, discovery has commenced, and we intend to defend ourselves and prosecute our claim vigorously.

         We are not party to any other pending litigation.

Recent Events

      On January 26, 2001, we: (i) repriced a warrant to purchase up to 100,000 shares of our common stock, which warrant was issued to a certain investor in our April 2000 private placement offering of Series B 8% Preferred Stock, so that such warrant is exercisable at any time until April 16, 2005 at a new purchase price of $1.00 per share; (b) repriced warrants to purchase an aggregate of up to 230,693 shares of our common stock, which warrants were issued to the placement agent, certain financial advisors, and the placement agent's counsel in our August

2000 private placement offering of units, so that such warrants are exercisable at any time until August 22, 2005 at a new purchase price of $1.00 per share; and (c) issued a warrant to purchase up to 250,000 shares of our common stock exercisable at any time and in any amount until January 26, 2006 at a purchase price of $1.50 per share to KSH Investment Group, Inc. for investment banking services rendered. In February 2001, 150,000 of such warrants were exercised by KSH Investment Group, the placement agent in our August 2000 private placement offering. As partial consideration for the exercise of such warrants, we issued to certain affiliates of the placement agent, warrants to purchase an aggregate of 315,000 shares of our common stock at an exercise price of $1.50 per share. The exercise prices of the revised and newly issued warrants are equal to, or in excess of, the market price of our common stock on the date of such revision or issuance.

         In February 2001, we issued 30,632 shares of our common stock to Gersten, Savage Kaplowitz, LLP, our United States securities counsel, in consideration for legal services rendered.

       On March 14, 2001, we repriced 100,000 options belonging to Roger Walters to $1.00 per share in consideration for debt forgiveness of $75,000 and the restructuring of debt totaling $250,000 on the notes payable to Mr. Walters in connection with the purchase of Cad Cam, Inc. In addition, on March 14, 2001 Mr. Walters resigned as our Executive Vice President of US Operations and from the Board of Directors effective March 30, 2001.

         Pursuant to a share purchase agreement dated April 18, 2001, we issued 1,105 shares of Series C 7% Convertible Preferred Stock (Series C Preferred Stock). Each share of Series C Preferred Stock has a stated value of $1,000 per share. The shares of Series C Preferred Stock are convertible into shares of our common stock at the option of the holders the Series C Preferred Stock, at any time after issuance until this shares of Series C Preferred Stock are compulsorily converted or redeemed by us, under certain conditions. We are registering 200% of the shares of common stock issuable upon the conversion of the 1,105 shares of Series C Preferred Stock and the 500 shares of Series C Preferred Stock to be issued upon the filing and effective date of this registration statement. Upon the effective date of this registration statement, we have the option to issue to the holders an aggregate of 500 shares of Series C Preferred Stock in consideration for $500,000, under certain conditions.


         The holders of the shares of Series C Preferred Stock are entitled to receive preferential dividends in cash, on a quarterly basis commencing on June 30, 2001, out of any of our funds legally available at the time of declaration of dividends before any other dividend distribution will be paid or declared and set apart for payment on any shares of our common stock, or other class of stock presently authorized, at the rate of 7% simple interest per annum on the stated value per share plus any accrued but unpaid dividends, when as and if declared. We have the option to pay such dividends in shares of our common stock to be paid (based on an assumed value of $1,000 per share) in full shares only, with a cash payment equal to any fractional shares.


         The number of shares of our common stock into which the Series C Preferred Stock shall be convertible into that number of shares of common stock equal to (i) the sum of (A) the stated value per share and (B) at the holder's election, accrued and unpaid dividends on such share, divided by (ii) the "Conversion Price". The "Conversion Price" shall be the lesser of (x) 87.5% of the average of the 5 lowest daily volume weighted average prices of our common stock during the period of 60 consecutive trading days immediately prior the date of the conversion notice; or (y) 90% of the average of the daily volume weighted average prices during the period of the 5 trading days prior to the applicable closing date ($.4798 with respect to the 1,105 shares of Series C Preferred Stock issued and outstanding). The Conversion Price is subject to certain floor and time limitations.


         At any time prior to October 24, 2001, we may, in our sole discretion, redeem in whole or in part, the then issued and outstanding shares of Series C Preferred Stock at a price equal to $1,150 per share, plus all accrued and unpaid dividends, and after October 24, 2001 at a price equal to $1,200 per share, plus all accrued and unpaid dividends.


         On June 6, 2001, we changed our corporate name from Thinkpath.com Inc. to Thinkpath Inc. in order to more accurately reflect our expanded suite of services.

                    BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

       Our officers and directors, and further information concerning them, are as follows as at the date of this prospectus:



Name                   Age          Position
Declan A. French       55           Chairman of the Board of Directors and Chief Executive Officer

Laurie Bradley         46           President

Tony French            28           Executive Vice President

Kelly Hankinson        31           Chief Financial Officer, Secretary, Treasurer and Director

John Dunne             56           Director

Arthur S. Marcus       35           Director

Ronan McGrath          52           Director

Joel Schoenfeld        50           Director

Robert Escobio         46           Director


         Each director is elected for a period of one year at out annual meeting of shareholders and serves until the next such meeting and until his or her successor is duly elected and qualified. Directors may be re-elected annual without limitation. Officers are appointed by, and serve at the discretion of, our Board of Directors.

         Our Bylaws provide that the authorized number of directors shall be as set by our Board of Directors, but shall not be less than one. Strasbourger Pearson Tulcin Wolff Incorporated, the managing underwriter for our June 8, 1999 initial public offering, shall have the right, at its option, to designate one director or observer to our Board of Directors until June 1, 2002. In addition, with respect to our August 2000 private placement offering, our Board of Directors is required to nominate a director designee of KSH Investment Group, Inc., the placement agent, who is reasonably acceptable to our Board of Directors. We have paid our directors fees for service on the Board of Directors by the issuance of options under our 1998 Stock Option Plan and 2000 Stock Option Plan.

         Set forth below is a biographical description of each of our directors based on information supplied by each of them:

         Declan A. French has served as our Chairman of the Board of Directors and Chief Executive Officer since our inception in February 1994. Prior to founding Thinkpath, Mr. French was President and Chief Executive Officer of TEC Partners Ltd., an information technology recruiting firm in Toronto, Canada. Mr. French has a diploma in Psychology and Philosophy from the University of St. Thomas in Rome, Italy.

         Laurie Bradley has served as our President since February 2001. Ms. Bradley is responsible for all of our sales initiatives and the integration of our acquisitions. From 1998 to January 2001, Ms. Bradley served as the President of the e-business division of Century Business Services Inc., a North American accounting and outsourcing firm. From 1988 to 1998, Ms. Bradley served as the Vice President of Adecco, the world's largest staffing company.

         Tony French has served as our Executive Vice President since September 1999. In his capacity of Executive Vice President, Mr. French is responsible for overseeing our recruitment services division. Prior to becoming Executive Vice President, Mr. French served as our Vice President of Sales, since our inception in 1994. Mr. French is the son of Declan A. French, our Chairman of the Board of Directors and Chief Executive Officer.

         Kelly Hankinson has served as our Chief Financial Officer since May 1999, on our Board of Directors since June 2000 and as our Secretary and Treasurer since March 2001. Ms. Hankinson served as our Vice President, Finance and administration and Group Controller from February 1994 to May 1999. Ms. Hankinson has a Masters Degree and a Bachelors Degree from York University.

         John Dunne has served on our Board of Directors since June 1998. Mr. Dunne has been Chairman and Chief Executive Officer of the Great Atlantic & Pacific Company of Canada, Ltd. since August 1997, where he also served as President and Chief Operating Officer from September 1996 until August 1997. From November 1995 until September 1996, Mr. Dunne was Chairman and Chief Executive Officer of Food Basics Ltd.

         Arthur S. Marcus has served on our Board of Directors since April 2000. Mr. Marcus is a partner at the New York law firm of Gersten, Savage & Kaplowitz, LLP, our United States securities counsel. Mr. Marcus joined Gersten, Savage & Kaplowitz, LLP in 1991 and became a partner in 1996. Mr. Marcus specializes in the practice of United States Securities Law and has been involved in approximately 50 initial public offerings and numerous mergers and acquisitions. Mr. Marcus received a Juris Doctorate from Benjamin N. Cardozo School of Law in 1989.

         Ronan McGrath has served on our Board of Directors since June 2000. Mr. McGrath has served as the Chief Information Technology Officer of Rogers Communications Inc. and the President of Rogers Shares Services Inc., since their inceptions in 1996. Mr. McGrath was the Chief Information Technology Officer of Canadian National Railways from 1992 to 1996 and was a Senior Manager of Arthur Andersen from 1977 to 1979. Mr. McGrath was awarded the Canadian Chief Information Technology Officer of the Year Award in 1995. Mr. McGrath currently serves on Compaq Computer's Board of Advisers and is a member of the Board of Directors of The Information Technology Association of Canada.

         Joel Schoenfeld has served on our Board of Directors since April 2001. Mr. Schoenfeld has served as an Executive Vice President and General Counsel of BMG Entertainment (BMG), the entertainment division of Bertelsmann AG, since 1989, with responsibility for all legal and business affairs of BMG worldwide. In his capacity as Executive Vice President and General Counsel, Mr. Schoenfeld is responsible for negotiating and analyzing new and existing business ventures and territorial expansion on a global level; international intellectual policy issues; international antitrust and competition legal matters; and privacy and database protection compliance. Mr. Schoenfeld has focused on policy matters impacting the entertainment business, and particularly e-commerce. In recognition of this, he was appointed 1 of 12 Commissioners on the Industry Advisory Commission to the World Intellectual Property Organization. Mr. Schoenfeld is a member of the Executive Board and Central Board of Directors of the IFPI, the international trade federation for the worldwide music business. He was elected Chairman of the IFPI Council in 1999, a position he still holds. Mr. Schoenfeld served as General Counsel and Executive Vice President at the RIAA (the trade association of U.S. record producing companies), where he worked for 12 years prior to joining BMG, and then served on RIAA's Board of Directors for the next 10 years.

         Robert Escobio has served on our Board of Directors since May 2001. Mr. Escobio is the President and Chief Executive Officer of Capital Investment Services, Inc., an investment brokerage firm based in Florida. In these roles, Mr. Escobio is responsible for all aspects of a "broker/dealer" including financial, compliance, sales and operational procedures. Mr. Escobio is also a Portfolio Manager for many prominent individuals and works with various international institutions, brokers, and dealers. Prior to being employed by Capital Investment Services, Inc, Mr. Escobio served as the Executive Vice President and International Director for Brill Securities Inc. where he managed portfolios for numerous high net-worth customers and performed institutional trading. Mr. Escobio also had numerous managerial roles in companies such as Cardinal Capital Management, Smith Barney, Prudential Securities and Dean Witter. Mr. Escobio holds an MBA and a BSBA in Finance and Management.

Committees of the Board of Directors

         In July 1998, our Board of Directors formalized the creation of a Compensation Committee, which is currently comprised of John Dunne, Arthur S. Marcus and Ronan McGrath. The Compensation Committee has: (i) full power and authority to interpret the provisions of, and supervise the administration of, our 1998 Stock Option Plan, 2000 Stock Option Plan and 2001 Stock Option Plan, as well as any stock option plans adopted in the future; and (ii) the authority to review all compensation matters relating to us. The Compensation Committee has not yet formulated compensation policies for senior management and executive officers. However, it is anticipated that the Compensation Committee will develop a company-wide program covering all employees and that the goals of such program will be to attract, maintain, and motivate our employees. It is further anticipated that one of the aspects of the program will be to link an employee's compensation to his or her performance, and that the grant of stock options or other awards related to the price of the shares of our common stock will be used in order to make an employee's compensation consistent with shareholders' gains.

         It is expected that salaries will be set competitively relative to the information technology and engineering services and consulting industry and that individual experience and performance will be considered in setting such salaries.

         In July 1998, our Board of Directors also formalized the creation of an Audit Committee, which currently consists of Kelly Hankinson, Joel Schoenfeld and John Dunne. The Audit Committee is charged with reviewing the following matters and advising and consulting with our entire Board of Directors with respect to: (i) the preparation of our annual financial statements in collaboration with our chartered accountants; (ii) annual review of our financial statements and annual reports; and (iii) all contracts between us and our officers, directors and other of our affiliates. The Audit Committee, like most independent committees of public companies, does not have explicit authority to veto any actions of our entire Board of Directors relating to the foregoing or other matters; however, our senior management, recognizing their own fiduciary duty to us and our shareholders, is committed not to take any action contrary to the recommendation of the Audit Committee in any matter within the scope of its review.

         We have established an Executive committee, comprised of certain of our executive officers and key employees, which allows for the exchange of information on industry trends and promotes "best practices" among our business units. Currently, the Executive Committee consists of Declan A. French, Laurie Bradley, Tony French, Michael Reid, Kelly Hankinson, Denise Dunne-Fushi, Sandra Hokansson and Robert Trick.

Indemnification of Officers and Directors

         Our Bylaws provide that we shall indemnify, to the fullest extent permitted by Canadian law, our directors and officers (and former officers and directors). Such indemnification includes all costs and expenses and charges reasonably incurred in connection with the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been our officer or director if such person was substantially successful on the merits in his or her defense of the action and he or she acted honestly and in good faith with a view to our best interests, and if a criminal or administrative action that is enforced by a monetary penalty, such person had reasonable grounds to believe his or her conduct was lawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted, our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses, incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, we will, unless our counsel opines that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such issue.

Executive Compensation

         The following table sets forth certain information regarding compensation paid by Thinkpath during each of the last three fiscal years to our Chief Executive Officer and to each of our executive officers who earned in excess of $100,000 during the year ended December 31, 2000:

Summary Compensation Table


Name and                                                        Restricted
Principal                               Annual                     Stock                               Other
Position                    Year        Salary        Bonus        Awards         Options/SARs      Compensation
--------                    ----        ------        -----       -------         --------------    ------------
Declan A. French,           2000       $100,000        -0-          -0-             29,000          1,200,000(1)
Chief Executive Officer     1999        106,342        -0-          -0-            104,000               -0-
and Chairman of the Board   1998        106,342        -0-          -0-              -0-                 -0-


John A. Irwin,              2000        100,000        -0-          -0-              4,000            $80,000(2)
Former                      1999        102,000        -0-          -0-              4,000             94,149(2)
President-Systemsearch      1998        130,580        -0-          -0-              -0-               35,888(2)
Consulting Services Inc.


John R. Wilson,             2000         80,000        -0-          -0-              4,000            $80,000(3)
President-International     1999         81,600        -0-          -0-             24,000             76,915(3)
Career Specialists Ltd.     1998         90,000        -0-          -0-              -0-               77,282(3)


Roger W. Walters,           2000        200,000        -0-          -0-            104,000               -0-
Former Executive Vice       1999        200,000(4)     -0-          -0-              4,000               -0-
President - US              1998          -0-          -0-          -0-              -0-                 -0-
Operations,
President-Cad Cam, Inc.

Thomas E. Shoup,            2000        175,000(5)     -0-          -0-              4,000               -0-
Former President and        1999         43,759(6)     -0-          -0-              4,000               -0-
Chief Operating Officer     1998          -0-          -0-          -0-              -0-                 -0-


(1) This reflects 1,200,000 shares of common stock issued to Mr. French in lieu of cash bonuses payable for the fiscal years of 1999 and 2000 pursuant to his employment agreement with us.
(2) This reflects commissions paid pursuant to Mr. Irwin's employment agreement with us.
(3) This reflects commissions paid pursuant to Mr. Wilson's employment agreement with us.
(4) This reflects the salary paid to Mr. Walters as of September 16, 1999, the date of our acquisition of Cad Cam, Inc.
(5) This reflects the salary paid to Mr. Shoup through December 22, 2000, the effective date of Mr. Shoup's resignation as an officer of Thinkpath.
(6) This reflects the salary paid to Mr. Shoup as of September 16, 1999, the date of our acquisition of Cad Cam, Inc.


Employment Agreements

         We have entered into an employment agreement with Declan A. French whereby he will serve as our Chairman of the Board and Chief Executive Officer for a period of 2 years commencing on June 1, 1999. Mr. French shall be paid a base salary of $98,000 and a bonus equal to (i) 2% of our gross profit, plus
(ii) for each fiscal year, 1% of the increase in revenue from the prior fiscal year. Mr. French's right to receive the latter portion of the bonus continues for 1 year beyond the termination of the employment agreement. In February 2001, we issued 1,200,000 shares of our common stock as payment in full for the bonuses due to Mr. French for the fiscal years of 1999 and 2000 pursuant to the terms of his employment agreement with us. The Board of Thinkpath and Mr. French are currently in the process of negotiating the terms of the renewal of his employment agreement. Mr. French continues to serve as our Chairman and Chief Executive Officer.

         On May 19, 1998, in connection with the acquisition of International Career Specialists Ltd., we entered into an employment agreement with John A. Irwin whereby he served as President of International Career Specialists Ltd. The employment agreement was for a term of 3 years commencing on January 1, 1998, the effective date of the acquisition of International Career Specialists Ltd. Mr. Irwin received a salary of $130,000 plus a quarterly bonus of 2% of all permanent placement service revenue and 2% of the gross profit all contract services revenue. Mr. Irwin's contract was not renewed and he is no longer in our employ.

         In February 1998, in connection with the acquisition of Systemsearch Consulting Services Inc., we entered into a 3-year employment agreement with John R. Wilson whereby he served as President of Systemsearch Consulting Services Inc. at annual salary of $120,000. The agreement was effective as of January 2, 1997. Mr. Wilson received a commission of 10% of the permanent placement revenue of Systemsearch Consulting Services Inc. In addition, he received $0.65 for every hour of contract services provided by information technology professionals placed by Systemsearch Consulting Services Inc., provided that the gross margin on such hour exceeded $6.50. Pursuant to the agreement, Mr. Wilson had control of the day-to-day management of Systemsearch Consulting Services Inc. Mr. Wilson's contract was not renewed, though he continues to be employed by us on a month-to-month basis. Mr. Wilson currently receives an annual salary of $67,000 plus 10% of personal gross profit and 10% of monthly office gross profit in excess of $47,000.

         On September 16, 1999, in connection with the acquisition of Cad Cam, Inc., Roger W. Walters was elected to our Board of Directors. On March 14, 2001, Mr. Walters resigned from the Board of Directors effective March 30, 2001.

         On January 1, 2000, in connection with the acquisition of Object Arts Inc., we entered into an employment agreement with Marilyn Sinclair whereby she was to serve as our Vice President and as President of Object Arts Inc. The employment agreement was for a term of 3 years commencing on January 1, 2000 with an annual salary of $82,000. The agreement was terminated on March 9, 2001, the effective date of Ms. Sinclair's resignation from Thinkpath. Ms. Sinclair resigned from the Board of Directors effective April 4, 2001.

         On April 25, 2000, in connection with the acquisition of Micro Tech Professionals, Inc., we entered into an employment agreement with Denise Dunne-Fushi pursuant to which she served as our Vice-President and as President of Micro Tech Professionals, Inc. The employment agreement was for a term of 1 year commencing on April 25, 2000, the effective date of the acquisition, with an annual salary of $125,000 and a bonus of $25,000. Thinkpath and Mrs. Dunne-Fushi are currently in the process of negotiating the terms of the renewal of her employment agreement. Mrs. Dunne-Fushi continues to serve as our Vice President and as President of Micro Tech Professionals, Inc. on a month-to-month basis under the terms described above.

         On November 1, 2000, in connection with the business combination with TidalBeach Inc., we entered into an employment agreement with Michael Reid pursuant to which Mr. Reid will serve as our Chief Information Officer and as the President of TidalBeach Inc. The employment agreement is for a term of 2 years commencing on November 1, 2000, with an annual salary of $123,000.

         On January 29, 2001, we entered into an employment agreement with Laurie Bradley whereby she will serve as our President. Ms. Bradley shall be paid an annual salary of $130,000 and a performance bonus. The employment agreement is for an indeterminate period of time.

         On March 1, 2001, we entered into an employment agreement with Tony French whereby he will serve as our Executive Vice President. Mr. French shall be paid an annual salary of $100,000 and a performance bonus. The employment agreement is for an indeterminate period of time. In the event Mr. French is terminated for any reason, including but not limited to, the acquisition of Thinkpath, Mr. French shall be entitled to a severance payment equal to 1 year's salary. Mr. French is the son of Declan A. French.

         On March 1, 2001, we entered into an employment agreement with Kelly Hankinson whereby she will serve as our Chief Financial Officer, Secretary and Treasurer. Ms. Hankinson shall be paid an annual salary of $100,000. The employment agreement is for an indeterminate period of time. In the event Ms. Hankinson is terminated for any reason, including but not limited to, the acquisition of Thinkpath, Ms. Hankinson shall be entitled to a severance payment equal to 1 year's salary.

         No other officer has an employment agreement with us.

Compensation of Directors

         There are no standard arrangements for the payment of any fees to our directors for acting in such capacity. Our directors have been issued warrants and/or options for services rendered in this capacity. Directors are reimbursed for expenses for attending meetings.

         The Board of Directors and our shareholders have adopted a 1998 Stock Option Plan, 2000 Stock Option Plan and 2001 Stock Option Plan, pursuant to which options have been granted or will be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to us.

Options, Warrants or Rights Issued to Directors and/or Officers

         On August 19, 1999, Declan A. French was issued an option to purchase 100,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as Chairman of the Board and Chief Executive Officer. The option is immediately exercisable and expires on August 19, 2004.

         On August 19, 1999, Tony French was issued an option to purchase 50,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as an employee. The option is immediately exercisable and expires on August 19, 2004.

         On August 19, 1999, John R. Wilson was issued an option to purchase 20,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as President of Systemsearch Consulting Services Inc. The option is immediately exercisable and expires on August 19, 2004.

         On August 19, 1999, Kelly Hankinson was issued an option to purchase 25,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in her capacity as Vice President, Finance and Administration and Group Controller. The option is immediately exercisable and expires on August 19, 2004.

         On August 19, 1999, Arthur S. Marcus was issued an option to purchase 2,500 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for legal services rendered. The option is immediately exercisable and expires on August 19, 2004.

         On January 1, 2000, Roger W. Walters, a former officer and director of Thinkpath, was issued an option to purchase 25,000 shares of our common stock at an exercise price of $3.25 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. The option was immediately exercisable and expired on December 31, 2000. Such option was not exercised.

         On March 22, 2000, Declan A. French was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as Chairman of the Board and Chief Executive Officer. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, Thomas E. Shoup, our former President and Chief Operating Officer, was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. and in consideration for services rendered to us in his capacity as President and Chief Operating Officer. The option was to vest at a rate of 1,333 shares of common stock per year and was to be fully vested on March 22, 2003. The option was to expire on March 22, 2005. The option terminated on December 22, 2000, the effective date of Mr. Shoup's resignation as an officer of Thinkpath.

         On March 22, 2000, Tony French was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as Executive Vice President. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, Kelly Hankinson was issued an option to purchase 3,500 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in her capacity as Vice President, Finance and Administration and Group Controller. The option shall vest at a rate of 1,167 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, Roger W. Walters, a former officer and director of Thinkpath, was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as Executive Vice President of US Operations and as a director. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, John R. Wilson was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as President of Systemsearch Consulting Services Inc. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, John A. Irwin, a former officer of Thinkpath, was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as President of International Career Specialists Ltd. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, William J. Neil, a former director of Thinkpath, was issued an option to purchase 10,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as a director. The option shall vest at a rate of 3,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, John Dunne was issued an option to purchase 10,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 3,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, James Reddy, a former director of Thinkpath, was issued an option to purchase 10,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 3,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 31, 2000, Roger W. Walters, a former officer and director of Thinkpath, was issued an option to purchase 25,000 shares of our common stock at an exercise price of $2.75 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. The option was immediately exercisable and expired on December 31, 2000. Such option was never exercised.

         On May 9, 2000, Marilyn Sinclair, a former officer and director of ours, was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.25 per share. The option was issued in consideration for services rendered to us in her capacity as Vice President and President of Object Arts Inc. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on May 9, 2003. The option expires on May 9, 2005

         On June 30, 2000, Roger W. Walters, a former officer and director of ours, was issued an option to purchase 25,000 shares of our common stock at an exercise price of $3.00 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. The option was immediately exercisable and expired on December 31, 2000. Such option was never exercised.

         On September 30, 2000, Roger W. Walters, a former officer and director of ours, was issued an option to purchase 25,000 shares of our common stock at an exercise price of $2.12 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. The option was immediately exercisable and expired on December 31, 2000. Such option was never exercised.

         On December 26, 2000, Declan A. French was issued an option to purchase 25,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in his capacity as Chairman of the Board. The option shall vest at a rate of 8,333 shares of common stock per year and shall be fully vested on December 26, 2003.
The option expires on December 26, 2005

         On December 26, 2000, Kelly Hankinson was issued an option to purchase 100,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in her capacity as director. The option expires on December 26, 2005.

         On December 26, 2000, John Dunne was issued an option to purchase 25,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 8,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005.

         On December 26, 2000, Arthur S. Marcus was issued an option to purchase 25,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 8,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005.

         On December 26, 2000, Ronan McGrath was issued an option to purchase 25,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 8,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005.

         On December 26, 2000, Michael Reid was issued an option to purchase 100,000 shares of our common stock at an exercise price of $0.70 per share. The option shall vest at a rate of 33,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005.

         On December 26, 2000, Joel Schoenfeld was issued an option to purchase 25,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in his capacity as an advisor to the Board of Directors. The option shall vest at a rate of 8,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005.

         On March 14, 2001, we repriced 100,000 options belonging to Roger W. Walters to $1.00 per share in consideration of debt forgiveness of $75,000 and the restructuring of debt totaling $250,000 on the notes payable to Mr. Walters in connection with our purchase of Cad Cam, Inc. The options shall be exercisable during the period April 1, 2001 to April 4, 2004.

         The table below shows the options granted to our past and present named officers and the percentage of the total options issued to such persons during the fiscal year 2000:


Officer and/or Director            Expiration Date             Options         Percent         Exercise Price
-----------------------            ---------------             -------         -------         --------------
Declan A. French                   March 22, 2005               4,000                             $3.19
                                   December 26, 2005           25,000           6.7%              $0.70
John A. Irwin                      March 22, 2005               4,000           0.09%             $3.19
John R. Wilson                     March 22, 2005               4,000           0.09%             $3.19
Roger W. Walters                   December 31, 2000           25,000(1)                          $3.25
                                   March 22, 2003               4,000                             $3.19
                                   December 31, 2000           25,000(1)                          $2.75
                                   December 31, 2000           25,000(1)                          $3.00
                                   December 31, 2000           25,000(1)        23.9%             $2.12
Thomas E. Shoup                    March 22, 2005               4,000           0.09%             $3.19


(1) The exercise price of such options was repriced by Thinkpath to $1.00 per share in consideration for the forgiveness of $75,000 in debt and the restructuring of debt totaling $250,000 pursuant to notes payable to Mr. Walters in connection with our acquisition of Cad Cam, Inc. In addition, the term of the options was extended to April 4, 2004.

Consulting Agreements

         In May 1998, we entered into a consulting agreement with Robert M. Rubin, one of our former directors, pursuant to which Mr. Rubin assists us in structuring and negotiating acquisitions, strategic partnerships and other expansion opportunities. In exchange for such services, Mr. Rubin has been granted an option to purchase 200,000 shares of our common stock at a purchase price of $2.10 per share. Mr. Rubin has agreed not to sell, transfer, assign, hypothecate or otherwise dispose of the shares of our common stock issuable upon exercise of the options for a period of two years after exercise without our consent. As of the date of this prospectus, we have issued 64,778 shares of our common stock upon Mr. Rubin's exercise of the option.


         On September 13, 2000, we entered into an engagement agreement with Burlington Capital Markets, Inc. Inc., which is conditioned on the successful integration of our first acquisition through Burlington Capital Markets. We agreed to sell Burlington Capital Markets an aggregate of 250,000 shares of our common stock at a cash purchase price of $.01 per share. We further agreed to issue warrants to purchase an aggregate of 400,000 shares of our common stock according to the following schedule: (i) 100,000 shares at an exercise price of $5.00 per share, exercisable at any time after October 13, 2000; (ii) 100,000 shares at an exercise price of $7.00 per share, exercisable at any time after November 13, 2000; (iii) 100,000 shares at an exercise price of $9.00 per share, exercisable at any time after December 13, 2000, and (iv) 100,000 shares at an exercise price of $11.00 per share, exercisable at any time after February 13, 2001. Such warrants were exercisable in whole or in part five years from the respective vesting date and contained a cashless exercise provision and registration rights. Compensation was to be paid to Burlington at a monthly fee of $10,000 for a minimum of six months. The agreement with Burlington was subsequently terminated and no warrants were issued. In the aggregate, Burlington received 425,000 shares of our common stock and $10,000 pursuant to the agreement.


         On December 14, 2000, we entered into a consulting agreement with Tsunami Trading Corp. d/b/a Tsunami Financial Communications and International Consulting Group, pursuant to which Tsunami and International Consulting Group are to provide financial consulting services to us with respect to financing, and mergers and acquisitions and related matters. In consideration for the services to be rendered, we: (a) issued 160,000 shares of our common stock to the consultants as an advance fee, (b) agreed to pay a fee of 10% of the consideration received by us upon the successful completion of any transaction contemplated by the consulting agreement; and (c) agreed to issue warrants to purchase our common stock in an amount equal to 2% of the equity sold and/or issued by us in any transactions contemplated by the consulting agreement.

         On January 24, 2001, we entered into an agreement with The Del Mar Consulting Group, a California corporation, to represent us in investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals. We issued a non-refundable retainer of 400,000 shares to Del Mar and are required to pay $4,000 per month for on-going consulting services. The shares are to be registered no later than August 30, 2001 and will not be sold or transferred prior to the earlier of October 31, 2001 or the termination of the agreement. In addition, Del Mar has an option to purchase 400,000 shares of common stock at $1.00 per share and 100,000 shares at $2.00 per share which collectively expire January 24, 2005.

         On January 30, 2001, we issued an additional 20,000 shares of our common stock to International Consulting Group for financial consulting services rendered pursuant to the December 14, 2000 consulting agreement between Tsunami Trading Corp. d/b/a Tsunami Financial Communications, International Consulting Group and us.


Stock Option Plans

The 1998 Stock Option Plan

         The 1998 Stock Option Plan is administered by our Compensation Committee or our Board of Directors, which determines among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of our common stock issuable upon the exercise of the options and the option exercise price. As of the date of this prospectus, we have issued options to purchase 435,000 shares of our common stock underlying the 1998 Stock Option Plan to certain of our directors, employees and consultants.

         The 1998 Stock Option Plan is effective for a period for ten years, expiring in 2008. Options to acquire 435,000 shares of our common stock may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide us with their skills and expertise. The 1998 Stock Option Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the 1998 Stock Option Plan may be exercisable for up to ten years, generally require a minimum two year vesting period, and shall be at an exercise price all as determined by our Board of Directors provided that, pursuant to the terms of the underwriting agreement between us and our underwriters, the exercise price of any options may not be less than the fair market value of the shares of our common stock on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death. Upon a change in control of Thinkpath, the acceleration date of any options that were granted but not otherwise exercisable accelerates to the date of the change in control. Change in control includes (i) the sale of substantially all of our assets and merger or consolidation with another company, or (ii) a majority of the members of our Board of Directors changes other than by election by the shareholders pursuant to Board of Directors solicitation or by vacancies filled by the Board of Directors caused by death or resignation of such person.

         If a participant ceases affiliation with us by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant ninety days to exercise the option, except for termination for cause which results in immediate termination of the option. Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the 1998 Stock Option Plan, subject to applicable securities regulation. The 1998 Stock Option Plan may be terminated or amended at any time by our Board of Directors, except that the number of shares of our common stock reserved for issuance upon the exercise of options granted under the 1998 Stock Option Plan may not be increased without the consent of our shareholders.

The 2000 Stock Option Plan

         The 2000 Stock Option Plan is administered by our Compensation Committee or our Board of Directors, which determines among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of our common stock issuable upon the exercise of the options and the option exercise price. As of the date of this prospectus, we have issued options to purchase 435,000 shares of our common stock underlying the 2000 Stock Option Plan to certain of our directors, employees and consultants.

         The 2000 Stock Option Plan is effective for a period for ten years, expiring in 2010. Options to acquire 435,000 shares of our common stock may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide us with their skills and expertise. The 2000 Stock Option Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the 2000 Stock Option Plan may be exercisable for up to ten years, generally require a minimum two year vesting period, and shall be at an exercise price all as determined by our Board of Directors provided that, pursuant to the terms of the underwriting agreement between us and our underwriters, the exercise price of any options may not be less than the fair market value of the shares of our common stock on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death. Upon a change in control of Thinkpath, the acceleration date of any options that were granted but not otherwise exercisable accelerates to the date of the change in control. Change in control includes (i) the sale of substantially all of our assets and merger or consolidation with another company, or (ii) a majority of the members of our Board of Directors changes other than by election by the shareholders pursuant to Board of Directors solicitation or by vacancies filled by the Board of Directors caused by death or resignation of such person.

         If a participant ceases affiliation with us by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant ninety (90) days to exercise the option, except for termination for cause which results in immediate termination of the option. Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the 2000 Stock Option Plan, subject to applicable securities regulation. The 2000 Stock Option Plan may be terminated or amended at any time by our Board of Directors, except that the number of shares of our common stock reserved for issuance upon the exercise of options granted under the 2000 Stock Option Plan may not be increased without the consent of our shareholders.

The 2001 Stock Option Plan

         The 2001 Stock Option Plan is administered by our Compensation Committee or our Board of Directors, which determines among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of our common stock issuable upon the exercise of the options and the option exercise price. As of the date of this prospectus, we have issued options to purchase 335,000 shares of our common stock underlying the 2001 Stock Option Plan to certain of our directors, employees and consultants.

         The 2001 Stock Option Plan is effective for a period for ten years, expiring in 2011. Options to acquire 1,000,000 shares of our common stock may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide us with their skills and expertise. The 2001 Stock Option Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the 2001 Stock Option Plan may be exercisable for up to ten years, generally require a minimum two year vesting period, and shall be at an exercise price all as determined by our Board of Directors provided that, pursuant to the terms of the underwriting agreement between us and our underwriters, the exercise price of any options may not be less than the fair market value of the shares of our common stock on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death. Upon a change in control of Thinkpath, the acceleration date of any options that were granted but not otherwise exercisable accelerates to the date of the change in control. Change in control includes (i) the sale of substantially all of our assets and merger or consolidation with another company, or (ii) a majority of the members of our Board of Directors changes other than by election by the shareholders pursuant to Board of Directors solicitation or by vacancies filled by the Board of Directors caused by death or resignation of such person.

         If a participant ceases affiliation with us by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant ninety days to exercise the option, except for termination for cause which results in immediate termination of the option. Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the 2001 Stock Option Plan, subject to applicable securities regulation. The 2001 Stock Option Plan may be terminated or amended at any time by our Board of Directors, except that the number of shares of our common stock reserved for issuance upon the exercise of options granted under the 2001 Stock Option Plan may not be increased without the consent of our shareholders.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         In April 1998, we acquired all the issued and outstanding capital stock of Systemsearch Consulting Services Inc. and Systems PS Inc. from John R. Wilson for aggregate consideration of $98,000 and 174,551 shares of our common stock. The acquisition was effective as of January 2, 1997. Systems PS Inc. is currently inactive but holds certain assets utilized by Systemsearch Consulting Services Inc. in its operations. Mr. Wilson was not affiliated with us prior to the acquisition.

         On May 19, 1998, we completed the acquisition of all the issued and outstanding capital stock of International Career Specialists Ltd. for $326,000 in cash and 130,914 shares of our common stock to John A. Irwin, a former officer of Thinkpath. In connection with the acquisition, International Career Specialists Ltd. made a distribution to Mr. Irwin of certain of its assets that were not necessary for the operation of the business. The transaction was effective as of January 1, 1998. Mr. Irwin was not affiliated with us prior to the acquisition.

         In October 1997, in consideration for certain business consulting services, including identifying, structuring and effecting the acquisitions of Systemsearch Consulting Services Inc. and International Career Specialists Ltd., we issued 113,459 shares of our common stock to Globe Capital Corporation, which is controlled by Lloyd MacLean, our former Chief Financial Officer and a former director.

         In May 1998, we entered into a consulting agreement with Robert M. Rubin, one of our former directors, pursuant to which Mr. Rubin will assist us in structuring and negotiating acquisitions, strategic partnerships and other expansion opportunities. In exchange for such services, Mr. Rubin received an option to purchase 200,000 shares of our common stock at a purchase price of $2.10 per share. Mr. Rubin has agreed not to sell, transfer, assign, hypothecate or otherwise dispose of the shares of our common stock issuable upon exercise of the option for a period of 2 years after exercise without our consent. As of the date of this prospectus we have issued 64,778 shares of common stock upon Mr. Rubin's exercise of the option.

         In November 1998, we purchased certain assets of Southport Consulting, Inc. from Michael Carrazza, one of our former directors, for an aggregate of $300,000 in cash and 40,000 shares of our common stock. In February 2001, Mr. Carrazza instituted an action against us in the Supreme Court of the State of New York alleging breach of contract and unjust enrichment. Mr. Carrazza is seeking $250,000 in damages specifically claiming that we failed to deliver cash and/or stock under the asset purchase agreement.

         On September 16, 1999, we completed the acquisition of all the issued and outstanding capital stock of Cad Cam, Inc. for $2,000,000 in cash, $2,500,000 pursuant to a promissory note and the issuance of $1,500,000 worth of shares of our common stock to Roger W. Walters, Cad Cam, Inc.'s former president. As part of the transaction, Mr. Walters was elected to serve on our Board of Directors. The share purchase agreement was executed on January 1, 1999 and the transaction was effective as of September 16, 1999. Mr. Rogers was not affiliated with us prior to the acquisition. On March 14, 2001, Mr. Walters resigned from the Board of Directors effective March 30, 2001.

         On January 1, 2000, the share purchase agreement by and among Thinkpath, Cad Cam, Inc., and Roger W. Walters was amended. Pursuant to the amendment, the parties agreed that $1,000,000 of the $2,000,000 cash payment to be made to Mr. Walters was to be paid in 4 equal quarterly payments of $250,000 commencing on January 1, 2000. In consideration for accepting the cash payment in installments, we issued Mr. Walters options to purchase an aggregate of 100,000 shares of our common stock at exercise prices ranging from $2.12 to $3.25 per share, which options expired on December 31, 2000. On March 14, 2001, we repriced such options belonging to Roger W. Walters to an exercise price of $1.00 per share in consideration of debt forgiveness of $75,000 and the restructuring of debt totaling $250,000 on the notes payable to Mr. Walters in connection with our purchase of Cad Cam, Inc. In addition, the term of such options was extended to April 4, 2004.

         On January 1, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Object Arts Inc., an Ontario corporation, in consideration of: (i) the issuance of $900,000 of our common stock to Working Ventures Custodian Fund in exchange for the retirement of outstanding subordinated debt; (ii) the issuance to Working Ventures Custodian Fund an amount of our common stock equal to the legal fees and professional fees incurred and paid by Working Ventures Custodian Fund in connection with our acquisition of Object Arts Inc.; and (iii) the issuance of $1,100,000 of our common stock to the existing shareholders of Object Arts Inc. As part of the transaction, we entered into employment agreements with Marilyn Sinclair and Lars Laakes, former officers of Object Arts Inc. Such employment agreements were for a term of 3 years commencing on January 1, 2000, the effective date of the acquisition, with annual salaries of $82,000 and $75,000, respectively. Neither Ms. Sinclair nor Mr. Laakes was affiliated with us prior to the acquisition. On March 9, 2001 Ms. Sinclair resigned as an officer of Thinkpath. On April 9, 2001, Ms. Sinclair resigned from our Board of Directors.

         On April 25, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Micro Tech Professionals, Inc., a Massachusetts corporation, in consideration of an aggregate of up to $4,500,000 in a combination of cash, notes payable and shares of our common stock, subject to specific performance criteria to be met. On April 25, 2000, we paid to Denise Dunne-Fushi, the sole shareholder of Micro Tech Professionals, Inc., $2,500,000 of the aggregate of $4,500,000, which was paid in accordance with the following schedule: (i) $1,250,000 in cash; (ii) the issuance of a $750,000 principal amount unsecured promissory note; and (iii) the issuance of 133,333 shares of our common stock. As part of the transaction, we entered into an employment agreement with Denise Dunne-Fushi, the former President of Micro Tech Professionals, Inc. Such employment agreement was for a term of 1 year commencing on April 25, 2000, the effective date of the acquisition, with an annual salary of $125,000 and a bonus of $25,000. Mrs. Dunne-Fushi was not affiliated with us prior to the acquisition. Thinkpath and Mrs. Dunne-Fushi are currently in the process of negotiating the terms of the renewal of her employment agreement. Mrs. Dunne-Fushi continues to serve as our Vice President and as President of Micro Tech Professionals, Inc. on a month-to-month basis under the terms described above.

         On October 31, 2000, we consummated a business combination with TidalBeach Inc., an Ontario-based Web development company. In consideration for the business combination, we issued 250,000 shares of our common stock to the two shareholders of TidalBeach Inc. As part of the transaction, we entered into an employment agreement with Michael Reid, the former President of TidalBeach Inc. Such employment agreement is for a term of 2 years commencing on November 1, 2000 with an annual salary of $123,000.

         Effective December 26, 2000, shares and options were issued to the following: Declan A. French, Tony French, Michael Reid, Kelly Hankinson, and Globe Capital Corporation. These issuances were made pursuant to contracts and/or as bonuses with regards to the various acquisitions throughout the course of the fiscal year 2000. The amounts issued were as follows: 1,200,000 shares to Declan A. French; 50,000 shares to Tony French; 100,000 options priced at $0.70 to Michael Reid; and 50,000 shares and 100,000 options priced at $0.70 to Kelly Hankinson; and 500,000 shares to Globe Capital Corporation.

         During the fiscal year ended December 31, 2000 we paid to Gersten, Savage & Kaplowitz, LLP, our United States legal counsel, approximately $100,000 and issued 30,632 shares of common stock in consideration for legal services rendered. Arthur S. Marcus, one of our directors, is a partner of Gersten, Savage & Kaplowitz, LLP.

         While we were private, we lacked sufficient independent directors to ratify many of the foregoing transactions. However, we believe that the foregoing transactions were on terms no less favorable to us than could have been obtained from unaffiliated third parties. Management believes that all transactions consummated since we became public and all future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates have been and will be on terms no less favorable than could be obtained from unaffiliated third parties. In the event that we enter into future affiliated transactions, independent directors who do not have an interest in the transactions and who have access, at our expense, to our counsel or independent legal counsel, will approve such transactions.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth, as of June 12, 2001, the names and ownership of our common stock beneficially owned, directly or indirectly, by:
(i) each person who is a director or executive officer of Thinkpath; (ii) all directors and executive officers of Thinkpath as a group; and (iii) all holders of 5% or more of the outstanding shares of the common stock of Thinkpath:




Names and Address of Beneficial                      Amount and Nature of          Percentage of Shares
Owner (1)                                         Beneficial Ownership (2)             Outstanding
-------------------------------                   ------------------------           ---------------
Declan A. French                                         2,322,459(3)                     15.8%

Laurie Bradley                                                 0                             0

Tony French                                                 70,133(4)                        *

Kelly Hankinson                                             55,167(5)                        *

John Dunne                                                  41,424(6)                        *

Arthur S. Marcus                                            30,500(7)                        *

Ronan McGrath                                               25,000(8)                        *

Joel Schoenfeld                                             25,000(9)                        *

Robert Escobio                                             200,000(10)                       *

Roger W. Walters                                         1,395,398(11)                     9.5%

KSH Strategic Investment
Fund, L.P.                                               1,844,673(12)                     12.2%

All directors and officers
as a group (9 persons)                                   2,769,683                         18.7%
(3) - (10)



* Less than 1%.

(1) Except as set forth above, the address of each individual is 55 University Avenue, Suite 505, Toronto, Ontario M5J 2H7.

(2) Based upon information furnished to us by the directors and executive officers or obtained from our stock transfer books. We have been informed that these persons hold the sole voting and dispositive power with respect to the common stock except as noted herein. For purposes of computing "beneficial ownership" and the percentage of outstanding common stock held by each person or group of persons named above as of June 6, 2001, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) Includes 510,563 shares of common stock owned by Christine French, the wife of Declan A. French and 101,333 shares of common stock issuable upon the exercise of options granted to Declan A. French that are currently exercisable or exercisable within the next 60 days. Also includes 1,200,000 shares of common stock issued to Declan A. French as a bonus pursuant to his employment agreement.

(4) Includes 1,133 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(5) Includes 1,133 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(6) Includes 1,333 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(7) Includes 27,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days. Excludes 30,362 shares of common stock issued in the name of Gersten, Savage & Kaplowitz, LLP, our United States legal counsel, of which Mr. Marcus is a partner.

(8) Consists of 25,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(9) Consists of 25,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(10) Includes 200,000 shares of common stock issued in the name of Aquila Airways Inc., a corporation in which Mr. Escobio's wife is a stockholder.

(11) Includes 100,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(12) Includes 315,000 shares of common stock issuable upon options that are currently exercisable or exercisable within the next 60 days and 250,000 shares of common stock issuable upon the exercise of warrants that are currently exercisable or exercisable within the next 60 days.

                            DESCRIPTION OF SECURITIES

         Our total authorized capital stock consists of 30,000,000 shares of common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share. The following descriptions contain all material terms and features of our securities and are qualified in all respects by reference to our Articles of Organization and Bylaws.

Common Stock


         We are authorized to issue up to 30,000,000 shares of common stock, no par value per share, of which as of the date of June 12, 2001, 14,597,920 shares of common stock were outstanding, not including the shares of common stock to be issued upon the conversion of the outstanding shares of Series C 7% Convertible Preferred Stock and the exercise of all outstanding warrants and options. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the conversion of the outstanding shares of Series C 7% Convertible Preferred Stock and the exercise of outstanding warrants and options will be, validly authorized and issued, fully paid, and non-assessable.


         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock are entitled to receive ratably dividends as may be declared by our Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Thinkpath, holders of the common stock are entitled to share ratably in all assets remaining, if any, after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities.

         Pursuant to the Business Corporations Act, Ontario, a shareholder of an Ontario corporation has the right to have the corporation pay the shareholder the fair market value for such shareholder's shares of the corporation in the event such shareholder dissents from certain actions taken by the corporation, such as amalgamation or the sale of all or substantially all of the assets of the corporation and such shareholder follows the procedures set forth in the Business Corporations Act, Ontario.

Preferred Stock

         Our Articles of Organization authorize the issuance of up to 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock.

Series A 8% Convertible Preferred Stock

         There were 17,500 shares of Series A 8% Convertible Preferred Stock authorized and issued, none of which remains outstanding.

Series B 8% Convertible Preferred Stock

         There were 1,500 shares of Series B 8% Convertible Preferred Stock authorized and issued, none of which remains outstanding.

Series C 7% Convertible Preferred Stock


         There are 1,605 shares of Series C 7% Convertible Preferred Stock authorized, of which 1,105 shares were issued pursuant to a share purchase agreement dated April 18, 2001 (the "Series C Agreement"). As of the date of this prospectus, there are 985 shares of Series C 7% Convertible Preferred Stock outstanding. Each share of Series C 7% Convertible Preferred Stock has a stated value of $1,000 per share. The shares of Series C 7% Convertible Preferred Stock are convertible into shares of our common stock at the option of the holders of the Series C 7% Convertible Preferred Stock at any time after issuance until we compulsorily convert or redeem such shares of Series C 7% Convertible Preferred Stock, which we may do under certain conditions.

         Pursuant to the Series C Agreement, we are registering in this offering, 200% of the shares of common stock issuable upon the conversion of the 1,105 shares of Series C 7% Preferred Stock issued and the 500 shares of Series C 7% Convertible Preferred Stock to be issued and the shares of common stock issuable upon the exercise of the warrants. Upon the effective date of this registration statement, we have the option to issue an aggregate of 500 shares of Series C 7% Preferred Stock in consideration for an additional $500,000, under certain conditions.


         The holders of the shares of Series C 7% Convertible Preferred Stock are entitled to receive preferential dividends in cash, on a quarterly basis commencing on June 30, 2001, out of any of our funds legally available therefor at the time of declaration of dividends before any other dividend distribution is paid or declared and set apart for payment on any shares of our common stock, or other class of stock presently authorized, at the rate of 7% simple interest per annum on the stated value per share plus any accrued but unpaid dividends, when as and if declared. We have the option to pay such dividends in shares of our common stock to be paid (based on an assumed value of $1,000 per share of Series C 7% Convertible Preferred Stock) in full shares only, with a cash payment equal to any fractional shares.

         The number of shares of our common stock into which the Series C 7% Convertible Preferred Stock shall be convertible equals that number of shares of common stock as is calculated by (i) the sum of (A) the stated value per share and (B) at the holder's election, accrued and unpaid dividends on such shares, divided by (ii) the "Conversion Price". The "Conversion Price" shall be the lesser of (x) 87.5% of the average of the 5 lowest daily volume weighted average prices (as reported by Bloomberg Financial L.P. at 4:02 ET on the NASDAQ SmallCap Market or the then applicable market) of our common stock during the period of 60 consecutive trading days immediately prior the date of the conversion notice; or (y) 90% of the average of the daily volume weighted average prices (as reported by Bloomberg Financial L.P. at 4:02 ET on the NASDAQ SmallCap Market or the then applicable market) during the period of the 5 trading days prior to the applicable closing date ($.4798 with respect to the 1,105 shares of Series C 7% Preferred Stock issued and outstanding). The Conversion Price is subject to certain floor and time limitations.

         At any time prior to October 24, 2001, we may, in our sole discretion, redeem in whole or in part, the then issued and outstanding shares of Series C 7% Convertible Preferred Stock at a price equal to $1,150 per share, plus all accrued and unpaid dividends, and after October 24, 2001, at a price equal to $1,200 per share, plus all accrued and unpaid dividends.


Common Stock Purchase Warrants

         There are outstanding warrants to purchase an aggregate of 2,758,473 shares of our common stock. 631,750 of the warrants are exercisable at any time and in any amount until December 30, 2004 at a purchase price of $3.24 per share, 250,000 of the warrants are exercisable at any time and in any amount until April 16, 2005 at a purchase price of $3.71 per share, 272,001 of the warrants are exercisable at any time and in any amount until August 22, 2005 at a purchase price of $3.516 per share, 89,864 of the warrants are exercisable at any time and in any amount until August 22, 2005 at a purchase price of $3.165 per share, 80,004 of the warrants are exercisable at any time and in any amount until August 22, 2005 at a purchase price of $2.742, 98,163 of the warrants are exercisable at any time and in any amount until August 22, 2005 at a purchase price of $2.463 per share, 423,207 of the warrants are exercisable at any time and in any amount until August 22, 2005 at a purchase price of $1.00 per share, 250,000 of the warrants are exercisable at any time and in any amount until January 20, 2006 at $1.50 per share, and 663,484 of the warrants are exercisable at any time and in any amount until April 18, 2006 at a purchase price of $.5445 per share. We may call any unexercised portion of 963,239 of the 2,293,777 warrants and require their exercise as follows if our common stock, as reported on the Nasdaq SmallCap Market, closes above the bid price indicated for any 10 consecutive business days: (i) 1/3 of such unexercised warrants at $6.00 per share, (ii) 1/3 of such unexercised warrants at $7.50 per share; and (iii) 1/3 of such unexercised warrants at $9.00 per share.

         Warrant-holders are not entitled, by virtue of being warrant-holders, to receive dividends or to vote at or receive notice of any meeting of shareholders or to exercise any other rights whatsoever as shareholders. In order to receive one share of our common stock a warrant-holder must surrender one warrant, accompanied by payment of the aggregate exercise price of the warrants to be exercised, which payment may be made, at the warrant-holder's election, in cash or by delivery of a cashiers or certified check or any combination of the foregoing. Upon receipt of duly executed warrants and payment of the exercise price, we will issue and cause to be delivered to warrant-holders certificates representing the number of shares of common stock so purchased.

      CERTAIN UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS


United States

         The following describes the principal United States federal income tax consequences of the purchase, ownership and disposition of our shares of common stock by a shareholder who is a citizen or resident of the United States or a United States domestic corporation or that otherwise will be subject to United States federal income tax. This summary is based on the United States Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This summary discusses only the principal United States federal income tax consequences to those beneficial owners holding the securities as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986 and does not address the tax treatment of a beneficial owner that owns 10% or more of shares of our common stock. It is for general guidance only and does not address the consequences applicable to certain specialized classes of taxpayers such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, or United States persons whose functional currency (as defined in Section 985 of the United States Internal Revenue Code of 1986) is not the United States dollar. Persons considering the purchase of these securities should consult their tax advisors with regard to the application of the United States and other income tax laws to their particular situations. In particular, a United States shareholder should consult his or her or its tax advisor with regard to the application of the United States federal income tax laws to his, her or its situation.

         A United States shareholder generally will realize, to the extent of our current and accumulated earnings and profits, foreign source ordinary income on the receipt of cash dividends, if any, on the shares of our common stock equal to the United States dollar value of such dividends determined by reference to the exchange rate in effect on the day they are received by the United States shareholder (with the value of such dividends computed before any reduction for any Canadian withholding tax). United States shareholders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any dividends received which are converted into United States dollars on a date subsequent to receipt. Subject to the requirements and limitations imposed by the United States Internal Revenue Code of 1986, a United States shareholder may elect to claim Canadian tax withheld or paid with respect to dividends on the shares of our common stock as a foreign credit against the United States federal income tax liability of such holder. Dividends on the shares of our common stock generally will constitute "passive income" or, in the case of certain United States shareholders, "financial services income," for United States foreign tax credit purposes. United States shareholders who do not elect to claim any foreign tax credits may claim a deduction for Canadian income tax withheld. Dividends paid on the shares of our common stock will not be eligible for the dividends received deduction available in certain cases to United States corporations.

         Upon a sale or exchange of a share of our common stock, a United States shareholder will recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the tax basis of such share of common stock.

         Generally, any gain or loss recognized as a result of the foregoing will be a capital gain or loss and will either be long-term or short-term depending upon the period of time the shares of our common stock are sold or exchanged, as the case may be, were held.

         This summary is of general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences to any particular investor is made.

Canada

         The following is a summary of the principal Canadian federal income tax considerations generally applicable to the acquisition, holding and disposition of shares of our common stock purchased pursuant to this prospectus by a United States shareholder who, for the purposes of the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, as applicable and at all relevant times, (i) is resident in the United States and not resident in Canada, (ii) holds shares of our common stock as capital property, (iii) does not have a "permanent establishment" or "fixed base" in Canada, and (iv) deals at arm's length with us. Special rules, which are not discussed in this summary, may apply to "financial institutions" and to non-resident insurers carrying on an insurance business in Canada and elsewhere.

         This summary is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder and the Canada-United States Income Tax Convention, all specific proposals to amend the Income Tax Act (Canada) or the regulations thereunder announced by the Canadian Minister of Finance prior to the date of this prospectus and the current published administrative practices of Revenue Canada. This summary does not otherwise take into account or anticipate any changes in law or administrative practice nor does it take into account income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada, which may differ from the federal income tax consequences described herein. This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any particular purchaser of the shares of common stock.

Dividends

         Under the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, dividends paid or credited, or deemed to be paid or credited, on the shares of our common stock to a United States shareholder who owns less than 10% of our voting shares will be subject to Canadian withholding tax at the rate of 15% of the gross amount of such dividends or deemed dividends.

         Under the Canada-United States Income Tax Convention, dividends paid or credited to certain religious, scientific, charitable and similar tax exempt organizations and certain pension organizations that are resident, and exempt from tax, in the United States and that have complied with certain administrative procedures are exempt from this Canadian withholding tax.

Disposition of Shares of Common Stock

         A capital gain realized by a United States shareholder on a disposition or deemed disposition of shares of our common stock will not be subject to tax under the Income Tax Act (Canada) unless such shares of our common stock constitute taxable Canadian property within the meaning of the Income Tax Act (Canada) at the time of the disposition or deemed disposition. In general, the shares of our common stock will not be "taxable Canadian property" to a United States shareholder unless they are not listed on a prescribed stock exchange (which includes the Nasdaq SmallCap Market) or at any time within the five year period immediately preceding the disposition the United States shareholder, persons with whom the United States shareholder did not deal at arm's length, or the United States shareholder together with such persons owned or had an interest in or a right to acquire more than 25% of any class or series of our shares. A deemed disposition of shares of our common stock will arise on the death of a United States shareholder.

         If the shares of our common stock are taxable Canadian property to a United States shareholder, any capital gain realized on a disposition or deemed disposition of such shares of our common stock will generally be exempt from tax under the Income Tax Act (Canada) by virtue of the Canada-United States Income Tax Convention if the value of the shares of our common stock at the time of the disposition or deemed disposition is not derived principally from real property situated in Canada. We are of the view that the shares of our common stock do not now derive their value principally from real property situated in Canada; however, the determination as to whether Canadian tax would be applicable on a disposition or deemed disposition of shares of our common stock must be made at the time of the disposition or deemed disposition.

         This summary is of general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences to any particular investor is made.

                              INVESTMENT CANADA ACT

         The Investment Canada Act, a Federal Canadian statute, regulates the acquisition of control of existing Canadian businesses by any non-Canadian (as that term is defined in the Investment Canada Act).

         We are currently a Canadian (as that term is defined in the Investment Canada Act). If a non-Canadian seeks to acquire control of us, such acquisition will be subject to the Investment Canada Act. In general, any transaction that is subject to the Investment Canada Act is a reviewable transaction if the book value of our assets, as set out in its most recent financial statements, exceeds the applicable threshold. If the potential acquiror is a WTO Investor, acquiring control of us would only be reviewable if the book value of our assets exceeded CDN$209 million. (This number is the threshold amount for 2001 and this amount is increased each year by a factor equal to the increase in the rate of Canadian inflation for the previous year). A WTO Investor is defined in the Investment Canada Act as an investor ultimately controlled by nationals of World Trade Organization member states, such as the United States of America.

         If the book value of our assets exceeds the applicable threshold for review, the potential acquiror must file an application for review and obtain the approval of the Minister of Industry before acquiring control of us. In deciding whether to approve the reviewable transaction, the Minister considers whether the investment "is likely to be of net benefit to Canada". This determination is made on the basis of economic and policy criteria set out in the Investment Canada Act.

         The approval process begins with an initial review period of 45 days from the date the completed application is received. However, the Minister of Industry has authority to extend the review period unilaterally for 30 more days. Any further extensions require the potential acquiror's consent.

                         SHARES ELIGIBLE FOR FUTURE SALE


         We cannot assure you as to the effect, if any, that future sales of common stock will have on the market price of our common stock. Of our shares of common stock currently outstanding, assuming no exercise of warrants and/or options or the conversion of the outstanding shares of Series C 7% Convertible Preferred Stock, 7,894,330 are "restricted securities" as the term is defined in Rule 144 under the Securities Act of 1933, as amended, and under certain circumstances may be sold without registration pursuant to that rule. Subject to the compliance with the notice and manner of sale requirements of Rule 144 and provided that we are current in our reporting obligations under the Securities Exchange Act of 1934, a person who beneficially owns restricted shares of stock for a period of at least one year is entitled to sell, within any three-month period, shares equal to the greater of 1% of the number of the then outstanding shares of common stock, or if the common stock is quoted on the Nasdaq System, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the required notice of sale on the Form 144 with the United States Securities and Exchange Commission. As of June 12, 2001, 1,889,354 shares of the common stock held by beneficial owners are eligible for sale pursuant to Rule 144. We are unable to predict the effect that the sales made under Rule 144 otherwise may have on the market price of our common stock prevailing at the time of any such sales. Nevertheless, sales of substantial amounts of the restricted shares of common stock in the public market could adversely affect the then prevailing market for our common stock and could impair our ability to raise capital through the sale of our equity securities.

                            SELLING SECURITY HOLDERS


         The table below sets forth certain information regarding the beneficial ownership of the common stock by the selling security holders and as adjusted to give effect to the sale of the shares offered in this prospectus.


                            Position, Office or       Beneficial Ownership
                            Affiliation with          of Common Stock                                  Percentage of Common
Name of Selling Security    Thinkpath During          Prior to                Shares of Common         Stock Beneficially Owned
Holder                      the Past Three Years      Sale(1)                 Stock to Be Sold(1)      After the Offering(2)
------                      --------------------      -------                 -------------------      ---------------------
Alpha Capital AG            None                      1,790,649(3)            3,168,238(4)(5)          0.0%

Stonestreet L.P             None                      1,790,649(3)            3,168,238(4)(5)          0.0%

Andrew Reckless             None                      152,669                 249,088                  0.0%

Paul T. Mannion             None                      152,669                 249,088                  0.0%

Gersten, Savage &           Legal Counsel             30,362                  30,362                   0.0%
Kaplowitz, LLP

Arthur S. Marcus            Director and Partner of   27,500                  27,500(6)                0.0%
                            Legal Counsel

Christopher J. Kelly        Employee of Legal         12,500                  12,500(7)                0.0%
                            Counsel

Denise Dunne-Fushi          Employee                  133,333                 133,333                  0.0%

KSH Investments, Inc.       Placement Agent and       1,844,673               150,000                  11.4%
                            Financial Consultant

Dailyfinancial.com, Inc.    Consultant                90,000                  90,000                   *

Burlington Capital          Consultant                425,000                 425,000                  0.0%
Markets, Inc.

Del Mar Consulting Group    Consultant                600,000(8)              600,000                  *

Robert B. Prag              Consultant                23,622                  23,622                   *

Roger W. Walters            Former Director and       1,395,398               1,125,398                1.9%
                            Officer

Chris Killarney             Former Employee           105,000                 105,000                  0.0%

Michael Reid                Employee                  125,000                 125,000                  0.0%

Bernadette Reid             None                      125,000                 125,000                  0.0%

International Consulting    Consultant                140,000                 140,000                  *
Group

* Less than 1%
---------------

(1) The number of shares of common stock shown as beneficially owned and offered by the selling security holders represents the number of shares that we have initially agreed to register. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock offered by the selling security holders hereby and included in the registration statement of which this prospectus is a part and also includes: (a) such number of additional shares of our common stock as may be issued upon (i) the conversion of the 1,105 shares of Series C 7% Convertible Preferred Stock that were issued in the April 2001 private placement offering, (ii) the exercise of warrants to purchase an aggregate of 663,484 shares of our common stock that were issued in the April 2001 private placement offering, (iii) the conversion of the 500 shares of Series C 7% Convertible Preferred Stock that may be issued upon the exercise of our option to issue such additional shares of Series C 7% Convertible Preferred Stock, (iv) the exercise of $150,0000 of warrants to purchase shares of our common stock that may be issued upon the exercise of our option to issue such additional warrants; and (b) an aggregate of (i) 12,500 shares of our common stock issuable upon the exercise of option exercisable at $3.25 per share,
         (ii) 2,500 shares of our common stock issuable upon the exercise of options exercisable at $3.19 per share, and (iii) 25,000 shares of common stock issuable upon the exercise of options exercisable at $.70 per share. Accordingly, the actual number of shares of our common stock issued or issuable upon the conversion of the shares of Series C 7% Convertible Preferred Stock and the exercise of warrants is subject to adjustment depending upon factors which cannot be predicted at this time, including, among others, the future market prices of our common stock. According, the number of shares set forth for each selling security holder may exceed the actual number of shares of common stock the such selling security holder could beneficially own at any given time through such selling security holder's ownership of the shares of Series C 7% Convertible Preferred Stock and the warrants. The above numbers assume that the selling security holders will convert all of the shares of Series C 7% Convertible Preferred Stock and exercise all of the outstanding warrants and options held by them.

(2)      Assumes all of the shares of common stock offered are sold.


(3) Assumes the conversion of all of such shareholders' portion of the shares of Series C 7% Convertible Preferred Stock issued and to be issued and assumes the exercise of all of the warrants issued and to be issued, however, pursuant to the share purchase agreement, each such shareholder may not own more than 9.9% of our common stock at any one time.

(4) Includes 1,836,904 shares of our common stock issuable upon the conversion of shares of our Series C 7% Convertible Preferred Stock if we choose to exercise our option to issue such shares to the investors in the April 2001 private placement offering pursuant to the terms therein.

(5) Includes 275,492 shares of our common stock issuable upon the exercise of warrants if we choose to exercise our option to issue such warrants to the investors in the April 2001 private placement offering pursuant to the terms therein.

(6) Includes (i) 10,000 shares of our common stock issuable upon the exercise of options exercisable at $3.25 per share, (ii) 2,500 shares of our common stock issuable upon the exercise of options exercisable at $3.19 per share, and (iii) 15,000 shares of our common stock issuable upon the exercise of options exercisable at $.70 per share.

(7) Includes (i) 2,500 shares of our common stock issuable upon the exercise of options exercisable at $3.25 per share, and (ii) 10,000 shares of our common stock issuable upon the exercise of options exercisable at $.70 per share.

(8) Includes 200,000 shares of Common Stock issuable upon the exercise of options exercisable at $.55 per share.


         In recognition of the fact that the selling security holders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with the selling security holders to file with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on Form SB-2, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement in effect until the shares of common stock are no longer required to be registered for the sale thereof by the selling security holders.

                              PLAN OF DISTRIBUTION

         Our shares of common stock offered hereby by the selling security holders may be sold from time to time by such selling security holders, or by pledgees, donees, transferees and other successors in interest thereto. These pledgees, donees, transferees and other successors in interest will be deemed "selling security holders" for the purposes of this prospectus. Our shares of common stock may be sold:

- on one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board); or

-        in privately negotiated transactions.

         Our shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling security holders and purchasers. In addition, the selling security holder may, from time to time, sell the common stock short, and in these instances, this prospectus may be delivered in connection with the short sale and the shares of common stock offered hereby may be used to cover the short sale.

         Transactions involving brokers or dealers may include, without limitation, the following:

-        ordinary brokerage transactions,

-        transactions in which the broker or dealer solicits purchasers,

- block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

- purchases by a broker or dealer as a principal and resale by such broker or dealer for its own account.

        In effecting sales, brokers and dealers engaged by the selling security holders or the purchasers of the shares of common stock may arrange for other brokers or dealers to participate. These brokers or dealers may receive discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares of common stock for whom the broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

         We are bearing all of the costs relating to the registration of the shares of common stock other than certain fees and expenses, if any, of counsel or other advisors to the selling security holders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in the transaction, or both.

         Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

         One of the selling security holders (Burlington Capital Markets, Inc.) whose shares are being registered herein has agreed not to sell more than 50,000 shares in any single month unless the stock price exceeds $3.00 per share for ten consecutive trading days. Del Mar Consulting Group has agreed not to sell any shares until December 31, 2001.

                                  LEGAL MATTERS

         Certain legal matters in connection with the offering, including the validity of the issuance of the shares of common stock offered hereby, will be passed upon for us by Gersten, Savage & Kaplowitz, LLP, New York, New York.

                                     EXPERTS

         Our financial statements for the years ended December 31, 1999 and 2000, appearing in this prospectus and registration statement have been audited by Schwartz Levitsky Feldman, llp, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Our financial statements for the three months ended March 31, 2001, appearing in this prospectus and registration statement have been prepared by us and have been reviewed by Schwartz, Levitsky, Feldman, llp.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the information requirements of the Exchange Act of 1934, and, in accordance therewith will have been filing reports, proxy statements and other information with the United States Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the United States Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the United States Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the United States Securities and Exchange Commission's Web site (http://www.sec.gov). Further information on public reference rooms available at the United States Securities and Exchange Commission is available by contacting the United States Securities and Exchange Commission at 1-(800) SEC-0330. The Nasdaq Stock Market maintains a Web site at (http://www.nasdaq.com) whereby information regarding Thinkpath may be obtained

                               THINKPATH.COM INC.

                    INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                              AS OF MARCH 31, 2001

                                   (UNAUDITED)

                        (AMOUNTS EXPRESSED IN US DOLLARS)

THINKPATH.COM INC.
INTERIM CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2001 AND DECEMBER 31, 2000
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)

                                                        2001             2000
                                                        ----             ----

                                                          $               $
                                     ASSETS
CURRENT ASSETS


    Accounts receivable                               7,913,055        7,857,999
    Inventory                                            68,437           93,670
    Income taxes receivable                             333,597          358,436
    Prepaid expenses                                    359,790          335,930
                                                     ----------        ---------

                                                      8,674,879        8,646,035

CAPITAL ASSETS                                        3,342,683        3,596,759

GOODWILL                                              8,412,359        8,585,290

INVESTMENT IN NON-RELATED COMPANIES                   1,279,344        1,318,019

LONG-TERM RECEIVABLE                                    217,364           83,450

OTHER ASSETS                                          1,711,409        1,812,889

DEFERRED INCOME TAXES                                 1,605,449        1,643,426
                                                     ----------        ---------


                                                     25,243,487       25,685,940
                                                     ==========       ==========

THINKPATH.COM INC.
INTERIM CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2001 AND DECEMBER 31, 2000
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)


                                                         2001              2000
                                                         ----              ----

                                                          $                   $
                                   LIABILITIES
CURRENT LIABILITIES


    Bank indebtedness                                  5,439,868      5,061,410
    Accounts payable                                   3,495,579      3,822,984
    Deferred revenue                                     195,598        219,308
    Current portion of long-term debt                    607,557        946,131
    Current portion of notes payable                   1,614,604      1,683,333
                                                      ----------     ----------

                                                      11,353,206     11,733,166

LONG-TERM DEBT                                         1,093,621        760,313

NOTES PAYABLE                                          1,636,822      1,641,667
                                                      ----------     ----------


                                                      14,083,649     14,135,146
                                                      ----------     ----------


                              STOCKHOLDERS' EQUITY

CAPITAL STOCK (Note 5)                                24,670,137     23,605,505

DEFICIT                                              (12,253,344)   (11,401,164)

OTHER COMPREHENSIVE INCOME, NET OF TAX

    Adjustments to market value                          74,813          76,548
    Cumulative translation adjustment                (1,331,768)       (730,095)
                                                      ----------     ----------

                                                      11,159,838     11,550,794
                                                      ----------     ----------

                                                      25,243,487     25,685,940
                                                      ==========     ==========






              The accompanying notes are an integral part of these
                   interim consolidated financial statements.

THINKPATH.COM INC.
INTERIM CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)                                                           (Restated)
                                                           2001          2000

                                                             $             $

REVENUE                                                10,645,554     10,155,337

COST OF CONTRACT SERVICES                               6,855,092      6,869,477
                                                      -----------    -----------

GROSS PROFIT                                            3,790,462      3,285,860

    Other Income                                           12,429             --
                                                      -----------    -----------

                                                        3,802,891      3,285,860
                                                      -----------    -----------
EXPENSES
    Administrative                                      1,405,758      1,388,832
    Selling                                             1,636,259      1,185,594
    Financial                                            (209,160)            --
                                                      -----------    -----------

                                                        2,832,857      2,574,426
                                                      -----------    -----------

INCOME BEFORE INTEREST, AMORTIZATION, UNDERNOTED
    ITEMS AND INCOMES TAXES                               970,034        711,434
                                                      -----------    -----------

    Interest                                              180,289        182,256
    Depreciation and amortization                         560,586        431,982
                                                      -----------    -----------

                                                          740,875        614,238


INCOME BEFORE UNDERNOTED ITEM AND INCOMES TAXES           229,159         97,196

    Other expenses (Note 7)                               850,877             --
                                                      -----------    -----------

INCOME (LOSS) BEFORE INCOME TAXES                        (621,718)        97,196

    Income taxes                                            3,962             --
                                                      -----------    -----------

NET INCOME (LOSS)                                        (625,680)        97,196
                                                      ===========    ===========
WEIGHTED AVERAGE NUMBER OF COMMON
    STOCK OUTSTANDING

         Basic                                         13,025,123      3,899,912
         Fully Diluted                                 13,025,123      4,001,630
                                                      ===========    ===========
INCOME (LOSS) PER WEIGHTED AVERAGE COMMON STOCK
  AFTER PREFERRED DIVIDENDS

         Basic                                              (0.05)          0.02
         Fully Diluted                                      (0.05)          0.02
                                                      ===========    ===========


              The accompanying notes are an integral part of these
                   interim consolidated financial statements.

THINKPATH.COM INC.
INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 2001 (AMOUNTS EXPRESSED IN US DOLLARS) (Unaudited)

                                          COMMON     PREFERRED
                                           STOCK         STOCK      CAPITAL                      CUMULATIVE        OTHER
                                       NUMBER OF     NUMBER OF        STOCK       RETAINED      TRANSLATION    COMPREHENSIVE
                                          SHARES        SHARES      AMOUNTS       EARNINGS       ADJUSTMENT        INCOME
                                      ----------     ---------      -------       --------      -----------    -------------
                                                      A      B         $              $              $               $
Balance as of
 December 31, 2000                    11,915,138    1,050   750    23,605,505   (11,401,164)     (730,095)        76,548

Issuance of preferred stock                   --       --    --            --            --            --             --

Issuance of common stock
  for cash                               525,000       --    --       400,000            --            --             --

Common stock issued in
    consideration
    of services
    and investment                        30,632       --    --        30,632            --            --             --
Dividends on preferred
    stock                                     --       --    --       226,500      (226,500)           --             --

Common stock payable                          --       --    --            --            --            --             --

Conversion of preferred stock
    to common stock                    1,875,839   (1,050) (750)           --            --            --             --

Reduction in common stock
    payable                                   --        --   --            --            --            --             --

Options issued for services                   --        --   --       100,000            --            --             --

Warrants issued for services                  --        --   --       307,500            --            --             --

Foreign currency translation                  --        --   --            --            --      (601,673)            --

Adjustment to market value                    --        --   --            --            --            --         (1,735)

Net loss for the period                       --        --   --            --      (625,680)           --             --
                                     -----------    ------  ----   ----------   -----------     ----------       -------
Balance as of
 March 31, 2001                       14,346,609        --   --    24,670,137   (12,253,344)    (1,331,768)       74,813
                                     ===========    ======  ====   ==========   ===========     ===========      =======

              The accompanying notes are an integral part of these
                   interim consolidated financial statements.

THINKPATH.COM INC.
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE THREE MONTHS ENDED MARCH 31
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)

                                                                         (Restated)
                                                                2001          2000
                                                                   $            $
Cash flows from operating activities:

    Net income (loss)                                      (625,680)        97,186
                                                          ----------      --------
    Adjustments to reconcile net loss
      to net cash (used in)
       provided by operating activities:
       Amortization                                          560,586       431,982
       Decrease (increase) in accounts receivable           (159,078)     (137,621)
       Decrease (increase) in prepaid expenses               (23,860)     (249,221)
       Increase (decrease) in accounts payable              (327,405)     (145,627)
       Increase in income taxes payable (receivable)              --      (227,319)
       Decrease (increase) in deferred income taxes               --      (572,541)
       Decrease (increase) in inventory                       25,233            --
       Increase (decrease) in deferred revenue               (23,710)           --
       Common stock issued for services                      438,132            --
                                                          ----------      --------
    Total adjustments                                        489,898      (900,347)
                                                          ----------      --------
    Net cash used in operating activities                   (135,782)     (803,161)
                                                          ----------      --------
Cash flows from investing activities:
    Purchase of capital assets                              (62,089)      (442,350)
    Purchase of other assets                                     --       (651,546)
    Increase in long-term receivable                       (139,956)            --
                                                          ----------    ----------
    Net cash used in investing activities                  (202,045)    (1,093,896)
                                                          ----------    ----------
Cash flows from financing activities:
    Repayment of notes payable                               (73,574)     (324,368)
    Repayment of long-term debt                             (219,734)      (50,242)
    Cash received from long-term debt                        225,000            --
    Proceeds from issuance of common stock                   400,000            --
    Increase in bank indebtedness                            354,019       499,988
                                                          ----------    ----------
    Net cash provided by financing activities                685,711       125,378
                                                          ----------    ----------

Effect of foreign currency exchange rate changes            (347,884)       92,972
                                                          ----------    ----------

Net increase (decrease) in cash and cash equivalents              --    (1,678,707)
Cash and cash equivalents
    -Beginning of period                                          --     1,790,621
                                                          ----------    ----------
    -End of period                                                --       111,914
                                                          ==========    ==========


SUPPLEMENTAL CASH ITEMS:

Interest paid                                                116,553       113,196
                                                          ==========     =========

Income taxes paid                                              3,962            --
                                                          ==========     =========

SUPPLEMENTAL NON-CASH ITEM:

Preferred stock dividend                                     226,500        29,600
                                                          ==========     =========

              The accompanying notes are an integral part of these
                   interim consolidated financial statements.

THINKPATH.COM INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)


 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a) Principal Business Activities
        Thinkpath.com Inc. is an information technology and engineering services company which, along with its subsidiaries Systemsearch Consulting Services Inc., International Career Specialists Ltd., Cad Cam Inc., Cad Cam of Michigan Inc., Cad Cam Integrated Manufacturing Services Inc. and Cad Cam Technical Services Inc., ObjectArts Inc., Microtech Professionals Inc., Njoyn Software Inc., and TidalBeach Development Inc., provides outsourcing, recruiting, training and technology services to enhance the resource performance of clients.

     b) Basis of consolidated financial statement presentation
        The accompanying consolidated interim financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in consolidated interim financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

        In the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation have been included in the consolidated interim financial statements. The consolidated interim financial statements are based in part on estimates and have not been audited by independent accountants. Independent accountants will audit the annual consolidated financial statements.

        The consolidated financial statements include the accounts of the company and its wholly-owned subsidiaries. The earnings of the subsidiaries are included from the date of acquisition for acquisitions accounted for using the purchase method. For subsidiaries accounted for by the pooling of interest method their earnings have been included for all periods reported. All significant inter-company accounts and transactions have been eliminated.

     c) Net Income (Loss) and Fully Diluted Net Income (Loss) Per Weighted Average Common Stock
        Net income (Loss) per common stock is computed by dividing net income
        (loss) for the year by the weighted average number of common stock outstanding during the year.

        Fully diluted net income (loss) per common stock is computed by dividing net income for the year by the weighted average number of common stock outstanding during the year, assuming that all convertible preferred stock, stock options and warrants were converted or exercised. Stock conversions stock options and warrants which are anti-dilutive are not included in the calculation of fully diluted net income (loss) per weighted average common stock.

     d) Revenue
        1) Revenue from outsourcing is recognized on a milestone basis.
        2) Revenue from contract placements is recognized as services are performed.
        3) Revenue from permanent placements is recognized upon candidates' acceptance of employment.
        4) Revenue from training is recognized on delivery.

THINKPATH.COM INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)


        5) Revenue from technology is recognized on delivery and on a milestone basis.

        In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. The effects, if any, of applying this guidance must be adopted by SEC registrants no later than December 31, 2000 and must be reported as a cumulative effect adjustment as of January 1, 2000, resulting from a change in accounting principle. Restatement of previously reported results of the earlier quarters of fiscal 2000, if necessary, is also required. The adoption of SAB 101 did not have a material effect on the Company's financial statements.


 2.  ACQUISITIONS

     Systemsearch Consulting Services Inc. was acquired on January 2, 1997 for $391,313. This amount was paid by the issuance of common stock and a cash payment of $97,828. The purchase has been reflected as follows:

           Consideration                              $ 391,313
           Assumption of net liabilities                 57,321
                                                      ---------

           Goodwill                                   $ 448,634
                                                      =========

     International Career Specialists Ltd. was acquired on January 1, 1998 for $652,188. This amount was paid by the issuance of common stock and a cash payment of $326,094. The purchase was reflected as follows:

           Consideration                              $ 652,188
           Assumption of net liabilities                198,409
                                                      ---------

           Goodwill                                   $ 850,597
                                                      =========

     The assets of Southport Consulting Company, a New Jersey corporation, were acquired by Thinkpath.com Inc. in a transaction effective October 31, 1998. The consideration for the acquisition was as follows:

           Cash                                       $  50,000
           Shares                                       200,000
                                                      ---------

                                                      $ 250,000
                                                      =========

     The assets acquired are valued as follows:

           Software                                   $ 130,000
           Office furniture and equipment                20,000
           Other assets                                 100,000
                                                      ---------

                                                      $ 250,000
                                                      =========

THINKPATH.COM INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)

     Cad Cam Inc. and its subsidiaries Cad Cam of Michigan Inc., Cad Cam Technical Services Inc., and Cad Cam Integrated Systems Inc. was acquired on September 16, 1999 for $6,000,000. This amount was paid as follows:
     $2,000,000 paid in cash and $500,000 in common stock on the date of closing. The balance consists of three notes payable totaling $2,500,000 (note 11a) and $1,000,000 in the form of common stock to be issued with the final note payable (note 12b).

     The assets acquired are valued as follows:

           Current assets                             $ 2,468,029

           Fixed assets                                 2,267,539

           Other assets                                   817,004

           Liabilities assumed                         (5,071,430)
           Consideration                               (6,000,000)
                                                      -----------

           Goodwill                                   $ 5,518,858
                                                      ===========


     MicroTech Professionals Inc. was acquired effective April 1, 2000 for $4,500,000.The amount will be paid in two installments, based on certain requirements to be met by MicroTech Professionals Inc. First Installment:
     133,333 common stock issued on closing, $1,250,000 cash paid on closing, $750,000 3 year promissory note bearing interest at1/2% above prime paid semi-annually issued on closing. Second Installment: $625,000 in common stock, $875,000 cash, $500,000 3-year promissory note bearing interest at1/2% above prime paid semi-annually.

     The net acquired assets are valued as follows:

           Current assets                             $ 1,769,478

           Other assets                                   850,000

           Fixed assets                                   104,851

           Liabilities assumed                         (1,073,527)
           Consideration including                     (4,660,000)
                acquisition costs                     -----------

           Goodwill                                   $ 3,009,198
                                                      ===========

THINKPATH.COM INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)


 3.  POOLING OF INTEREST


     a) Effective January 1, 2000. Thinkpath.com Inc. entered into a merger and acquisition agreement with ObjectArts Inc. and its subsidiary ObjectArts (US) Inc. ObjectArts (US) Inc., was merged with IT Staffing New York Ltd., an inactive subsidiary of Thinkpath.com Inc. In exchange for all of the outstanding shares of ObjectsArts Inc., the company issued 527,260 common stock.

     b) On November 15, 2000, Thinkpath.com Inc. combined with TidalBeach Inc., and in exchange for all of the outstanding shares of TidalBeach Inc., issued 250,000 common stock. For the nine months ended September 30, 2000 TidalBeach Inc. had revenues of $543,967 and net income of $156,436.


 4.  LONG-TERM INVESTMENTS

     Long-term investments are represented by the following:

          Conexys               $667,511
          Digital Cement         507,865
          Lifelogix              103,968
                                --------
          Total               $1,279,344

     The company acquired shares of Conexys Corporation Limited, an Application Service Provider (ASP) of Unified Communications, worth $667,511 in consideration of services rendered. Conexys is traded on the Bermuda Stock Exchange (BSX) under the symbol CXYS.BH.

     The company acquired 1,125,000 shares of Digital Cement, representing approximately 4% of that company's shares in consideration of the co-licensing of SecondWave, software developed by TidalBeach Inc., a wholly-owned subsidiary of Thinkpath.com Inc. The value of these shares is approximately $507,865.

     The company acquired shares of Lifelogix Inc., a provider of human stress and emotion management systems and solutions, worth $103,968. Under the terms of the agreement, Thinkpath will share with LifeLogix the source code for SecondWave, Thinkpath's proprietary adaptive web software product. In exchange for the code, Thinkpath will receive an approximate 20% equity stake in LifeLogix.

THINKPATH.COM INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)


 5.  CAPITAL STOCK

     a)   Authorized

          15,000,000   Common stock, no par value
           1,000,000   Preferred stock, issuable in series, rights to be
                       determined by the Board of Directors

     b)  Issued

                                                                2001             2000
                                                                $                   $

         14,346,609   Common stock (11,915,138 in 2000)    24,670,137      16,859,238
                 --   Preferred stock (1,800 in 2000)              --       5,994,479
                      Common stock payable                         --         751,788
                                                           ----------       ---------

                                                           24,670,137      23,605,505
                                                           ==========      ==========

        During the three months ended March 31, 2001, the Company issued 555,632 shares of its common stock in consideration of $400,000 cash received and $30,632 in legal fees.

     c) Preferred Stock

        During the three months ended March 31, 2001, the Company issued 1,875,839 common stock on the conversion of 1,050 Series A preferred stock and 750 Series B preferred stock. The Company paid dividends of $226,500 on the conversions.

     d) Warrants

        On January 26, 2001, the Company: (i) repriced a warrant to purchase up to 100,000 shares of its common stock, which warrant was issued to a certain investor in our April 2000 private placement offering of Series B 8% Cumulative Preferred Stock, so that such warrant is exercisable at any time until April 16, 2005 at a new purchase price of $1.00 per share; (b) repriced warrants to purchase an aggregate of up to 230,693 shares of its common stock, which warrants were issued to the placement agent, certain financial advisors, and the placement agent's counsel in our August 2000 private placement offering of units, so that such warrants are exercisable at any time until August 22, 2005 at a new purchase price of $1.00 per share; and (c) issued a warrant to purchase up to 250,000 shares of its common stock exercisable at any time and in any amount until January 26, 2006 at a purchase price of $1.50 per share to KSH Investment Group Inc. for investment banking services rendered. In February 2001, 150,000 of such warrants were exercised by KSH Investment Group, the placement agent in the Company's August 2000 private placement offering. As partial consideration for the exercise of such warrants, the Company issued to certain affiliates of the placement agent, warrants to purchase an aggregate of 315,000 shares of our common stock at an exercise price of $1.50 per share. The exercise prices of the revised and newly issued warrants are equal to, or in excess of, the market price of our common stock on the date of such revision or issuance.

THINKPATH.COM INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)

     d) Options

        On March 14, 2001, the Company repriced 100,000 options belonging to Roger W. Walters to $1.00 per share in consideration of debt forgiveness of $75,000 and restructuring of debt totaling $250,000 on the notes payable to Mr. Walters in connection with the Company's purchase of Cad Cam, Inc. The options shall be exercisable during the period April 1, 2001 to April 4, 2004.

 6.  RESTRUCTURING CHARGE

     During the three months ended March 31, 2001, the Company recorded a restructuring charge of $ 294,094 as a result of certain of the Company's actions to better align its cost structure with expected revenue growth rates. The restructuring charge includes severance paid to employees of branch offices which were closed last year.

 7.  OTHER EXPENSES

     Other expense is represented by the following:

             Restructuring (note 6)                                294,095
             Financing Costs                                       556,782
                                                                 ---------
                                                                   850,877
                                                                 =========

 8.  COMPREHENSIVE INCOME


     The Company has adopted Statement of Financial Accounting Standards No. 130 Reporting Comprehensive Income and its components in the financial statements. However, it does not affect net income or stockholders' equity. The components of comprehensive income are as follows:

                                                         2001              2000

                                                           $                 $

           Net (income) loss                        (603,408)            97,186
           Other comprehensive loss                 (625,680)           155,407
                                                  ----------            -------

           Comprehensive income (loss)            (1,229,088)           252,593
                                                  ==========            =======

THINKPATH.COM INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)

     The components of accumulated other comprehensive income (loss) are as follows:

     Accumulated other comprehensive losses, December 31, 2000         (653,547)

     Change in value of marketable securities
     Foreign currency translation adjustments for the period ended       (1,735)
          March 31, 2001                                               (601,673)
                                                                    -----------

     Accumulated other comprehensive losses March 31, 2001          $(1,256,955)
                                                                    ===========

     The foreign currency translation adjustments are not currently adjusted for income taxes since the company is situated in Canada and the adjustments relate to the translation of the financial statements from Canadian dollars into United States dollars done only for the convenience of the reader.



 9.  SUBSEQUENT EVENTS

     Pursuant to a share purchase agreement dated April 18, 2001, the Company issued 1,105 shares of Series C 7% Cumulative Convertible Preferred Stock (Series C Preferred Stock). Each share of Series C Preferred Stock has a stated value of $1,000 per share. The shares of Series C Preferred Stock are convertible into shares of the Company's common stock at the option of the holders, at any time after issuance until such shares of Series C Preferred Stock are manditorily converted or redeemed by the Company, under certain conditions. The Company is required to register 200% of the shares of common stock issuable upon the conversion of the 1,105 shares of Series C Preferred Stock. In addition, upon the effective date of such registration statement, the Company is obligated to issue to the holders of Series C Preferred Stock an aggregate of 500 shares of Series C Preferred Stock in consideration for $500,000, under certain conditions.

     The holders of the shares of Series C Preferred Stock are entitled to receive preferential dividends in cash, on a quarterly basis commencing on June 30, 2001, out of any of the Company's funds legally available at the time of declaration of dividends before any other dividend distribution will be paid or declared and set apart for payment on any shares of the Company's common stock, or other class of stock presently authorized, at the rate of 7% simple interest per annum on the stated value per share plus any accrued but unpaid dividends, when as and if declared. The Company has the option to pay such dividends in shares of the Company's common stock to be paid (based on an assumed value of $1,000 per share) in full shares only, with a cash payment equal to any fractional shares.

THINKPATH.COM INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)

     The number of shares of the Company's common stock into which the Series C Preferred Stock shall be convertible into that number of shares of common stock equal to (i) the sum of (A) the stated value per share and (B) at the holder's election, accrued and unpaid dividends on such share, divided by
     (ii) the Conversion Price". The "Conversion Price" shall be the lesser of
     (x) 87.5% of the average of the 5 lowest daily volume weighted average prices of the Company's common stock during the period of 60 consecutive trading days immediately prior the date of the conversion notice; or (y) 90% of the average of the daily volume weighted average prices during the period of the 5 trading days prior to the applicable closing date ($.4798 with respect to the 1,105 shares of Series C 7% Preferred Stock issued and outstanding). The Conversion Price is subject to certain floor and time limitations.

     At any time prior to October 24, 2001, the Company may, in its sole discretion, redeem in whole or in part, the then issued and outstanding shares of Series C Preferred Stock at a price equal to $1,150 per share, plus all accrued and unpaid dividends, and after October 24, 2001 at a price equal to $1,200 per share, plus all accrued and unpaid dividends.

     At December 31, 2000, the Business Development Bank of Canada (BDC)loan covenants were in breach and accordingly the loan amounts were reclassified as current. Subsequent to March 31, 2001, the Company received a letter from BDC indicating their continued support of the company and confirmation that the loans presently outstanding will not be called. In addition, BDC indicated their intention to grant a principal repayment deferral and accordingly, certain loan amounts were reclassified from current to long-term.

     At December 31, 2000, Bank One loan covenants were in breach and accordingly the interest rates on these loans were increased. Subsequent to March 31, 2001, Bank One imposed a temporary restriction on the Company's repayment of certain subordinated loans and notes payable.



10.  SEGMENTED INFORMATION

     a) Sales by Geographic Area

                                          Three Months      Three Months
                                          Ended March 31,   Ended March 31,
                                          2001              2000
                                               $                 $
        Canada                             4,073,859         3,907,033
        United States of America           6,571,695         6,248,304
                                          ----------        ----------
                                          10,645,554        10,155,337
                                          ==========        ==========

     b) Net Income (Loss)by Geographic Area

                                          Three Months      Three Months
                                          Ended March 31,   Ended March 31,
                                          2001              2000
                                                $                 $
        Canada                              (860,125)         (336,445)
        United States of America             234,445           433,641
                                          ----------        ----------
                                            (625,680)           97,196
                                          ==========        ==========

THINKPATH.COM INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)



     c) Identifiable Assets by Geographic Area

                                          Three Months      Twelve Months
                                          Ended             Ended
                                          March 31,         December 31,
                                          2001              2000
                                              $                 $
                Canada                     9,084,394         8,979,711
                United States             16,159,093        16,706,229
                                          ----------        ----------
                                          25,243,487        25,685,940
                                          ==========        ==========

     d) Revenues from Major Customers

        The consolidated entity had the following revenues from major Customers:

        No single customer consisted of more than 10% of the revenues.


     e) Purchases from Major Suppliers

        There were no significant purchases from major suppliers.

                               THINKPATH.COM INC.

                           (FORMERLY IT STAFFING LTD.)

                        CONSOLIDATED FINANCIAL STATEMENTS

                  AS OF DECEMBER 31, 2000 AND DECEMBER 31, 1999

                         TOGETHER WITH AUDITORS' REPORT

                        (AMOUNTS EXPRESSED IN US DOLLARS)

REPORT OF INDEPENDENT AUDITORS




TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF THINKPATH.COM INC.



We have audited the accompanying consolidated balance sheets of Thinkpath.com Inc. (incorporated in Canada) as of December 31, 2000 and 1999 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thinkpath.com Inc. as of December 31, 2000 and 1999 and the consolidated results of its operations and its cash flows for the years ended December 31, 2000 and 1999 in conformity with generally accepted accounting principles in the United States of America.

Since the accompanying financial statements have not been prepared and audited in accordance with generally accepted accounting principles and standards in Canada, they may not satisfy the reporting requirements of Canadian statutes and regulations.


Schwartz Levitsky Feldman LLP
Chartered Accountants

Toronto, Ontario
March 30, 2001, except for Note 20 which is as of June 6, 2001

THINKPATH.COM INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31
(AMOUNTS EXPRESSED IN US DOLLARS)

                                                                      (Restated)
                                                        2000              1999
                                                        ----           ---------

                                                          $                $
                                     ASSETS
CURRENT ASSETS

    Cash                                                   --          1,904,588
    Short-term investments                                 --            383,146
    Accounts receivable                               7,857,999        5,945,659
    Inventory                                            93,670           50,004
     Income taxes receivable                            358,436           47,807
    Prepaid expenses                                    335,930          435,022
                                                     ----------        ---------

                                                      8,646,035        8,766,226

CAPITAL ASSETS                                        3,596,759        3,366,785

GOODWILL                                              8,585,290        6,985,436

INVESTMENT IN NON-RELATED COMPANIES                   1,318,091             --

DUE FROM RELATED PARTY                                     --            211,313

LONG-TERM RECEIVABLE                                     83,450             --

OTHER ASSETS                                          1,812,889        1,216,111

Deferred income taxes                                 1,643,426             --
                                                     ----------        ---------

                                                     25,685,940       20,545,871
                                                     ==========       ==========





APPROVED ON BEHALF OF THE BOARD




Declan A. French                                     Kelly L. Hankinson
Chairman and CEO                                     Secretary/Treasurer and CFO

THINKPATH.COM INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31
(AMOUNTS EXPRESSED IN US DOLLARS)
                                                                      (Restated)
                                                        2000             1999
                                                        ----           ---------

                                                          $              $
                                   LIABILITIES
CURRENT LIABILITIES

    Bank indebtedness                                  5,061,410      4,435,199
    Accounts payable                                   3,822,984      3,201,186
    Income taxes payable                                    --          159,830
    Deferred revenue                                     219,308           --
    Current portion of long-term debt                    946,131      1,051,275
    Current portion of notes payable                   1,683,333      1,300,000
                                                      ----------     ----------

                                                      11,733,166     10,147,490

DEFERRED INCOME TAXES                                       --           99,472

LONG-TERM DEBT                                           760,313        562,126

NOTES PAYABLE                                          1,641,667      1,150,000
                                                      ----------     ----------

                                                      14,135,146     11,959,088
                                                      ----------     ----------

CONTINGENCIES AND COMMITMENTS (Note 19)


                              STOCKHOLDERS' EQUITY

CAPITAL STOCK (Note 12)                               23,605,505      8,870,874

DEFICIT                                              (11,401,164)      (261,950)

OTHER COMPREHENSIVE INCOME, NET OF TAX

    Adjustments to market value                           76,548           --
    Cumulative translation adjustment                   (730,095)       (22,141)
                                                      ----------     ----------

                                                      11,550,794      8,586,783
                                                      ----------     ----------

                                                      25,685,940     20,545,871
                                                      ==========     ==========




              The accompanying notes are an integral part of these
                       consolidated financial statements.

THINKPATH.COM INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31
(AMOUNTS EXPRESSED IN US DOLLARS)
                                                                      (Restated)
                                                        2000             1999
                                                        ----           ---------

                                                          $              $

REVENUE                                               44,325,780     27,032,435

COST OF CONTRACT SERVICES                             26,182,828     16,362,475
                                                     -----------    -----------

GROSS PROFIT                                          18,142,952     10,669,960

    Gain on investments                                     --          252,708
    Other Income                                         259,532           --
                                                     -----------    -----------

                                                      18,402,484     10,922,668
                                                     -----------    -----------
EXPENSES
    Administrative                                     7,373,687      5,458,999
    Selling                                            7,672,616      4,330,410
    Financial                                            487,253        (25,290)
                                                     -----------    -----------

                                                      15,533,556      9,764,119
                                                     -----------    -----------

INCOME BEFORE INTEREST, AMORTIZATION, UNDERNOTED
    ITEMS AND INCOMES TAXES                            2,868,928      1,158,549
                                                     -----------    -----------

    Interest                                             776,637        330,040
    Depreciation and amortization                      1,763,208        746,743
                                                     -----------    -----------

                                                       2,539,845      1,076,783


INCOME BEFORE UNDERNOTED ITEM AND INCOMES TAXES          329,083         81,766

    Other expenses (Note 14)                           9,817,072           --
                                                     -----------    -----------

INCOME (LOSS) BEFORE INCOME TAXES                     (9,487,989)        81,766

    Income taxes (recovery)                           (1,189,672)        87,089
                                                     -----------    -----------

NET LOSS                                              (8,298,317)        (5,323)

PREFERRED SHARE DIVIDENDS                             (2,840,897)      (138,000)
                                                     -----------    -----------

NET LOSS AFTER PREFERRED SHARE DIVIDENDS             (11,139,214)      (143,323)
                                                     ===========    ===========
WEIGHTED AVERAGE NUMBER OF COMMON
    STOCK OUTSTANDING - BASIC & FULLY DILUTED          5,296,442      3,194,018
                                                     ===========    ===========
LOSS PER WEIGHTED AVERAGE COMMON STOCK
  AFTER PREFERRED DIVIDENDS - BASIC & FULLY DILUTED        (2.10)         (0.04)
                                                     ===========    ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

THINKPATH.COM INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31
(AMOUNTS EXPRESSED IN US DOLLARS)


                                     COMMON     PREFERRED
                                      STOCK         STOCK         CAPITAL                    CUMULATIVE           OTHER
                                  NUMBER OF     NUMBER OF           STOCK       RETAINED    TRANSLATION   COMPREHENSIVE
                                     SHARES        SHARES         AMOUNTS       EARNINGS     ADJUSTMENT          INCOME
                                 ----------     ---------       ---------       --------    -----------   -------------
                                                 A    B             $              $               $              $
       Balance as of

          December 31, 1998
            (Restated)            2,495,135      --    --        1,792,944       (118,627)      (139,026)          --

       Issuance of common stock   1,370,767      --    --        4,787,788           --             --             --

       Common stock payable            --        --    --        1,000,000           --             --             --

       Issuance of preferred stock     --      15,000  --        1,152,142           --             --             --

       Foreign currency translation    --        --    --             --             --          116,885           --

       Dividends on preferred stock    --        --    --          138,000       (138,000)          --             --

       Net income for the year         --        --    --             --           (5,323)          --             --
                                  ---------  ------- ------    -----------       --------       ---------      ---------


       Balance as of
           December 31, 1999
             (Restated)           3,865,902    15,000  --         8,870,874       (261,950)       (22,141)         --

       Issuance of preferred
            stock                      --       7,500  1,500      2,287,980           --             --            --

       Issuance of common stock   2,821,782      --    --         5,394,766           --             --            --

       Common stock issued in
           consideration
           of services
           and investment         3,533,111      --    --        4,883,740           --              --            --
       Dividends on preferred
           stock                       --        --    --        2,416,357      (2,840,897)          --            --

       Common stock payable            --        --    --          751,788           --              --            --

       Conversion of preferred
           stock to common stock  1,694,343   (21,450)  (750)          --             --             --            --

       Reduction in common stock
           payable                     --        --    --       (1,000,000)          --              --            --

       Foreign currency translation    --        --    --             --             --          (707,954)         --

       Adjustment to market value      --        --    --             --             --              --          76,548

       Net loss for the year           --        --    --             --         (8,298,317)         --            --

                                 ----------  ------- ------    -----------       ----------      --------       -------
       Balance as of
        December 31, 2000        11,915,138     1050    750     23,605,505      (11,401,164)     (730,095)       76,548
                                 ==========  ======= ======    ===========       ==========      ========       =======


              The accompanying notes are an integral part of these
                       consolidated financial statements.

THINKPATH.COM INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31
(AMOUNTS EXPRESSED IN US DOLLARS)

                                                                      (Restated)
                                                        2000             1999
                                                        ----           ---------

                                                           $               $
Cash flows from operating activities:

    Net loss                                           (8,298,317)       (5,323)
                                                       ----------      --------
    Adjustments to reconcile net loss
      to net cash (used in)
       provided by operating activities:
       Amortization                                     1,763,208       746,743
       Gain on investment                                    --        (237,578)
       Write off of goodwill                              810,374          --
       Write off investment                             2,433,700          --
       Common stock payable for service                    67,000          --
       Decrease (increase) in accounts receivable        (142,862)   (2,841,510)
       Decrease (increase) in prepaid expenses             99,092      (225,549)
       Increase in accounts payable                      (451,729)      925,060
       Increase in income taxes payable (receivable)     (470,459)       32,969
       Increase in deferred income taxes               (1,742,898)       72,333
       Increase in inventory                              (43,666)         --
       Increase in deferred revenue                       219,308          --
       Common stock issued for services                 3,060,288          --
       Long term investment received for services        (932,927)         --
                                                       ----------      --------
    Total adjustments                                   4,668,429    (1,527,532)
                                                       ----------      --------
    Net cash used in operating activities              (3,629,888)   (1,532,855)
                                                       ----------      --------
Cash flows from investing activities:
    Purchase of capital assets                         (2,166,162)     (907,074)
    Purchase of other assets                                 --        (942,087)
    Cash payment for subsidiaries                      (1,410,000)   (1,985,732)
    Acquisition of shares in non-related company             --        (236,819)
    Increase in long-term receivable                      (83,450)         --
                                                       ----------      --------
    Net cash used in investing activities              (3,659,612)   (4,071,712)
                                                       ----------      --------
Cash flows from financing activities:
    Cash (paid) on notes payable                       (1,053,174)      (65,569)
    Cash (paid) on long-term debt                        (187,281)     (241,495)
    Cash received on long-term debt                     1,106,536          --
    Proceeds from issuance of common stock              3,237,866     4,281,804
    Proceeds from issuance of preferred stock           2,287,980     1,119,186
    Increase in bank indebtedness                         626,211     2,364,010
                                                       ----------      --------
    Net cash provided by financing activities           6,018,138     7,457,936
                                                       ----------      --------

Effect of foreign currency exchange rate changes         (633,226)       51,219
                                                       ----------      --------

Net increase (decrease) in cash and cash equivalents (1,904,588) 1,904,588 Cash and cash equivalents
    Beginning of year                                   1,904,588          --
                                                       ----------      --------
    End of year                                              --       1,904,588
                                                       ==========     =========

Interest paid                                             776,637       325,952
                                                       ==========     =========

Income taxes paid                                         435,089          --
                                                       ==========     =========
See Note 17 for Supplemental Cash Flow Information

              The accompanying notes are an integral part of these
                       consolidated financial statements.

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a)   Change of Name
          The company changed its name to Thinkpath.com Inc. on February 24, 2000.

     b)   Principal Business Activities
          Thinkpath.com Inc. is an information technology and engineering services company which, along with its subsidiaries Systemsearch Consulting Services Inc., International Career Specialists Ltd., Cad Cam Inc., Cad Cam of Michigan Inc., Cad Cam Integrated Manufacturing Services Inc. and Cad Cam Technical Services Inc., ObjectArts Inc., Microtech Professionals Inc., Njoyn Software Inc., and TidalBeach Development Inc., provides outsourcing, recruiting, training and technology services to enhance the resource performance of clients.

     c)   Basis of consolidated financial statement presentation
          The consolidated financial statements include the accounts of the company and its wholly-owned subsidiaries. The earnings of the subsidiaries are included from the date of acquisition for acquisitions accounted for using the purchase method. For subsidiaries accounted for by the pooling of interest method their earnings have been included for all periods reported. All significant inter-company accounts and transactions have been eliminated.

     d)   Cash and Cash Equivalents
          Cash and cash equivalents include cash on hand, amounts to banks, and any other highly liquid investments purchased with a maturity of three months or less. The carrying amount approximates fair value because of the short maturity of those instruments.

     e)   Other Financial Instruments
          The carrying amount of the company's other financial instruments approximate fair value because of the short maturity of these instruments or the current nature of interest rates borne by these instruments.

     f)   Long-Term Financial Instruments
          The fair value of each of the company's long-term financial assets and debt instruments is based on the amount of future cash flows associated with each instrument discounted using an estimate of what the company's current borrowing rate for similar instruments of comparable maturity would be.

     g)   Capital Assets
          Property and equipment are recorded at cost and are amortized over the estimated useful lives of the assets principally using the declining balance method.

          The company's policy is to record leases, which transfer substantially all benefits and risks incidental to ownership of property, as acquisition of assets and to record the occurrences of corresponding obligations as long-term liabilities. Obligations under capital leases are reduced by rental payments net of imputed interest.

     h) Net Income (Loss) and Fully Diluted Net Income (Loss) Per Weighted Average Common Stock
          Net income (Loss) per common stock is computed by dividing net income
          (loss) for the year by the weighted average number of common stock outstanding during the year.

          Fully diluted net income (loss) per common stock is computed by dividing net income for the year by the weighted average number of common stock outstanding during the year, assuming that all convertible preferred stock, stock options and warrants as described in note 13 were converted or exercised. Stock conversions stock options and warrants which are anti-dilutive are not included in the calculation of fully diluted net income (loss) per weighted average common stock.

     i)   Inventory
          Inventory is valued at the lower of cost and the net realizable value.

     j)   Revenue
          1) Revenue from outsourcing is recognized on a milestone basis.
          2) Revenue from contract placements is recognized as services are performed.
          3) Revenue from permanent placements is recognized upon candidates' acceptance of employment.
          4) Revenue from training is recognized on delivery.
          5) Revenue from technology is recognized on delivery and on a milestone basis.

          In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. The effects, if any, of applying this guidance must be adopted by SEC registrants no later than December 31, 2000 and must be reported as a cumulative effect adjustment as of January 1, 2000, resulting from a change in accounting principle. Restatement of previously reported results of the earlier quarters of fiscal 2000, if necessary, is also required. The adoption of SAB 101 did not have a material effect on the Company's financial statements.

     k)   Goodwill
          Goodwill representing the cost in excess of the fair value of net assets acquired is being amortized on a straight-line basis over a thirty-year period. The company calculates the recoverability of goodwill on a quarterly basis by reference to estimated undiscounted future cash flows.

     l)   Income Taxes
          The company accounts for income tax under the provision of Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statement or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities.

          Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets may be reduced, if deemed necessary based on a judgmental assessment of available evidence, by a valuation allowance for the amount of any tax benefits which are more likely, based on current circumstances, not expected to be realized

     m)   Foreign Currency
          Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenue and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in financial expenses.

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


     n)   Use of Estimates
          The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the period in which they become known.

     o)   Long-Lived Assets
          On January 1, 1996, the company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 requires that long-lived assets be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management used its best estimate of the undiscounted cash flows to evaluate the carrying amount and have reflected the impairment.

     p)   Comprehensive Income
          In 1999, the company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income". This standard requires companies to disclose comprehensive income in their financial statements. In addition to items included in net income, comprehensive income includes items currently charged or credited directly to stockholders' equity, such as the changes in unrealised appreciation (depreciation) of securities and foreign currency translation adjustments.

    q)    Accounting for Stock-Based Compensation
          In December 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued. It introduces the use of a fair value-based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize stock-based compensation expenses to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules continued in Accounting Principles Board Option No. 25, Accounting for stock issued to employees. However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 31, 1995. The company has adopted the disclosure provisions of SFAS No. 123.

     r)   Recent Pronouncements
          In June 1998 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" which was amended by SFAS No. 138 and became effective on January 1, 2001. This statement requires that an entity recognizes all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The adoption of this standard will not have a material impact on the consolidated financial statements of the company.

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


          In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Asset and Extinguishments of Liabilities. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. It is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company does not believe that this statement will materially impact its results of operations.

     s)   Advertising Costs
          Advertising costs are expensed as incurred. Advertising expense was $444,816 in 2000, and $357,348 in 1999.


2.  ACQUISITIONS

          Systemsearch Consulting Services Inc. was acquired on January 2, 1997 for $391,313. This amount was paid by the issuance of common stock and a cash payment of $97,828. The purchase has been reflected as follows:

           Consideration                              $ 391,313
           Assumption of net liabilities                 57,321
                                                      ---------

           Goodwill                                   $ 448,634
                                                      =========

          International Career Specialists Ltd. was acquired on January 1, 1998 for $652,188. This amount was paid by the issuance of common stock and a cash payment of $326,094. The purchase was reflected as follows:

           Consideration                              $ 652,188
           Assumption of net liabilities                198,409
                                                      ---------

           Goodwill                                   $ 850,597
                                                      =========

          The assets of Southport Consulting Company, a New Jersey corporation, were acquired by Thinkpath.com Inc. in a transaction effective October 31, 1998. The consideration for the acquisition was as follows:

           Cash                                       $  50,000
           Shares                                       200,000
                                                      ---------

                                                      $ 250,000
                                                      =========

           The assets acquired are valued as follows:

           Software                                   $ 130,000
           Office furniture and equipment                20,000
           Other assets                                 100,000
                                                      ---------

                                                      $ 250,000
                                                      =========

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


          Cad Cam Inc. and its subsidiaries Cad Cam of Michigan Inc., Cad Cam Technical Services Inc., and Cad Cam Integrated Systems Inc. was acquired on September 16, 1999 for $6,000,000. This amount was paid as follows: $2,000,000 paid in cash and $500,000 in common stock on the date of closing. The balance consists of three notes payable totalling $2,500,000 (note 11a) and $1,000,000 in the form of common stock to be issued with the final note payable (note 12b).

           The assets acquired are valued as follows:

           Current assets                             $ 2,468,029

           Fixed assets                                 2,267,539

           Other assets                                   817,004

           Liabilities assumed                         (5,071,430)
           Consideration                               (6,000,000)
                                                      -----------

           Goodwill                                   $ 5,518,858
                                                      ===========


          MicroTech Professionals Inc. was acquired effective April 1, 2000 for $4,500,000.The amount will be paid in two installments, based on certain requirements to be met by MicroTech Professionals Inc. First
          Instalment: 133,333 common stock issued on closing, $1,250,000 cash paid on closing, $750,000 3 year promissory note bearing interest at 1/2% above prime paid semi-annually issued on closing. Second
          Instalment: $625,000 in common stock, $875,000 cash, $500,000 3-year promissory note bearing interest at 1/2% above prime paid semi-annually.

           The net acquired assets are valued as follows:

           Current assets                             $ 1,769,478

           Other assets                                   850,000

           Fixed assets                                   104,851

           Liabilities assumed                         (1,073,527)
           Consideration including
                acquisition costs                      (4,660,000)
                                                      -----------

           Goodwill                                   $ 3,009,198
                                                      ===========

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


3.   POOLING OF INTEREST


     a) Effective January 1, 2000. Thinkpath.com Inc. entered into a merger and acquisition agreement with ObjectArts Inc. and its subsidiary ObjectArts (US) Inc. ObjectArts (US) Inc., was merged with IT Staffing New York Ltd., an inactive subsidiary of Thinkpath.com Inc. In exchange for all of the outstanding shares of ObjectsArts Inc., the company issued 527,260 common stock.

     b) On November 15, 2000, Thinkpath.com Inc. combined with TidalBeach Inc., and in exchange for all of the outstanding shares of TidalBeach Inc., issued 250,000 common stock. For the nine months ended September 30, 2000 TidalBeach Inc. had revenues of $543,967 and net income of $156,436.


4.   LONG-TERM INVESTMENTS

          Long-term investments are represented by the following:

          Conexys               $667,511
          Digital Cement         507,865
          Personal Stress        142,715
                                --------
          Total               $1,318,091

          In the prior year, $383,146 of the Conexys investment was included as a short-term investment as the company had intended to sell these shares on the open market. This investment is now currently being reflected in long-term investments as the company has opted to hold on to these shares. During the course of the year, the company acquired additional shares of Conexys worth approximately $427,080 in consideration of services rendered.

          The company acquired 1,125,000 shares of Digital Cement, representing approximately 4% of that company's shares in consideration of the co-licensing of SecondWave, software developed by TidalBeach Inc., a wholly-owned subsidiary of Thinkpath.com Inc. The value of these shares is approximately $507,865.

          On March 6, 2000, Thinkpath.com completed the acquisition of 80% of E-Wink, Inc., a Delaware corporation, in consideration of: i) 300,000 shares of our common stock; and ii) warrants to purchase an aggregate of 500,000 shares of our common stock at a price of $3.25 per share for a period of five years. Effective December 31, 2000, Thinkpath.com has written off the investment in E-Wink, Inc. The loss on this investment has been included in the writedown of investments (note
          14).

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


5.  ACCOUNTS RECEIVABLE
                                                        2000             1999

                                                         $                $

           Accounts receivable                       8,316,832        6,578,621
           Less: Allowance for doubtful accounts      (458,833)        (632,962)
                                                     ---------        ---------

                                                     7,857,999        5,945,659
                                                     =========        =========


6.  CAPITAL ASSETS
                                                   2000                    1999
                                      ------------------------------    --------
                                                Accumulated
                                       COST     AMORTIZATION   NET          NET
                                        $           $          $            $

Furniture and equipment              843,654     402,922     440,732     273,367
Computer equipment
     and software                  6,355,154   3,416,723   2,938,431   2,758,028
Leasehold improvements               432,698     215,102     217,596     335,390
                                   ---------   ---------   ---------   ---------

                                   7,631,506   4,034,747   3,596,759   3,366,785
                                   =========   =========   =========   =========

Assets under capital lease           800,927     264,233     536,694     384,726
                                   =========   =========   =========   =========


          Amortization for the year amounted to $1,267,857 ($439,620 in 1999). Amortization includes amortization of assets under capital lease of $136,487 ($120,434 in 1999).


7.  GOODWILL

          Goodwill is the excess of cost over the value of assets acquired over liabilities assumed in the purchase of the following companies:
          Systemsearch Consulting Services Inc., International Career Specialists Inc., Cad Cam Inc., and MicroTech Professionals Inc. Amortization for the year amount to $495,351 ($92,875 in 1999). During the year goodwill was written down by $810,374 ($nil in 1999).
          (Note 14)

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


8.  OTHER ASSETS
                                                            2000         1999

                                                             $              $

Deferred development cost                                 1,153,445      652,291
Deferred financing costs                                      9,945       39,514
Deferred contract (net of accumulated amortization
     of $300,000)                                           540,000      210,000
Deferred consulting fees (net of accumulated
    amortization of $190,570)                                  --        190,556
Cash surrender value of life insurance                      109,499      123,750
                                                          ---------    ---------

                                                          1,812,889    1,216,111
                                                          =========    =========

          Amortization for the year amounted to $ 460,570 ($220,570 in 1999).


9.  BANK INDEBTEDNESS


          The companies have a line of credit with Bank One to a maximum of $7,000,000, which bears interest at Canadian prime plus 1.5% per annum and is secured by a general assignment of book debts, a general security agreement and guarantees and postponements of claims by various affiliated companies. The company's average interest rate on short-term borrowings was 9%.


10. LONG-TERM DEBT


                                                                                       2000        1999

                                                                                         $           $
a) Included therein:


     A Business Development Bank of Canada ("BDC") loan secured by a general security agreement, payable in 40 equal monthly payments of $3,464 plus interest of 11%. In addition Thinkpath.com Inc. shall pay interest monthly by way of royalty of 0.018% per annum of Thinkpath.com Inc.'s actual annual
     gross sales                                                                      130,182     176,678

     A BDC loan, secured by a general security agreement, payable in 32 equal monthly payments of $4,619 plus interest at the BDC base rate plus 4% per annum. Currently the interest rate is 13.50%. In addition, Thinkpath.com
     Inc. shall pay interest monthly by way of a royalty of 0.0426% per annum of
     Thinkpath.com Inc.'s actual annual gross sales                                   142,428     203,248

     A BDC loan,  secured by a general security agreement, payable in 32 monthly payments of $3,464 plus interest at the BDC base rate plus 4% per annum.
     Currently, the interest rate is 13.50%.  In addition Thinkpath.com Inc.
     shall pay interest monthly by way of royalty of 0.0198% per annum of its
     actual gross annual sales                                                        106,816     152,428


     A BDC loan, secured by a general security agreement, payable in 7 remaining monthly payments of $693 plus interest at the BDC operational interest rate
     prime plus 5% per annum. Currently, the interest rate is 13.50%                    4,673      13,164


THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)

     A BDC loan, secured by a general security agreement, paid in full
     November 25, 2000.                                                                    -        7,621

     A subordinated loan from Working Ventures.  This loan was converted to
     common shares in March 2000, as part of the purchase of ObjectArts Inc.               -      772,485

     A BDC loan, secured by a general security agreement payable in 31 remaining monthly payments of $3,464 plus interest at the BDC operational interest rate prime plus 1.25% per annum. Currently the interest rate is 10.75%. In addition, Thinkpath.com Inc. shall pay interest monthly by way of royalty
     of 0.09% per annum of Thinkpath.com Inc.'s projected annual gross sales          103,478           -


    ABDC loan, secured by a general security agreement payable in 57 remaining monthly payments of $1,005 plus interest at the BDC operational interest
     rate prime plus 4% per annum. Currently the interest rate is 15.5%                57,079           -

     A loan with Bank One payable in 31 remaining monthly Payments of $13,889
     plus interest based on prime. Currently the interest is 8%.                      430,000           -


     Various capital leases with various payment terms and interest rates             731,788     287,777
                                                                                    ---------   ---------

                                                                                    1,706,444   1,613,401

     Less: Current portion                                                            946,131   1,051,275
                                                                                    ---------   ---------

                                                                                   $  760,313   $ 562,126
                                                                                   ==========   =========


     The BDC loan covenants have been breached and accordingly, the loan amounts have been reclassified as current.

         b) Future principal payments obligations are as follows:

                2001                      $  908,656
                2002                         460,116
                2003                         266,662
                2004                          33,535
                                          ----------

                                          $1,668,969
                                          ==========


          c) Interest expense with respect to the long-term debt amounted to $278,574 ($132,125 in 1999).

          d) Pursuant to the BDC loan agreement, BDC has the option to acquire 22,125 common stock for an aggregate consideration of $1. The fair market value of these shares at the time of issuance was $62,393 ($2.82 share). The imputed discount on these options is being amortized over the term of the loan as interest.

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


11. NOTES PAYABLE


                                                                         2000        1999
                                                                          $            $
a)   Cad Cam Inc.
     As part of the purchase of Cad Cam Inc. Thinkpath.com Inc.
     owes the following amounts:


     First note payable was issued on the closing date of the
     Cad Cam Inc. acquisition, in the amount of $1,000,000.
     This note is to be repaid in 20 quarterly instalments, with interest at Canadian prime plus 0.5%, net of the amount of
     $50,000 forgiven at year end.                                      700,000     950,000


     The second note payable was issued on the closing date of the
     Cad Cam Inc. acquisition, in the amount of $500,000. This is to be repaid in 20 quarterly instalments, with interest at
     Canadian prime plus 0.5%, net of the amount of $25,000
     forgiven at year end.                                              375,000     500,000

     The third note payable was issued on the closing date of
     Cad Cam Inc. acquisition in the amount of $1,000,000. This will be paid in quarterly instalments of $250,000, plus accrued interest, during 2000. The repayment terms have been renegotiated and the payment of $250,000 due on September 30, 2000 installment has been extended. The majority of this amount is payable in 12 equal monthly payments of $20,833 in 2001, plus accrued interest
     of 12%.                                                            250,000   1,000,000


b)   Microtech Professional Inc.
     As part of the purchase of Microtech Professional Inc.
     Thinkpath.com Inc. owes the following amounts:


     First note payable bearing interest at 1/2% above prime
     payable semi-annually over a three year term from closing          625,000          --

     Second note payable bearing interest at 1/2% above prime payable
     semi-annually over a three year term from one year after closing   500,000          --

     Third note payable is due within 60 days of the completion of the
     December 31, 2000 audit based on the Financial Statements of
     Microtech with EBITA equal to or greater than $850,000             875,000          --
                                                                      ---------   ---------
                                                                      3,325,000   2,450,000
Current portion of notes payable                                      1,683,333   1,300,000
                                                                      ---------   ---------

                                                                      1,641,667   1,150,000
                                                                      =========   =========

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


c)   Capital repayments

           2001                1,683,333
           2002                  716,667
           2003                  591,667
           2004                  333,333
                               ---------
                               3,325,000
                               =========



12. CAPITAL STOCK

    a)   Authorized

     15,000,000   Common stock, no par value
      1,000,000   Preferred stock, issuable in series,
                  rights to be determined by the Board of Directors

    b)   Issued


                                                        2000             1999

                                                          $                $


     11,915,138   Common stock (3,865,902 in 1999)   16,859,238       6,580,732
           1800   Preferred stock
                        (15,000 Series A
                        and B in 1999)                5,994,479       1,290,142
                  Common stock payable                  751,788       1,000,000
                                                     ----------       ---------

                                                     23,605,505       8,870,874
                                                     ==========       =========


          On June 8, 1999, the company was successful in its Initial Public Offering. 1,100,000 common stock were issued at an issuance price of $5.00 per share. Net proceeds received, after all costs, was $3,442,683. The company trades on Nasdaq under the trading symbol "THTH". As part of the Initial Public Offering, the underwriters exercised the over-allotment, resulting in 107,000 common stock being issued for net proceeds of $465,000. Deferred costs of $1,351,365, which were incurred as part of the completion of the Initial Public Offering, have been applied against the proceeds raised by the offering, and are included in the net proceeds.

          On June 30, 1999, 163,767 common stock were issued in conjunction with the acquisition of Cad Cam Inc., with a carrying value of $500,000.

          During 2000, the company effected two acquisitions accounted for as pooling of interest and therefore the capital stock of the company outstanding at January 1, 1999 and December 31, 1999 have been restated to reflect the aggregate capital stock and shareholder equity amounts as follows:

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


                                                           #            $

          Original Balance as of December 31, 1998      1,717,875    1,448,368
          Issuance of Shares for pooling of interest      777,260      344,576
                                                        ---------    ---------

          Revised Balance as of December 31, 1998       2,495,135    1,792,944
                                                        =========    =========


          As part of the acquisition of ObjectArts Inc., the company issued 196,800 common shares for a total consideration of $837,151 on the conversion of debt to common shares.

          On April 25, 2000, 133,333 common stock were issued for the purchase of MicroTech Professionals Inc., for a total consideration of $500,000.

          On April 28, 2000, 300,000 common stock were issued for the purchase of an investment held for re-sale called E-Wink Inc. for a total consideration of $975,000.

          On August 22, 2000, 1,063,851 shares of common stock were issued in a private placement for net proceeds of $2,333,715.

          During 2000, 3,533,111 common stock were issued for services rendered totaling $3,060,288.

          During 2000, 1,694,343 common stock were issued on the conversion of Preferred Stock for aggregate paid in capital of $3,385,000.

          The company has committed to issue 1,800,000 common shares of the company in consideration of services rendered related to the acquisition of various subsidiaries. These shares are included in common stock issued in consideration of services in the amount of $1,125,000.


          On September 13, 2000, Thinkpath.com entered into an agreement with Burlington Capital Markets Inc. to aid the company in further acquisitions. A total of 500,000 common shares has been reflected as issued for an aggregate cost of $767,500. In addition, the company issued warrants to purchase an aggregate of 400,000 shares, exercisable in whole or in part until 5 years from the date they can first be exercised.

          The common stock payable of $1,000,000 due on the Cad Cam Inc. acquisition was settled by the issuance of 1,125,398 shares for an amount of $742,200 and the transfer of assets with a value of $257,800.

          The common stock payable represents the final payments for MicroTech Professionals Inc. ($625,000), settlement with an employee of Njoyn ($100,000), and dividends payable as preferred stock ($59,788). Common Stock of Thinkpath Com Inc. will be issued for Cad Cam Inc. at the prevailing market rate at the time of issuance. Common Stock of Thinkpath.com Inc. will be issued for MicroTech Professionals at the lower of $3.75 and the average of the last sale price as quoted on NASDAQ for the 10 days prior to issuance. If the common stock payable were to be converted at December 31, 2000 the number of common stock to be issued would be 932,836.

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


c)   Preferred Stock

          On December 30, 1999, 15,000 shares of series A, 8% cumulative, convertible, preferred stock, no par value were issued in a private placement for gross proceeds of $1,500,000. The preferred stock are convertible into common stock at the option of the holders under certain conditions, at any time after the effective date of the registration statement (see note 19). The conversion price will be based on the trading price at December 30, 1999 or 80% of the average of the ten trading days immediately preceding the conversion of the respective shares of Series A, preferred stock. The stockholders of the Series A, 8% cumulative, convertible stock are entitled to receive preferential cumulative quarterly dividends in cash or shares at a rate of 8% simple interest per annum on the stated value per share. The intrinsic value of the conversion price at date of issue was reflected as a dividend of $138,000.

          At any time after the effective date of the registration statement, Thinkpath.com Inc. has the option to redeem any or all of the shares of Series A, 8% cumulative, convertible, preferred stock by paying to the holders a sum of money equal to 135% of the stated value of the aggregate of the shares being redeemed if the conversion price is less than $2.00.

          Thinkpath.com Inc. holds the option to cause the investors in the December 30, 1999 placement offering to purchase an additional $500,000 worth of Series A, 8% cumulative, convertible, preferred stock upon the same terms as described above. This right was exercised in July, 2000.

          As part of the Cad Cam Inc. and the ObjectArts Inc. acquisitions 60,000 common stock will be issued to a related party in lieu of payment for services rendered. This common stock will be issued at the prevailing market rate on date of issuance.

          On April 16, 2000, 2,500 shares of Series A, 8% cumulative, convertible, preferred stock, no par value were issued in a private placement for gross proceeds of $250,000. The proceeds have been reduced by any issue expenses.

          On April 16, 2000, 1,500 shares of Series B, 8% cumulative, convertible, preferred stock, no par value were issued in a private placement for gross proceeds of $1,500,000. The proceeds have been reduced by any issue expenses.


          On July 7, 2000, 5000 shares of series A, 8% cumulative, convertible, preferred stock, no par value were issued in a private placement for gross proceeds of $500,000. The proceeds have been reduced by any issue expenses.

          The preferred stock are convertible into common stock at the option of the holders under certain conditions, at any time after the effective date of the registration statement. As of December 31, 2000, 1,050 Series A preferred stock and 750 Series B preferred stock have not yet been converted into common stock.

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


 d)  Warrants

          On December 30, 1999, 475,000 warrants were issued in conjunction with the private placement of the Series A, preferred stock. They are exercisable at any time and in any amount until December 30, 2004 at a purchase price of $3.24 per share.

          In connection with the Initial Public Offering, the underwriters received 100,000 warrants. They are exercisable at a purchase price of $5.00 per share.

          On April 16, 2000, we issued 50,000 warrants in connection with a private placement of Series A stock. The warrants were issued at a price of $3.71 and expires April 16, 2005.

          In connection with the private placement of Series B preferred stock 100,000 warrants were issued. They are exercisable at a purchase price of $3.58. Also in connection with the private placement of the Series A preferred stock 150,000 warrants were issued. They are exercisable at a purchase price of $3.30.

          In 2000, in connection with the purchase of the investment in E-Wink 500,000 warrants were issued. They are exercisable at a purchase price of $3.25 and expire March 6, 2005.

e)   Stock Options

          The company has outstanding stock options issued in conjunction with its long-term financing agreements for 22,125 common stock (see note
          12) and additional options issued to a previous employee of the company for 200,000 shares exercisable at $2.10.

          An additional 250,000 options to purchase shares of the company were issued to related parties. The options are exercisable at $3.19.

          In connection with the acquisition of Cad Cam Inc. 100,000 options to purchase shares of the company were delivered in quarterly instalments, starting January 1, 2000. The exercise amounts ranged from $2.12 to $3.25. The exercise price was amended to $1.00 and these options will be exercisable between April 1, 2001 to 2004.

          In July 1999, the directors of the company adopted and the stockholders approved the adoption of the company's 1999 Stock Option Plan.

          The plan will be administrated by the Compensation Committee or the Board of Directors, which will determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of common stock issuable upon the exercise of the options and the option exercise price.

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


          The plan is effective for a period of ten years, expiring in 2008. Options to acquire 435,000 common stock may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the company. Options granted under the plan may be exercisable for up to ten years, generally require a minimum three year vesting period, and shall be at an exercise price all as determined by the Board of Directors, provided that the exercise price of any options may not be less than the fair market value of the common stock on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death.

          If a participant ceases affiliation with the company by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant 90 days to exercise the option, except for termination for cause which results in immediate termination of the option.

          Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the company become available again for issuance under the plan, subject to applicable securities regulation.

          The plan may be terminated or amended at any time by the Board of Directors, except that the number of common stock reserved for issuance upon the exercise of options granted under the plan may not be increased without the consent of the stockholders of the company.


                                                                    OPTIONS
                                                                    -------

          Options outstanding at January 1, 2000                    472,625

          Options granted to key employees and directors            924,500
                                                                  ---------

          Options outstanding at December 31, 2000                1,397,125
                                                                  =========

          As all options granted are exercisable between $2.10 and fair market value, which either approximates the grant-date fair value of the options or is greater than the grant-date fair value of the options granted, no stock-based compensation has been recognized for these options.

          In May 2000, the directors of the company adopted and the stockholders approved the adoption of the company's 2000 Stock Option Plan. The plan provides for 435,000 options at an exercise price of $3.25 per share. The options vest over a three-year period and expire May 9, 2005. Under this plan, 130,000 options have been granted

          An additional 260,000 options to purchase shares of the company were issued to related parties in December 2000. The options are exercisable at $0.70 and expire December 2003.

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


13.      RESTRUCTURING CHARGE

          During the fourth quarter of fiscal 2000, the Company recorded a restructuring charge of $685,103 as a result of certain of the Company's actions to better align its cost structure with expected revenue growth rates. The restructuring activities (shown below in tabular format) primarily relate to the elimination of job responsibilities for the development of certain proprietary software and the closure of one training location, resulting in costs to sever employees and related asset write-downs and lease abandonments related to the affected employees and the cancellation of certain non-strategic long-term employment contracts.


          The remaining accrual will be relieved throughout fiscal 2001, as leases expire and severance payments, some of which are paid on a monthly basis, are completed. The reserve balance is included in. Detail of the restructuring charge is as follows;



          Description             Cash/non-cash    Restructuring   Activity      Reserve balance
                                                      Charge                    December 31, 2000
          Elimination of Job
          Responsibilities

            Severance packages       Cash            546,587         93,774           452,813
            Lease cancellations &    Cash            138,516         19,990           118,526
                                                     -------         ------           -------
             Commitments                             685,103        113,764           571,339
                                                     =======        =======           =======



14. OTHER EXPENSES

          The other expense is represented by the following:

             Writedown of Investment in E-Wink                   2,811,422
             Research, development and branding                  1,055,038
             Restructuring (note 13)                               685,103
             Writedown of goodwill
                and acquisition costs                            5,265,509
                                                                 ---------

                                                                 9,817,072
                                                                 =========


15. DEFERRED INCOME TAXES AND INCOME TAXES

          a) Deferred Income Taxes

          The components of the future tax liability classified by source of temporary differences that gave rise to the benefit are as follows:

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


                                                       2000         1999

                                                         $            $
Accounting amortization in excess of tax
    amortization                                   (190,000)     (199,317)
Losses available to offset future income
    taxes                                         1,465,157       413,783
Share issue costs                                   790,957       372,948
Adjustment cash to accrual method                  (413,688)     (620,532)
Investment tax credit                               201,000
                                                  ---------      --------

                                                  1,853,426       (33,118)

    Less:  Valuation allowance                      210,000        66,354
                                                  ---------      --------

                                                  1,643,426       (99,472)
                                                  =========      ========


          As part of the acquisition of Cad Cam Inc., there was a change of control which resulted in Cad Cam Inc. being required to change from the cash method to the accrual method of accounting for income taxes. At December 31, 2000 the company has non-capital losses available for carry-forward of $998,320.



           b)  Current Income Taxes

                 Current income taxes consist of:
                                                           2000          1999

                                                             $             $

                Amount calculated at Federal and
                   Provincial statutory rates        (2,750,577)        27,458
                                                     ----------      ---------

                Increase (decrease) resulting from:
                   Permanent differences              1,454,784         11,579
                   Timing differences                  (103,879)        51,295
                   Valuation allowance                  210,000         66,354
                   Loss carried back applied                 -         (69,597)
                                                      ----------      ---------

                                                      1,560,905         59,631
                                                     ----------      ---------

                Current income taxes                 (1,189,672)        87,089
                                                     ==========      =========

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


16. COMPREHENSIVE INCOME


          The Company has adopted Statement of Financial Accounting Standards No. 130 Reporting Comprehensive Income and its components in the financial statements. However, it does not affect net income or stockholders' equity. The components of comprehensive income are as follows:

                                                         2000              1999

                                                           $                 $

           Net loss                               (8,298,317)            (5,323)
           Other comprehensive loss                 (631,406)           116,885
                                                  ----------            -------

           Comprehensive income (loss)            (8,929,773)           111,562
                                                  ==========            =======


          The components of accumulated other comprehensive income (loss) are as follows:

     Accumulated other comprehensive income, December 31, 1999        $(139,026)
     Foreign currency translation adjustments for the year ended
          December 31, 1999                                             116,885
                                                                      ---------

     Accumulated other comprehensive losses, December 31, 1999          (22,141)

     Change in value of marketable securities                            76,548
     Foreign currency translation adjustments for the year ended
          December 31, 2000                                            (707,954)
                                                                       --------

     Accumulated other comprehensive losses December 31, 2000         $(653,547)
                                                                      =========



          The foreign currency translation adjustments are not currently adjusted for income taxes since the company is situated in Canada and the adjustments relate to the translation of the financial statements from Canadian dollars into United States dollars done only for the convenience of the reader.

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)



17. SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

          Thinkpath.com Inc. acquired all the capital stock of MicroTech Professionals Inc. for $4,660,000. The acquisition was funded as follows:

                Fair Value of Assets acquired              $  1,769,478
                Liabilities assumed                          (1,073,527)
                Goodwill                                      3,009,198
                Other assets acquired                           850,000
                Fixed assets acquired                           104,851
                Common stock payable                           (625,000)
                Cash paid for Capital Stock                  (1,410,000)
                Note Payable                                 (2,125,000)
                Common Stock Issued                            (500,000)
                                                           ------------

                                                                  --
                                                           ------------


          During the year the company paid preferred dividends through the issuance of common shares. A subordinated loan payable to Working Ventures was converted into 196,800 common shares.

          During the year the company acquired the shares of E-Wink in exchange for 300,000 common shares.


18. TRANSACTIONS WITH RELATED COMPANIES

          During 1999, Thinkpath.com Inc. charged its subsidiaries a one-time set-up fee, and has continued to charge maintenance fees for the use of Njoyn. These transactions have been eliminated upon consolidation. Any set-up charges prior to the acquisition of Cad Cam Inc. are reflected as part of the purchase price adjustment calculation.

          Thinkpath.com Inc. has entered into a consulting agreement with a company, whereby this company performs tasks related to mergers, acquisitions and the securing of financing. The company receives 3% of gross proceeds. In connection with the placement of the Series A, 8% cumulative, convertible, preferred stock, and for other services rendered the said company received $69,000 in 1999. The managing director of this company was the CFO of Thinkpath.com Inc. during 1999.



19. COMMITMENTS AND CONTINGENCIES

           a)   Lease Commitments

          Minimum payments under operating leases for premises occupied by the company and its subsidiaries offices, located throughout Ontario, Canada and the United States, exclusive of most operating costs and realty taxes, for the fiscal year end of December 31 for the next five years are as follows:

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


                2001                           $866,745
                2002                            654,563
                2003                            428,993
                2004                            399,822
                2005                            455,648
                                               --------

                                             $2,805,771
                                             ==========


     b) On December 14, 2000, Thinkpath.com entered into a consulting agreement with Tsunami Trading Corp.d/b/a Tsunami Financial Communications and International Consulting Group, pursuant to which Tsunami and International Consulting Group are to provide financial consulting services to us with respect to financing, and mergers and acquisitions, etc. In consideration for the services to be rendered, we: (a) issued an aggregate of 320,000 shares of our common stock to the consultants as an advance fee, (b) agreed to pay a fee of 10% of the consideration received by us upon the successful completion of any transaction contemplated by the consulting agreement; and (c) agreed to issue warrants to purchase our common stock in an amount equal to 2% of the equity sold and/or issued by us in any transactions contemplated by the consulting agreement.


     c) The company is party to various lawsuits arising from the normal course of business. In management's opinion, the litigation will not materially affect the company's financial position, results of operations or cash flows. No material provision has been recorded in the accounts for possible losses or gains. Should any expenditures be incurred by the company for the resolution of these lawsuits, they will be charged to the operations of the year in which such expenditures are incurred.


20.  SUBSEQUENT EVENTS


     a) The vendor of Southport Consulting Co. is seeking damages for the consideration of $250,000 on the acquisition which was funded by shares of the company. The vendor contends that the shares received do not satisfy the purchase price. No provision has been recorded in the accounts for possible losses. Should any expenditure be incurred by the company for the resolution of this lawsuits, they will be charged to the operations of the year in which such expenditures are incurred.

     b) On January 24, 2001, the company entered into an agreement with The Del Mar Consulting Group, a California corporation, to represent us in investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals. The company issued a non-refundable retainer of 400,000 shares to Del Mar and are required to pay $4,000 per month for on-going consulting services. In addition, Del Mar has an option to purchase 400,000 shares of common stock at $1.00 per share and 100,000 shares at $2.00 which expire January 24, 2005.

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


     c) On January 26, 2001, the company: (i) repriced a warrant to purchase up to 100,000 shares of the company's common stock, which warrant was in connection to the April 2000 private placement offering of Series B 8% Cumulative Preferred Stock, so that such warrant is exercisable at any time until April 16, 2005 at a new purchase price of $1.00 per share; (b) repriced warrants to purchase an aggregate of up to 230,693 shares of the company's common stock, which warrants were issued to the placement agent, certain financial advisors, and the placement agent's counsel in connection to the August 2000 private placement offering of units, so that such warrants are exercisable at any time until August 22, 2005 at a new purchase price of $1.00 per share; and
          (c) issued to KSH Investment Group Inc. for investment banking services rendered, a warrant to purchase up to 250,000 shares of the company's common stock exercisable at any time and in any amount until January 26, 2006 at a purchase price of $1.50 per share. Such revised exercise prices were equal to, or in excess of, the market price of our common stock on the date of repricing.

     d) On January 30, 2001, the company issued an additional 20,000 shares of its common stock to International Consulting Group for financial consulting services rendered pursuant to the December 14, 2000 consulting agreement between Tsunami Trading Corp. d/b/a Tsunami Financial Communications, International Consulting Group and the company.

     e) Pursuant to a share purchase agreement dated April 18, 2001, the Company issued 1,105 shares of Series C 7% Cumulative Convertible Preferred Stock Series C Preferred Stock. Each share of Series C Preferred Stock has a stated value of $1,000 per share. The shares of Series C Preferred Stock are convertible into shares of the Company's common stock at the option of the holders, at any time after issuance until such shares of Series C Preferred Stock are mandatorily converted or redeemed by the Company, under certain conditions. The Company is required to register 200% of the shares of common stock issuable upon the conversion of the 1,105 shares of Series C Preferred Stock. In addition, upon the effective date of such registration statement, the Company is obligated to issue to the holders of Series C Preferred Stock an aggregate of 500 shares of Series C Preferred Stock in consideration for $500,000, under certain conditions.

          The holders of the shares of Series C Preferred Stock are entitled to receive preferential dividends in cash, on a quarterly basis commencing on June 30, 2001, out of any of the Company's funds legally available at the time of declaration of dividends before any other dividend distribution will be paid or declared and set apart for payment on any shares of the Company's common stock, or other class or stock presently authorized, at the rate of 7% simple interest per annum on the stated value per share plus any accrued but unpaid dividends, when as and if declared. The Company has the option to pay such dividends in shares of the Company's common stock to be paid based on an assumed value of $1,000 per share) in full shares only, with a cash payment equal to any fractional shares.

          The number of shares of the Company's common stock into which the Series C Preferred Stock shall be convertible into that number of shares of common stock equal to (i) the sum of (A) the stated value per share and (B) at the holder's election, accrued and unpaid dividends on such share, divided by (ii) the Conversion Price. The "Conversion Price" shall be the lesser of (x) 87.5% of the average of the 5 lowest daily volume weighted average prices of the Company's common stock during the period of 60 consecutive trading days immediately prior the date of the conversion notice; or (y) 90% of the average of the daily volume weighted average prices during the period of the 5 trading days prior to the applicable closing date ($.4798 with respect to the 1,105 shares of Series C 7% Preferred Stock issued and outstanding). The Conversion Price is subject to certain floor and time limitations.

          At any time prior to October 24, 2001, the Company may, in its sole discretion, redeem in whole or in part, the then issued and outstanding shares of Series C Preferred Stock at a price equal to $1.150 per share, plus all accrued and unpaid dividends, and after October 24, 2001 at a price equal to $1,200 per share, plus all accrued and unpaid dividends.

     f) At December 31, 2000, the Business Development Bank of Canada (BDC) loan covenants were in breach and accordingly the loan amounts were reclassified as current. Subsequent to March 31, 2001, the Company received a letter from BDC indicating their continued support of the company and confirmation that the loans presently outstanding will not be called.

     g) At December 31, 2000, Bank One loan covenants were in breach and accordingly the interest rates on these loans were increased. Subsequent to March 31, 2001, Bank One imposed a temporary restriction on the Company's repayment of certain subordinated loans and notes payable.

     h) On June 1, 2001, the Company entered into an investment banking agreement with Banc One Capital Markets, Inc. in order to explore various strategic initiatives on its behalf.

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


21. SEGMENTED INFORMATION

          a)   Sales by Geographic Area
                                                     2000              1999
                                                       $                 $
          Canada                                  15,663,140        16,601,717
          United States of America                28,692,640        10,430,718
                                                  ----------        ----------
                                                  44,325,780        27,032,435
                                                  ==========        ==========

          b) Net Income by Geographic Area
                                                     2000              1999
                                                       $                 $
                Canada                            (6,499,859)         (432,464)
                United States of America          (1,798,458)          427,141
                                                  ----------          --------
                                                  (8,298,317)           (5,323)
                                                  ==========          ========


           c)   Identifiable Assets by Geographic Area
                                                      2000              1999
                                                        $                 $
                Canada                             8,979,711         7,880,965
                United States                     16,706,229        12,664,906
                                                  ----------        ----------
                                                  25,685,940        20,545,871
                                                  ==========        ==========


     d)   Revenues from Major Customers

          The consolidated entity had the following revenues from major
          Customers:

          2000 - No single customer consisted of more than 10% of the revenues.

          1999 - No single customer consisted of more than 10% of the revenues.

     e)   Purchases from Major Suppliers

          There were no significant purchases from major suppliers.


22. EARNINGS PER SHARE

          The company has adopted Statement No. 128, Earnings Per Share, which requires presentation, in the consolidated statement of income, of both basic and diluted earnings per share.

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)

                                                       2000           1999

                                                         $              $

           Average common stock outstanding         5,296,442      3,194,018
           Average common stock issuable                --               --
                                                    ---------      ---------

           Average common stock outstanding
                assuming dilution                   5,296,442      3,194,018
                                                    =========      =========

           The outstanding options were not included in the computation of the fully diluted earnings per common share as there was either no fixed exercise price or the exercise price was greater than the average market price of the common stock during the year.

           The earnings per share calculation (basic and fully diluted) does not include any common stock for common stock payable as the conversion ratio is unknown.


23. STOCK BASED COMPENSATION

          The company applies Accounting Principles Board Opinion No. 25, "Accounting of Stock Issued to Employees" and related interpretation in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for such plans. Had compensation cost been determined, based on the fair value at the grant dates for options granted during 2000 and 1999, consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net earnings and pro forma earnings per share for the years ended December 31, 2000 and 1999 would have been as follows:



                                          2000 AS           2000          1999 AS        1999
                                          REPORTED        PRO FORMA       REPORTED     PRO FORMA
                                          --------        ---------       --------     ---------
          Net loss after preferred
                share dividends         (11,139,124)    (11,667,812)    (143,323)     (207,195)
          Basic and fully diluted
                loss per share                (2.10)          (2.20)       (0.04)        (0.06)



          The fair value of each option grant used for purposes of estimating the pro forma amounts summarized above is estimated on the date of grant using the Black-Scholes option price model with the weighted average assumptions shown in the following table:

                                                    2000 GRANTS     1999 GRANTS
                                                    -----------     -----------
          Risk free interest rates                      6.05%           5.81%
          Volatility factors                             100%            100%
          Weighted average expected life                3.81 years       5 years
          Weighted average fair value per share         2.40             3.19

THINKPATH.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


24. FINANCIAL INSTRUMENTS

     a)   Credit Risk Management

          The company is exposed to credit risk on the accounts receivable from its customers. In order to reduce its credit risk, the company has adopted credit policies which include the analysis of the financial position of its customers and the regular review of their credit limits. In some cases, the company requires bank letters of credit or subscribes to credit insurance.

     b)   Concentration of Credit Risk

          The company does not believe it is subject to any significant concentration of credit risk. Cash and short-term investments are in place with major financial institutions, North American Government, and major corporations.

     c)   Interest Risk

          The long-term debt bears interest rates that approximate the interest rates of similar loans. Consequently, the long-term debt risk exposure is minimal.

     d)   Fair Value of Financial Instruments

          The carrying value of the accounts receivable, short-term investment, bank indebtedness, and accounts payable on acquisition of subsidiary company approximates the fair value because of the short-term maturities on these items.

          The carrying amount of the long-term assets approximates the fair value of these assets.

          The fair value of the company's long-term debt is estimated on the quoted market prices for the same or similar debt instruments. The fair value of the long-term debt approximates the carrying value.


25. COMPARATIVE FIGURES

          Certain figures in the 1999 financial statements have been reclassified to conform with the basis of presentation used in 2000.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Bylaws provide that we shall indemnify our directors and officers. The pertinent section of Canadian law is set forth below in full. In addition, we currently have officers' and directors' liability insurance.

         See the second and third paragraphs of Item 28 below for information regarding the position of the Securities and Exchange Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

         Section 136 of the Business Corporations Act (Ontario) provides as follows:

(1) INDEMNIFICATION OF DIRECTORS. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is a party by reason of being or having been a director or officer of such corporation or body corporate, if,

         (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and


         (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.


(2) IDEM. A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1)(a) and (b).


(3) IDEM. Despite anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity;

         (a) was substantially successful on the merits in his or her defense of the action or proceeding; and

         (b)      fulfills the conditions set out in clauses (1)(a) and (b).

(4) LIABILITY INSURANCE. A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person,


         (a) in his or her capacity as a director of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation; or


         (b) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation's request, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) APPLICATION TO COURT. A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.


(6) IDEM. Upon application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following is a statement of the estimated expenses to be paid by us in connection with the issuance and distribution of the securities being registered:


SEC Registration Fee                 $ 1,653.94

Legal Fees and Expenses*             $ 7,500.00

Accounting Fees and Expenses*        $ 2,500.00

Miscellaneous*                       $ 1,346.06

Total*                               $13,000.00


-----------
*  Estimate



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


         During the past three years, we have sold unregistered securities as described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sales in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. The purchasers of the securities in the transactions below were each sophisticated investors who were provided information about us and were able to bear the risk of loss of their entire investment.

         All of the following issuances were made pursuant to Section 4(2) of the Securities Act of 1933, as amended:

         In April 1998, in connection with the acquisition of Systemsearch Consulting Services Inc., we issued 130,914 shares of our common stock to John
R. Wilson.

         In February through March of 1998, we sold 196,370 shares of our common stock to twelve individuals at a purchase price of approximately $2.67 per share for aggregate consideration of $523,653. The twelve individuals included some of our employees and directors.

         In May 1998, in connection with the acquisition of International Career Specialists Ltd., we issued 130,914 shares of our common stock to John A. Irwin.

         In May and June of 1998, we sold 77,239 shares of our common stock to seven individuals at a purchase price of approximately $3.33 per share for aggregate consideration of $257,463. The seven individuals included some of our employees and directors.

         All of the forgoing issuances were made in Canada to Canadian residents in conformity with the relevant local securities laws and we believe would have been exempt from registration in the United States pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

         In May 1998, we granted an option to purchase 200,000 shares of our common stock at an exercise price of $2.10 per share to Robert M. Rubin, of which as of the date of this prospectus, we have issued 64,778 shares of our common stock upon Mr. Rubin's exercise of such option.

         In September 1999, in connection with the acquisition of Cad Cam, Inc., we issued 130,914 shares of our common stock to Roger W. Walters.


         In December 1999, we issued 15,000 shares of Series A 8% Convertible Preferred Stock and common stock purchase warrants to purchase an aggregate of 475,000 shares of our common stock in connection with a private placement offering to accredited investors in consideration for $1,500,000. The offer and sale of the shares of Series A 8% Cumulative Convertible Preferred Stock and common stock purchase warrants was exempt from registration under the Securities Act of 1933, as amended, in reliance on Regulation D Rule 506 of the Securities Act, as amended. Libra Finance S.A. and J. P. Turner & Co., LLC acted as placement agents in connection with the issuance of these shares and warrants. Libra Finance S.A. received a 10% commission and a warrant to purchase 100,000 shares of our common stock in connection with its acting as placement agent in connection with this private placement offering. J. P. Turner & Co., LLC received a 8% commission and 75,000 warrants in connection with its acting as placement agent in connection with this private placement offering. As of the date of this prospectus, there are no such shares of Series A 8% Preferred Stock outstanding and 475,000 of such warrants outstanding.


         On January 1, 2000, the combination of Object Arts Inc., an Ontario corporation, was effected by: (i) the issuance of $900,000 of our common stock to Working Ventures Custodian Fund in exchange for the retirement of outstanding subordinated debt; (ii) the issuance to Working Ventures Custodian Fund of an amount of our common stock equal to the legal fees and professional fees incurred and paid by Working Ventures Custodian Fund in connection with our combination of Object Arts Inc.; and (iii) the issuance of $1,100,000 of our common stock to the existing shareholders of Object Arts Inc. The acquisition of Object Arts Inc. has enabled us to offer advanced training and certification to information technology professionals, adding to our complete end-to-end skills gap solution. As part of this combination, we entered into employment agreements with Marilyn Sinclair and Lars Laakes, former officers of Object Arts Inc. Such employment contracts were for a term of three years and provided for annual salaries of $82,000 and $75,000, respectively. Neither Ms. Sinclair nor Mr. Laakes was affiliated with us prior to the acquisition. On March 9, 2001, Ms. Sinclair resigned as an officer of Thinkpath. On April 9, 2001, Ms. Sinclair resigned from our Board of Directors.

         On March 6, 2000, we completed the acquisition of 80% of E-Wink, Inc., a Delaware corporation, in consideration of: (i) 300,000 shares of our common stock; and (ii) warrants to purchase an aggregate of 500,000 shares of our common stock at a price of $3.25 per share, exercisable for a period of 5 years. The E-Wink, Inc. division, which was developing a Web site to match providers of venture capital, bridge loans and private placement capital with members of the brokerage community, was discontinued in January 2001 due to market turmoil and the resulting difficulty in raising funds for Internet ventures. The investment of approximately $1,350,000 was written off at December 31, 2000.


         On April 16, 2000, we issued: (i) 1,500 shares of Series B 8% Preferred Stock, no par value per share; and (ii) warrants to purchase up to an aggregate of 300,000 shares of our common stock, in consideration $1,500,000 pursuant to a private placement offering. The 300,000 warrants issued in the offering are exercisable at any time and in any amount until April 16, 2005 at a purchase price of $3.71 per share. As of the date of this prospectus, there are no such shares of Series B 8% Preferred Stock outstanding and 200,000 of such warrants outstanding.

         In addition, On April 16, 2000, we issued: (i) 2,500 shares of Series A 8% Convertible Preferred Stock, and (ii) 50,000 warrants to purchase common stock, pursuant to a private placement offering. The 50,000 warrants issued in the offering are exercisable at any time and in any amount until April 16, 2005 at a purchase price of $3.71 per share.

         On April 25, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Micro Tech Professionals, Inc., a Massachusetts corporation, in consideration for an aggregate of up to $4,500,000 in a combination of cash, notes payable and shares of our common stock, subject to specific performance criteria being met. On April 25, 2000, we paid to Denise Dunne-Fushi, the sole shareholder of Micro Tech Professionals, Inc., $2,500,000, according to the following schedule: (i) $1,250,000 in cash; (ii) the issuance of a $750,000 principal amount unsecured promissory note; and (iii) the issuance of 133,333 shares of our common stock. As part of the transaction, we entered into an employment agreement with Denise Dunne-Fushi, the former President of Micro Tech Professionals, Inc. The employment agreement was for a term of one year which terms commenced on April 25, 2000, the effective date of the acquisition, with an annual salary of $125,000 and a bonus of $25,000. Mrs. Dunne-Fushi was not affiliated with us prior to the acquisition. Thinkpath and Mrs. Dunne-Fushi are currently in the process of negotiating the terms of the renewal of her employment agreement. Mrs. Dunne-Fushi continues to serve as our Vice President and as President of Micro Tech Professionals, Inc. on a month-to-month basis under the same terms as described above.


         On July 7, 2000, we issued an aggregate of: (a) 5,000 shares of our Series A 8% Convertible Preferred Stock; and (b) warrants to purchase up to an aggregate of 225,000 shares of our common stock, in consideration for $500,000 pursuant to the exercise of our option granted to us in the December 1999 private placement offering. The 225,000 warrants issued upon our exercise of the option are exercisable at any time and in any amount until December 30, 2004 at a purchase price of $3.575 per share. As of the date of this prospectus, there are no such shares of Series A 8% Preferred Stock outstanding and 225,000 of such warrants outstanding.


         On August 22, 2000, we completed a private placement offering of units, each unit consisting of 1 share of our common stock and a callable warrant to purchase 1/2 of 1 share of our common stock. A total of 1,063,851 shares of our common stock were issued together with 532,534 warrants to purchase shares of our common stock exercisable until August 22, 2000, in consideration for $2,681,600. The purchase price per unit ranged from $1.9692 to $2.8125. In addition, we issued to the placement agent, certain financial advisors and the placement agent's counsel, warrants to purchase up to 280,093 shares of our common stock in connection with the private placement offering. Such warrants are exercisable until August 22, 2000 at an exercise price of $2.4614 per share.

          On September 13, 2000, we entered into an engagement agreement with Burlington Capital Markets Inc., which was conditioned on the successful integration of our first acquisition through Burlington. We agreed to sell Burlington Capital Markets an aggregate of 250,000 shares of our common stock at a cash purchase price of $.01 per share. We further agreed to issue warrants to purchase an aggregate of 400,000 shares of our common stock according to the following schedule: (i) 100,000 shares at an exercise price of $5.00 per share, exercisable at any time after October 13, 2000; (ii) 100,000 shares at an exercise price of $7.00 per share, exercisable at any time after November 13, 2000; (iii) 100,000 shares at an exercise price of $9.00 per share, exercisable at any time after December 13, 2000, and (iv) 100,000 shares at an exercise price of $11.00 per share, exercisable at any time after February 13, 2001. Such warrants were exercisable in whole or in part five years from the respective vesting date and contained a cashless exercise provision and registration rights. Compensation was to be paid to Burlington at a monthly fee of $10,000 for a minimum of six months. The agreement with Burlington was subsequently terminated and no warrants were issued. In the aggregate, Burlington received 450,000 shares of our common stock and $10,000 pursuant to the agreement.

         On October 31, 2000, we consummated a business combination with TidalBeach Inc., an Ontario-based Web development company, for which we issued 250,000 shares of our common stock to the two shareholders of TidalBeach, Inc. As part of the transaction, we entered into an employment agreement with Michael Reid, the former President of TidalBeach Inc. The employment agreement is for a term of two years commencing on November 1, 2000 with an annual salary of $123,000. Pursuant to our combination with TidalBeach we acquired the SecondWave software.

         On December 14, 2000, we entered into a consulting agreement with Tsunami Trading Corp. d/b/a Tsunami Financial Communications and International Consulting Group, pursuant to which Tsunami and International Consulting Group are to provide financial consulting services to us with respect to financing, and mergers and acquisitions, and related matters. In consideration for the services to be rendered, we: (a) issued 160,000 shares of our common stock to the consultants as an advance fee, (b) agreed to pay a fee of 10% of the consideration received by us upon the successful completion of any transaction contemplated by the consulting agreement; and (c) agreed to issue warrants to purchase our common stock in an amount equal to 2% of the equity sold and/or issued by us in any transactions contemplated by the consulting agreement.

         On January 24, 2001, we entered into an agreement with The Del Mar Consulting Group, a California corporation, to represent us in investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals. We issued a non-refundable retainer of 400,000 shares to Del Mar and are required to pay $4,000 per month for on-going consulting services. The shares are to be registered no later than August 30, 2001 and will not be sold or transferred prior to the earlier of October 31, 2001 or the termination of the agreement. In addition, Del Mar has an option to purchase 400,000 shares of common stock at $1.00 per share and 100,000 shares at $2.00 per share which collectively expire January 24, 2005.

         On January 30, 2001, we issued an additional 20,000 shares of our common stock to International Consulting Group for financial consulting services rendered pursuant to the December 14, 2000 consulting agreement between Tsunami Trading Corp. d/b/a Tsunami Financial Communications, International Consulting Group and us.

        Effective December 26, 2000, shares and/or options were issued to the following: Declan A. French, Tony French, Michael Reid, Kelly Hankinson, and Globe Capital Corporation. These issuances were made pursuant to contracts and/or as bonuses with regards to the various acquisitions throughout the course of the year. The amounts issued were as follows: 1,200,000 shares to Declan A. French; 50,000 shares to Tony French; 100,000 options priced at $0.70 to Michael Reid; and 50,000 shares and 100,000 options priced at $0.70 to Kelly Hankinson; and 500,000 shares to Globe Capital Corporation.

          On January 26, 2001, we: (i) repriced a warrant to purchase up to 100,000 shares of our common stock, which warrant was issued to a certain investor in our April 2000 private placement offering of Series B 8% Preferred Stock, so that such warrant is exercisable at any time until April 16, 2005 at a new purchase price of $1.00 per share; (b) repriced warrants to purchase an aggregate of up to 230,693 shares of our common stock, which warrants were issued to the placement agent, certain financial advisors, and the placement agent's counsel in our August 2000 private placement offering of units, so that such warrants are exercisable at any time until August 22, 2005 at a new purchase price of $1.00 per share; and (c) issued a warrant to purchase up to 250,000 shares of our common stock exercisable at any time and in any amount until January 26, 2006 at a purchase price of $1.50 per share to KSH Investment Group, Inc. for investment banking services rendered. In February 2001, 150,000 of such warrants were exercised by KSH Investment Group, the placement agent in our August 2000 private placement offering. As partial consideration for the exercise of such warrants, we issued to certain affiliates of the placement agent, warrants to purchase an aggregate of 315,000 shares of our common stock at an exercise price of $1.50 per share. The exercise prices of the revised and newly issued warrants are equal to, or in excess of, the market price of our common stock on the date of such revision or issuance.

         In February 2001, we issued 30,632 shares of our common stock to Gersten, Savage & Kaplowitz, LLP, our United States securities counsel, in consideration for legal services rendered.

       On March 14, 2001, we repriced 100,000 options belonging to Roger W. Walters to $1.00 per share in consideration for debt forgiveness of $75,000 and the restructuring of debt totaling $250,000 on the notes payable to Mr. Walters in connection with the purchase of Cad Cam, Inc. In addition, on March 14, 2001 Mr. Walters resigned as our Executive Vice President of US Operations and from the Board of Directors effective March 30, 2001.

         Pursuant to a share purchase agreement dated April 18, 2001, the Company issued 1,105 shares of Series C 7% Cumulative Convertible Preferred Stock (Series C Preferred Stock). Each share of Series C Preferred Stock has a stated value of $1,000 per share. The shares of Series C Preferred Stock are convertible into shares of the Company's common stock at the option of the holders the Series C Preferred Stock, at any time after issuance until such shares of Series C Preferred Stock are compulsorily converted or redeemed by the Company, under certain conditions. The Company is required to register 200% of the shares of common stock issuable upon the conversion of the 1,105 shares of Series C Preferred Stock. In addition, upon the effective date of such registration statement, the Company is obligated to issue to the holders an aggregate of 500 shares of Series C Preferred Stock in consideration for $500,000, under certain conditions.

         The holders of the shares of Series C Preferred Stock are entitled to receive preferential dividends in cash, on a quarterly basis commencing on June 30, 2001, out of any of the Company's funds legally available at the time of declaration of dividends before any other dividend distribution will be paid or declared and set apart for payment on any shares of the Company's common stock, or other class of stock presently authorized, at the rate of 7% simple interest per annum on the stated value per share plus any accrued but unpaid dividends, when as and if declared. The Company has the option to pay such dividends in shares of the Company's common stock to be paid (based on an assumed value of $1,000 per share) in full shares only, with a cash payment equal to any fractional shares.

         The number of shares of the Company's common stock into which the Series C Preferred Stock shall be convertible into that number of shares of common stock equal to (i) the sum of (A) the stated value per share and (B) at the holder's election, accrued and unpaid dividends on such share, divided by
(ii) the Conversion Price". The "Conversion Price" shall be the lesser of (x) 87.5% of the average of the 5 lowest daily volume weighted average prices of the Company's common stock during the period of 60 consecutive trading days immediately prior the date of the conversion notice; or (y) 90% of the average of the daily volume weighted average prices during the period of the 5 trading days prior to the applicable closing date ($.4798 with respect to the 1,105 shares of Series C Preferred Stock issued and outstanding). The Conversion Price is subject to certain floor and time limitations.


         At any time prior to October 24, 2001, the Company may, in its sole discretion, redeem in whole or in part, the then issued and outstanding shares of Series C Preferred Stock at a price equal to $1,150 per share, plus all accrued and unpaid dividends, and after October 24, 2001 at a price equal to $1,200 per share, plus all accrued and unpaid dividends. As of the date of this prospectus, there are 985 shares of Series C 7% Convertible Preferred Stock and 663,484 warrants outstanding

ITEM 27. EXHIBITS

EXHIBIT INDEX


Exhibit
Number             Description
-------            -----------
1.1      Form of Underwriting Agreement(1)
3.1      Bylaws of Thinkpath(1)
3.2      Articles of Organization dated February 11, 1994(1)
3.3      Articles of Amendment dated February 15, 1996(1)
3.4      Articles of Amendment dated April 15, 1998(1)
3.5      Articles of Amendment dated August 6, 1998(1)
3.6      Articles of Amendment dated January 19, 1999(1)
3.7      Articles of Amendment dated June 6, 2001(9)
4.2      Form of Underwriters' Warrant(1)
4.3      Specimen Common Share Certificate(1)
5.1      Opinion of Gersten, Savage & Kaplowitz, LLP(9)
10.1     Form of Financial Consulting Agreement(1)
10.2     1998 Stock Option Plan(1)
10.3(a)  Lease of Thinkpath's headquarters in Toronto, Ontario(1)
10.3(b)  Lease of Thinkpath's office in New York, New York(1)
10.3(c)  Lease of Thinkpath's office in Etobicoke, Ontario(1)
10.3(d)  Lease of Thinkpath's office in Scarborough, Ontario(1)
10.3(e)  Lease of Thinkpath's office in Ottawa, Ontario(1)
10.4 Employment Agreement between Thinkpath Inc. and Declan A. French dated August 1998(1)
10.5 Employment Agreement between Thinkpath and John A. Irwin dated May 18, 1998(1)
10.6 Employment Agreement between Thinkpath and John R. Wilson dated February 8, 1998(1)
10.7 Employment Agreement between Thinkpath and Roger W. Walters dated September 16, 1999(2)
10.8     Form of consulting agreement for Thinkpath's independent contractors(1)
10.9     Form of services agreement for Thinkpath's customers(1)
10.10 Agreement for the acquisition of the capital stock of International Career Specialists Ltd.(1)
10.11 Agreement for the acquisition of the capital stock of Systemsearch Consulting Services Inc. and Systems PS Inc.(1)
10.12    Agreement for the acquisition of the capital stock of Cad Cam, Inc.(2)
10.13 License Agreement between Thinkpath and International Officer Centers Corp. dated August 1, 1998(2)
10.14 License Agreement between Thinkpath.com Inc. and International Officer Centers Corp. dated August 1, 1998(1)
10.15    Consulting Agreement between Thinkpath and Robert M. Rubin(1)
10.16    Form of Employment Agreement with Confidentiality Provision(1)
10.17 Asset Purchase Agreement between Thinkpath and Southport Consulting Company(1)
10.18    2000 Stock Option Plan(3)
10.19 Share Purchase Agreement between Thinkpath and Micro Tech Professionals, Inc. dated April 25, 2000(4)
10.20 Non-Binding Letter of Intent between Thinkpath and Aquila Holdings Limited dated October 4, 2000(4)
10.21 Share Purchase Agreement between Thinkpath and TidalBeach Inc. dated October 31, 2000(5)
10.22 Consulting Agreement between Thinkpath and Tsunami Trading Corp. d/b/a Tsunami Financial Communications and International Consulting Group, Inc. dated December 14, 2000(5)
10.23    2001 Stock Option Plan(7)
10.24 Share Purchase Agreement between Thinkpath, Alpha Capital AG and Stonestreet, L.P dated April 18, 2001(8)
23.1     Consent of Schwartz Levitsky Feldman, llp, independent auditors.(9)
23.2 Consent of Gersten, Savage & Kaplowitz, LLP (incorporated into Exhibit 5.1)(9)

------
(1) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on May 26, 1999.
(2) Incorporated by reference to Thinkpath's report on Form 8-K filed on October 1, 1999.
(3) Incorporated by reference to Thinkpath's Proxy Statement on Form Def-14A filed on May 22, 2000.
(4) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on April 25, 2000.
(5) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on January 12, 2001.
(6) Incorporated by reference to Thinkpath's Form 10-KSB for the year ended December 31, 2000 filed on April 3, 2001.
(7) Incorporated by reference to Thinkpath's Proxy Statement on Form Def-14A filed on May 21, 2001.

(8) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on June 7, 2001.
(9)      Filed herewith.

ITEM 28. UNDERTAKINGS


         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

         The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h), under the Securities Act of 1933, as amended, as part of this registration statement as of the time the United States Securities and Exchange Commission declared it effective.

(5) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment that contains a form of prospectus as a new registration statement at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         Under the requirements of the Securities Act, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form SB-2 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized in the City of Toronto, Ontario, Canada, on the 14th day of June, 2001.


                                     THINKPATH INC.


                                     By: /s/ Declan A. French
                                         -------------------------------
                                         Declan A. French
                                         Chairman of the Board and Chief
                                         Executive Officer



                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Declan A French, Chairman of the Board and Chief Executive Officer, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement or any registration statement relating to the same offering as this registration statement filed in accordance with Rule 462 under the Securities Act, and to file those documents, with all of their exhibits, and other documents relating to them, with the SEC, granting to those attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person and by doing so ratifying and confirming all that those attorneys-in-fact and agents of any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney.

         Under the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


        Signature                               Title                                   Date
        ---------                               -----                                   ----

/s/Declan A. French                         Chairman of the Board and Chief          June 14, 2001
----------------------------                Executive Officer
Declan A. French



/s/Laurie Bradley                           President                                June 14, 2001
----------------------------
Laurie Bradley



                                            Chief Financial Officer, Secretary,      June 14, 2001
/s/ Kelly Hankinson                         Treasurer and Director
----------------------------
Kelly Hankinson




----------------------------                Director                                 June 14, 2001
John Dunne



/s/ Arthur S. Marcus                        Director                                 June 14, 2001
----------------------------
Arthur S. Marcus



/s/ Ronan McGrath                           Director                                 June 14, 2001
----------------------------
Ronan McGrath



                                            Director                                 June 14, 2001
----------------------------
Joel Schoenfeld



                                            Director                                 June 14, 2001
----------------------------
Robert Escobio


                                  EXHIBIT INDEX


Exhibit
Number             Description
-------            -----------
1.1      Form of Underwriting Agreement(1)
3.1      Bylaws of Thinkpath(1)
3.2      Articles of Organization dated February 11, 1994(1)
3.3      Articles of Amendment dated February 15, 1996(1)
3.4      Articles of Amendment dated April 15, 1998(1)
3.5      Articles of Amendment dated August 6, 1998(1)
3.6      Articles of Amendment dated January 19, 1999(1)
3.7      Articles of Amendment dated June 6, 2001(9)
4.2      Form of Underwriters' Warrant(1)
4.3      Specimen Common Share Certificate(1)
5.1      Opinion of Gersten, Savage & Kaplowitz, LLP(9)
10.1     Form of Financial Consulting Agreement(1)
10.2     1998 Stock Option Plan(1)
10.3(a)  Lease of Thinkpath's headquarters in Toronto, Ontario(1)
10.3(b)  Lease of Thinkpath's office in New York, New York(1)
10.3(c)  Lease of Thinkpath's office in Etobicoke, Ontario(1)
10.3(d)  Lease of Thinkpath's office in Scarborough, Ontario(1)
10.3(e)  Lease of Thinkpath's office in Ottawa, Ontario(1)
10.4 Employment Agreement between Thinkpath Inc. and Declan A. French dated August 1998(1)
10.5 Employment Agreement between Thinkpath and John A. Irwin dated May 18, 1998(1)
10.6 Employment Agreement between Thinkpath and John R. Wilson dated February 8, 1998(1)
10.7 Employment Agreement between Thinkpath and Roger W. Walters dated September 16, 1999(2)
10.8     Form of consulting agreement for Thinkpath's independent contractors(1)
10.9     Form of services agreement for Thinkpath's customers(1)
10.10 Agreement for the acquisition of the capital stock of International Career Specialists Ltd.(1)
10.11 Agreement for the acquisition of the capital stock of Systemsearch Consulting Services Inc. and Systems PS Inc.(1)
10.12    Agreement for the acquisition of the capital stock of Cad Cam, Inc.(2)
10.13 License Agreement between Thinkpath and International Officer Centers Corp. dated August 1, 1998(2)
10.14 License Agreement between Thinkpath.com Inc. and International Officer Centers Corp. dated August 1, 1998(1)
10.15    Consulting Agreement between Thinkpath and Robert M. Rubin(1)
10.16    Form of Employment Agreement with Confidentiality Provision(1)
10.17 Asset Purchase Agreement between Thinkpath and Southport Consulting Company(1)
10.18    2000 Stock Option Plan(3)
10.19 Share Purchase Agreement between Thinkpath and Micro Tech Professionals, Inc. dated April 25, 2000(4)
10.20 Non-Binding Letter of Intent between Thinkpath and Aquila Holdings Limited dated October 4, 2000(4)
10.21 Share Purchase Agreement between Thinkpath and TidalBeach Inc. dated October 31, 2000(5)
10.22 Consulting Agreement between Thinkpath and Tsunami Trading Corp. d/b/a Tsunami Financial Communications and International Consulting Group, Inc. dated December 14, 2000(5)
10.23    2001 Stock Option Plan(7)
10.24 Share Purchase Agreement between Thinkpath, Alpha Capital AG and Stonestreet, L.P dated April 18, 2001(8)
23.1     Consent of Schwartz Levitsky Feldman, llp, independent auditors.(9)
23.2 Consent of Gersten, Savage & Kaplowitz, LLP (incorporated into Exhibit 5.1)(9)

------
(1) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on May 26, 1999.
(2) Incorporated by reference to Thinkpath's report on Form 8-K filed on October 1, 1999.
(3) Incorporated by reference to Thinkpath's Proxy Statement on Form Def-14A filed on May 22, 2000.
(4) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on April 25, 2000.
(5) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on January 12, 2001.
(6) Incorporated by reference to Thinkpath's Form 10-KSB for the year ended December 31, 2000 filed on April 3, 2001.
(7) Incorporated by reference to Thinkpath's Proxy Statement on Form Def-14A filed on May 21, 2001.

(8) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on June 7, 2001.
(9)      Filed herewith.